As filed with the U.S. Securities and Exchange Commission on September 30, 2005
Registration No. 333-115462

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2
TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SMARTSERV ONLINE, INC.
	(Name of small business issuer in its charter)

Delaware	7375	13-3750708
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

2250 Butler Pike, Suite 150
Plymouth Meeting, Pennsylvania 19462
(610) 397-0689
(Address and telephone number of principal executive offices)

Robert M. Pons, President & CEO
SmartServ Online, Inc.
2250 Butler Pike, Suite 150
Plymouth Meeting, Pennsylvania 19462
(610) 397-0689
(Name, address and telephone number of agent for service)

Copies of communications to:
Dean M. Schwartz, Esquire
Stradley Ronon Stevens & Young, LLP
2600 One Commerce Square
Philadelphia, PA 19103-7098
Tel: (215) 564-8078
Fax: (215) 564-8120

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price(6)	Amount of Registration Fee(6)
Common Stock, $.01 par value per share	41,521,258	$.535	(2)	$78,000,268	$10,565
	1,667	$7.74	(3)
	5,000	$5.625	(3)
	17,500	$8.52	(3)
	199,999	$2.82	(4)
	22,818	$2.50	(5)

(1)
To be offered by selling stockholders. Includes 4,319,719 shares currently held by selling stockholders, 24,167 shares issuable upon exercise of outstanding stock options, 21,166,706 shares issuable upon exercise of warrants, 7,727,650 shares issuable upon conversion of Series A Preferred Stock, 6,000,000 shares issuable upon conversion of convertible debt, 180,000 issuable upon payment of interest in lieu of cash and 2,350,000 shares issuable upon payment of stock dividends on the Series A Preferred Stock. Pursuant to Rule 416, the number of shares registered hereby includes such additional number of shares of common stock resulting from anti-dilution adjustments

(2)	Pursuant to Section 457(c) of the Securities Act of 1933, based on the average of the bid and ask prices of the common stock on September 29, 2005 as reported by the OTC Bulletin Board.
(3)	Pursuant to Section 457(h) of the Securities Act of 1933 with regard to shares issuable under presently outstanding stock options.
(4)	Pursuant to Section 457(g) of the Securities Act of 1933 with regard to shares issuable under certain presently outstanding warrants exercisable at $2.82 per share.
(5)	Pursuant to Section 457(g) of the Securities Act of 1933 with regard to shares issuable under certain presently outstanding warrants exercisable at $2.50 per share.
(6)
Estimated solely for the purpose of computing the amount of the registration fee. $8,112 of the registration fee was paid on May 13, 2004 when we initially filed this registration statement for 24,622,202 shares of our common stock. This amount was computed based on a proposed maximum offering price per share of $2.60 and a proposed maximum aggregate offering price of $64,017,726. $836 of the registration fee was paid on July 27, 2004 when we registered an additional 3,435,894 shares of our common stock in connection with filing Amendment No. 1 to this registration statement. The registration fee for such additional shares was computed by estimating the increase in the proposed maximum aggregate offering price pursuant to Rules 457(c), 457(h) and 457(g) under the Securities Act of 1933. The balance of $1,617 of the registration fee relates to 13,730,438 additional shares of our common stock that we are including in this registration statement by this Amendment No. 2. The registration fee for such additional shares was computed by estimating the increase in the proposed maximum aggregate offering price pursuant to Rules 457(c) and 457(g) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 2005

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SmartServ Online, Inc.

41,768,242 shares of common stock

•
Certain selling stockholders are offering to sell an aggregate of 41,768,242 shares of common stock, of which 4,319,719 shares are held by selling stockholders, 21,166,706 shares are issuable upon exercise of warrants, 24,167 shares are issuable upon exercise of stock options, 7,727,650 shares are issuable upon conversion of preferred stock, 6,000,000 shares are issuable upon conversion of convertible debt, 180,000 shares are issuable upon the payment of interest in lieu of cash and 2,350,000 are issuable upon payment of stock dividends on preferred stock.

•	We will not receive any proceeds from the offering of common stock.

•
Our common stock is traded and quoted on the Over The Counter Bulletin Board under the symbol “SSRV.” On __________, 2005, the last reported bid price of our common stock was $____ and the last reported asked price was $____.

Our executive offices are located at 2250 Butler Pike, Plymouth Meeting, Pennsylvania 19462 and our telephone number is (610) 397-0689.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2005

-i-

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information contained in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before buying shares of our common stock. You should read the entire prospectus carefully before purchasing our common stock.

About Our Company

We are a Mobile Virtual Network Operator (MVNO) which is a mobile operator that does not own or operate supporting infrastructure such as cell towers and related support systems. We are planning to launch prepaid mobile phone service in the first quarter of 2006 under the brand name UPHONIA™ utilizing Sprint’s Nationwide PCS Network. We intend to give consumers a better choice in mobile phone service by bundling flexible prepaid minute plans, free mobile content and discounted international long distance. With our UPHONIA™ mobile phone service, prepaid customers will get the premium features not usually available at the micro-retailers where they shop:

  Our UPHONIA™ brand will provide consumers flexible prepaid minute plans - UPHONIA™ customers do not sign up for one preset monthly contract, but instead are able to decide how many minutes they want each time they purchase additional minutes.
  UPHONIA™ customers can personalize their cell phones with thousands of ringtones, images, games and graphics. SmartServ makes it easy for UPHONIA™ customers to download mobile content for free - online at the UPHONIA™.com mobile content website, in-stores from UPHONIA™ mobile content kiosks, or right from their UPHONIA™ phones.
  UPHONIA™ customers will also be able to access discounted international long distance through their UPHONIA™ phones.
We also design, develop and distribute software and services that enable the delivery to wireless devices of various content, with special emphasis on cell phones. The content that we provide includes premium content such as ringtones, images and games, and dynamic changing content such as horoscopes, lottery results and weather reports. Historically, we have licensed our applications, content and related services to wireless carriers and enterprises. We have revenue sharing license agreements with wireless carriers such as Verizon Wireless, AT&T Wireless, Nextel and ALLTEL Wireless, that allow us to deliver our services and branded content to a wide base of consumer cell phone users. For enterprises, we have in the past offered solutions that deliver financial market data, proprietary internal documents and other useful information to mobile workers, although this no longer comprises a core part of our business or strategy.

We believe that our cash resources are sufficient to fund operating losses and working capital requirements for approximately the next four to five months. As a result, we will need to raise additional financing, through some combination of borrowings or the sale of equity or debt securities during 2005. We are pursuing financing alternatives to fund the Company’s cash deficiency. The Company may not be able to raise sufficient additional debt, equity or other capital on acceptable terms, if at all. Failure to generate sufficient revenues , contain certain discretionary spending, achieve certain other business objectives or raise additional funds could have a material adverse affect on results of operations, cash flows and financial position, including our ability to continue as a going concern, and may require us to significantly reduce, reorganize, discontinue or shut down operations. Our consolidated financial statements do not include any adjustments that might result from this uncertainty.

We have since our inception earned limited revenues and have incurred substantial recurring operating losses, including net losses of $3,339,949 for the six month period ended June 30, 2005 and $10,580,372 and $17,537,775 for the years ended December 31, 2004 and 2003, respectively. Additionally, we had an accumulated deficit of $104,317,102 and $100,977,153 at June 30, 2005 and December 31, 2004, respectively.

On August 31, 2005, we executed agreements to obtain financing from CAMOFI Master, LDC, a Cayman Islands limited duration company (the “Lender”), consisting of a Senior Secured Convertible Note in the principal amount of $500,000 (the “Senior Note”) and a Revolving Convertible Note in the principal amount of $1,900,000 (the “Revolving Note”) which availability is based upon our eligible accounts receivable. Based on such availability, the Revolving Note may be increased to $2,500,000. The term of the financing is for 30 months from the closing date. The Senior Note and Revolving Note are senior in right of payment to any and all of our indebtedness and are secured by a first lien on all of our assets. The loan is guaranteed by our subsidiary, KPCCD, Inc. We issued the Lender five year warrants to purchase an aggregate of 3,000,000 shares of common stock at an exercise price of $.50 per share. Such warrants are exercisable on a cashless basis and are subject to full ratchet antidilution protection.

On January 7, 2005, we acquired KPCCD, Inc., a New York City-based distributor of international prepaid calling cards. Founded in 1998, KPCCD distributes international prepaid calling cards through a network of hundreds of retail outlets along the East Coast. We believe that the acquisition of KPCCD will expand our existing distribution network for our wireless products and services. The acquisition of KPCCD added approximately $24.0 million in revenues during the six months ended June 30, 2005. In connection with the closing of the transaction on January 7, 2005, KPCCD, the sellers of KPCCD and Prima Communications, Inc. (“Prima”), a company controlled by the sellers, entered into a Master Vendor Agreement (“Vendor Agreement”). Under the Vendor Agreement, Prima will sell to KPCCD at cost all of KPCCD’s requirements of international prepaid calling cards for up to one year after January 7, 2005. The Vendor Agreement can be terminated prior to its one year term under certain conditions. Upon any such termination, amounts outstanding at the time of the termination shall be paid to Prima and, under certain circumstances, KPCCD will be required to purchase from Prima all inventory that Prima is holding and has ordered for future sale by KPCCD. According to information provided to us by Prima management, inventory held and ordered by Prima for future purchase by KPCCD consisted of international prepaid calling cards amounting to approximately $1.2 million, at June 30, 2005. Such inventory, in its entirety, has been purchased by KPCCD and sold to KPCCD’s customers through the date of this filing and the balance at June 30, 2005 is representative of the approximate amount that may be held by Prima for future purchase.

To augment our capabilities, we acquired Colorado based nReach, Inc. on February 28, 2004 in exchange for 500,002 shares of our common stock. We also agreed to an earnout schedule to pay up to an additional 916,667 shares of our common stock in the event we reach certain revenue targets within five fiscal quarters following the closing of this transaction at the rate of one share of our common stock for every dollar of our revenue in excess of $2,700,000 (the “Earnout Trigger”) during such five fiscal quarters. Management believes that due to nReach’s performance issues to date the Earnout Trigger will not be paid. In addition to the liabilities set forth in the financial statements of nReach, we assumed (i) ordinary course liabilities since November 30, 2003, (ii) taxes accrued on earnings since December 31, 2002, (iii) expenses incurred to accountants and attorneys in the transaction not to exceed $25,000, and (iv) short term borrowings up to $75,000 due to an nReach shareholder. nReach is a wireless content distribution company that offers a broad portfolio of popular mass-market cell phone content, including ringtones, games, and on-device images both direct to the consumer and through wireless carriers.

Our Business Strategy

Our goal is to build a large wireless subscriber base by providing value-added prepaid wireless services to the urban ethnic, immigrant target market. The basic strategic principles that we have established to achieve this goal are:

  Deliver products to the target market with straightforward, simple rate plans that cut through the complexity of current prepaid wireless programs.
  Utilize the technology, operations and systems infrastructure of SmartServ and our affiliates to bundle value-added features including discounted international long distance and mobile content with premium handsets and mobile phone service.
  Focus on the underserved urban ethnic, immigrant market that shop in small format retailers and smaller chains that do not get primary focus from large carriers and are often left with inferior “white label/generic” product choices from 2nd tier resellers.
Access to the prepaid international calling card distribution network via KPCCD and our mobile content distribution and aggregation capabilities are important elements of this overall strategy.

Our products will be marketed under the UPHONIA™ brand name. The name was developed to accomplish important consumer product branding objectives. The UPHONIA™ brand has been well received both by our prepaid card distributor network and on-line at the Uphonia.com mobile content website. The brand name was developed to deliver premium, contemporary imagery for the youth and ethnic segments, to appeal to a broad range of ethnic immigrant consumer segments, and to retain appeal for the broader wireless market.

Our Corporate Profile

We are incorporated in the State of Delaware. We commenced operations in August 1993, and had our initial public offering in March 1996. Our principal executive offices are located at 2250 Butler Pike, Suite 150, Plymouth Meeting, Pennsylvania 19462. Our telephone number is (610) 397-0689. In this prospectus, unless the context otherwise requires, the terms “we”, “us”, “our”, “the Company” and “SmartServ” refer to SmartServ Online, Inc. and its subsidiaries. References to nReach refer to nReach, Inc., a Colorado corporation, and references to KDCCD refer to KPCCD, Inc., a New York corporation (our wholly-owned subsidiaries). Our website address is www.smartserv.com. We do not intend for the information contained on our website to be incorporated by reference into, or to form any part of, this prospectus.

THE OFFERING

Common stock offered by selling stockholders	41,768,242 shares

Common stock outstanding before this offering	6,319,559 shares

Use of proceeds
We will not receive any proceeds from the sale of shares offered by the selling stockholders. However, we will receive approximately $44 million if all of the options and warrants for the underlying shares of common stock being registered are exercised. We will use this amount for general corporate purposes, including working capital, and potential strategic acquisitions.

Plan of distribution
The offering is made by the selling stockholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices.

Over The Counter Bulletin Board symbol	SSRV

The number of shares outstanding before this offering is based on 6,319,559 shares outstanding as of September 1, 2005. The shares outstanding as of September 1, 2005 excludes:
  16,682,311 shares of common stock reserved for issuance under our various compensation plans offered to our employees and non-employee directors and individual stock option agreements with certain of our employees, which shares are subject to outstanding options, with a weighted average exercise price of $0.80 per share;
  20,831,602 shares of common stock reserved for issuance under outstanding warrants;
  7,727,650 shares of common stock reserved for issuance upon the conversion of the 772,765 shares of Series A convertible preferred stock outstanding;
  1,628,507 shares of common stock subject to issuance as a stock dividend on the Series A convertible preferred stock; and
We completed a one-for-six reverse stock split effective November 25, 2003. Unless otherwise noted, descriptions of stockholdings and convertible securities reflect this one-for-six reverse stock split.

SUMMARY CONSOLIDATED FINANCIAL DATA

This summary consolidated financial data is derived from unaudited consolidated financial statements for the three and six months ended June 30, 2005 and 2004 and from our audited consolidated financial statement for the years ended December 31, 2004 and 2003, which are included elsewhere herein. You should read the following summary financial data in conjunction with the financial statements and notes to those financial statements.

	Three Months Ended June 30		Six Months Ended June 30		Year Ended December 31
	2005	2004	2005	2004	2004	2003
Statement of Operating Data:
Revenues	$12,665,795	$114,004	$24,159,646	$187,715	$358,646	$709,388

Costs and expenses
Operating costs	(13,498,143)	(1,477,428)	(27,276,058)	(2,488,949)	(5,684,704)	(6,882,722)
Stock based compensation	(113,170)	893,034	(226,340)	(639,107)	(2,026,337)	(374,569)
Impairment of capital assets and capitalized software	–	–	–	–	–	(1,548,473)

Total costs and expenses	(13,611,313)	(584,394)	(27,502,398)	(3,128,056)	(7,711,041)	(8,805,764)

Loss from operations	(945,518)	(470,390)	(3,342,752)	(2,940,341)	(7,352,395)	(8,096,376)

Net interest expense and other financing costs	845	(145,402)	2,803	(2,079,262)	(3,031,177)	(10,121,221)
Legal settlement	–	–	–	(196,800)	(196,800)	–
Gain from extinguishment of debt	–	–	–	–	–	305,822
Insurance recovery	–	–	–	–	–	374,000
Net loss	$(944,673)	$(615,792)	(3,339,949)	$(5216,403)	$(10,580,372)	$(17,537,775)
Preferred stock dividend accrued	(1,207,403)	(1,102,254)	(2,401,538)	(2,016,094)	(4,108,399)	–
Net loss applicable to common shareholders	$(2,152,076)	$(1,718,046)	$(5,741,487)	$(7,232,497)	$(14,688,771)	$(17,537,775)
Basic loss per share	$(0.38)	$(0.60)	$(1.07)	$(2.72)	$(4.94)	$(8.46)

Diluted loss per share(1)	$(0.38)	$(0.60)	$(1.07)	$(2.72)	$(4.94)	$(8.46)

Weighted average shares outstanding - basic	5,734,936	2,870,230	5,348,734	2,658,889	2,972,254	2,073,448

Weighted average shares outstanding - diluted(1)	5,734,936	2,870,230	5,348,734	2,658,889	2,972,254	2,073,448

Balance Sheet Data:
Total assets	$6,583,034	$6,647,986	6,583,034	$6,647,986	$3,337,514	$836,685
Notes payable	–	66,925	–	66,925	50,313	3,340,430
Accumulated deficit	(104,317,102)	(95,613,184)	(104,317,102)	(95,613,184)	(100,977,153)	(90,396,781)
Stockholders’ equity (deficiency)	446,455	4,301,563	446,455	4,301563	1,421,425	(5,469,387)

(1)
Outstanding employee stock options and other warrants to purchase an aggregate of 21,410,043 (excludes 12,815,082 stock options granted in July 2005 that are subject to shareholder approval) and 19,071,531 at June 30, 2005 and 2004, respectively, and 20,762,061 and 4,447,416 shares of common stock at December 31, 2004 and 2003, respectively, were not included in the computation of the diluted loss per share because either we reported a loss for the period or their exercise prices were greater than the average market price of the common stock and therefore would be antidilutive.

 RISK FACTORS

An investment in SmartServ involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to buy our common stock. The risks described below are not the only ones that we face. Additional risks that generally apply to publicly traded companies, that are not yet identified or that we currently think are immaterial, may also have a material adverse effect on our company. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or results of operations could be seriously and irreparably harmed. The trading price of our common stock could, in turn, decline and you could lose all or part of your investment in our company.

We do not have sufficient working capital to continue operating as a going concern

We believe that our cash resources are sufficient to fund operating losses and working capital requirements for approximately the next four to five months. As a result, we will need to raise additional financing, through some combination of borrowings or the sale of equity or debt securities during 2005. We are pursuing financing alternatives to fund the Company’s cash deficiency. The Company may not be able to raise sufficient additional debt, equity or other capital on acceptable terms, if at all. Failure to generate sufficient revenues , contain certain discretionary spending, achieve certain other business objectives or raise additional funds could have a material adverse affect on results of operations, cash flows and financial position, including our ability to continue as a going concern, and may require us to significantly reduce, reorganize, discontinue or shut down operations.

Any new capital will dilute existing shareholders.

If we are able to raise additional capital it is likely that the number of our shares or convertible securities we issue to the new investors will materially and significantly dilute our existing shareholders. As a result the ownership interest and voting power of our existing stockholders will materially and significantly decrease.

We have a history of losses and we have never been profitable. If we do not achieve profitability we may not be able to continue our business.

We have, since our inception, earned limited revenues and incurred substantial recurring operating losses, including a net loss of $3,339,949 for the six month period ended June 30, 2005, and net losses of $10,580,372 and $17,537,775 for the years ended December 31, 2004 and 2003, respectively. Additionally, we had an accumulated deficit of $104,317,102 and $100,977,153 at June 30, 2005 and December 31, 2004, respectively. Losses have resulted principally from expenses incurred in connection with activities aimed at developing our software, information and transactional services, costs associated with our marketing and administrative activities and costs of financing operations. We have incurred substantial expense and commitments and expect to continue to have negative cash flows from operations. No assurance can be provided that we will be able to develop revenues sufficient to generate positive cash flow from our operations.

Our revenues depend upon our ability to launch our prepaid wireless products and to attract wireless subscribers.

The source of our revenues in 2003 and 2004 were licensing arrangements with cell phone carriers for providing their customers with mobile phone applications. We expect this revenue source to end as we transition our business from mobile content/applications distribution to Mobile Virtual Network Operation, marketing prepaid wireless phones and service. In order to transition and grow our revenue, we will need to attract and retain a wireless subscriber base. We have not yet launched our planned prepaid wireless products and there can be no assurance that we will be able to successfully launch our products or obtain a sufficient number of wireless subscribers to support our operations. Most of our revenues in 2005 will come from our recently acquired subsidiary, KPCCD, which is a low margin business and which we acquired on January 7, 2005, until we launch our MVNO business strategy

Sprint is our only source of supply for cellular airtime.

We have an agreement with Sprint to utilize Sprint’s Nationwide PCS Network for its prepaid mobile phone service, which is our only source of supply for cellular airtime. Should that source of supply be interrupted, limited or discontinued for any reason, our business would be materially adversely affected.

The international long distance and mobile content features that we plan to bundle with our prepaid phone service depends upon third party licensing and/or purchase agreements.

Our mobile content is generally licensed through non-exclusive content distribution agreements. Our planned international long distance feature will rely upon purchase of minutes and related network management support from third party suppliers or acquisition of an international long distance network. Access to these products and services cannot be assured. Failure to maintain access to these products and services through third party suppliers at competitive prices could impact our ability to launch and sell our own products.

In addition, existing and or potential competitors may enter into agreements with these and other providers and thereby acquire the ability to deliver content or long distance features that are substantially similar to those planned by us. The providers of these services may also have competitive products to us and could enter the market with additional competitive products.

Our inability to successfully maintain access to international long distance services and mobile content at competitive prices and to manage related supply agreements and competitive forces could have a material adverse effect on our business, financial condition and results of operations.

We plan to pursue new streams of revenue from the resale of prepaid wireless airtime bundled with international long distance and mobile content. Revenues from such business may not materialize.

We believe that we have a compelling market strategy and combination of assets, including those currently owned or licensed and those that we plan to acquire, that may allow us to build a significant subscriber base by bundling prepaid wireless airtime with premium mobile content and discounted international long distance services. We plan to utilize these assets to enter the market for reselling wireless airtime. We have limited prior experience in this area, and the focus of our financial and management resources will be devoted to this new business. Our failure to generate significant revenues from these efforts could have a material adverse affect on our business, financial condition and results of operations.

The market for our planned business is in a rapid growth stage and may not continue to grow or achieve the growth we expect in the future.

The market for prepaid wireless phones and services is in a rapid growth phase and is highly dependent upon the evolution of other telecommunications products including, but not limited to, other wireless and Internet technologies. Our future growth and profitability will depend, in part, upon consumer acceptance of prepaid wireless products bundled with discounted international long distance and premium content in general and a significant expansion in the consumer market for prepaid wireless services. Even if these markets experience substantial growth, there can be no assurance that our products and services will be commercially successful or will benefit from such growth. Further, even if initially successful, any continued development and expansion of the market for our products and services will depend in part upon our ability to create and develop additional products and adjust existing products in accordance with changing consumer preferences, all at competitive prices. Our failure to successfully launch our prepaid wireless products or to develop new products and generate additional revenues following the launch of our prepaid products could have a material adverse effect on our business, financial condition and results of operations.

We depend upon third party distributor and retailer agreements to achieve market access.

Distribution is a critical success factor for our business plans. We need access to small independent retailers through third party distributors and the ability to sell our products directly to mid-size and larger retailers. Agreements with these distributors and retailers are typically short term in nature and depend upon distributor and retailer assessment of our products, services, prices, support programs, and sales and management teams versus competition in addition to other factors. Access to market through these channels is critical to our success and there can be no assurance that we will be able to successfully create or maintain these distribution agreements or that these agreements, if consummated, will develop and sustain a market for our products.

We compete against larger, well-known companies with greater resources.

The market for wireless products and services is highly competitive and involves rapid innovation and technological change, shifting consumer preferences, and frequent new product and service introductions. Many of our competitors and potential competitors have substantially greater financial, marketing, sales, technical, and support resources than we have.

The principal competitive factors in the prepaid wireless marketplace include quality of service, product and service features, ease of use, reach and quality of network, customer service, access to distribution channels, levels and impact of consumer marketing and sales programs, brand recognition, and price among other factors. The market is intensely competitive with prepaid wireless products now offered by most major telecommunications companies and many MVNO competitors including Virgin Mobile and TracFone. We believe that the level of competitiveness in the market will continue to build as both existing and new competitors, including large multimedia, retailer, telecommunications, information system companies, and other companies launch new products, marketing and sales programs, and innovative features in both the prepaid and postpaid wireless sectors. We also face competition from numerous services delivered through the Internet to personal computers and other devices, and from other emerging or existing telecommunications technologies.

Our inability to successfully manage and adjust to these competitive forces could have a material adverse effect on our business, financial condition and results of operations.

Our relationship with Spencer Trask.

Spencer Trask and its affiliates own approximately 4% of the outstanding shares of our common stock as of September 1, 2005, and in the event its preferred stock is converted and warrants are exercised, Spencer Trask and its affiliates could potentially beneficially own approximately 31% of the shares of common stock. Based on such ownership, Spencer Trask will be able to affect and exercise some manner of control over us and our operations.

During 2003 and 2004, we paid to Spencer Trask $1,738,050 in cash (including consulting fees, finders fees and non-accountable expenses), issued 235,556 shares of our common stock, and issued warrants to purchase 4,381,072 shares of our common stock at exercise prices ranging from $1.50 to $2.82 per share. We also owe a finders fee to Spencer Trask in connection with the nReach acquisition and Spencer Trask has agreed to accept shares of our common stock in lieu of a cash payment. While we believe our financial arrangements with Spencer Trask have been appropriate, there can be no assurance that future financial arrangements may not be unduly affected by the extent of Spencer Trask’s ownership of us.

We are involved in pending material litigation.

On or about February 29, 2000, Commonwealth Associates, L.P. (“Commonwealth”) filed a complaint against us in the Supreme Court of the State of New York, County of New York. The complaint alleged that in August of 1999, Commonwealth entered into an engagement letter with us that provided for a nonrefundable fee to Commonwealth of $15,000 payable in cash or common stock at our option. The complaint alleged that we elected to pay the fee in stock and, as a result, Commonwealth sought 13,333 shares of common stock or at least $1,770,000 together with interest and costs. In our defense, we denied that we elected to pay in stock. On March 4, 2003, we received a favorable decision in this matter after a trial held in the Supreme Court of the State of New York. The decision holds that, consistent with our defense, we are required to pay Commonwealth a retainer fee of only $13,439, plus interest and certain costs. Commonwealth’s time to appeal has not yet expired because a notice to enter the judgment has not yet been filed by either party. While we intend to vigorously defend any appeal of the decision in the Commonwealth matter, the unfavorable outcome of such an appeal could have a material adverse effect on our financial condition, results of operations and cash flows.

On or about August 17, 2004, Vertical Ventures Investments LLC filed a complaint against the Company in the Supreme Court of the State of New York, County of New York. The complaint seeks payment of late registration penalties and attorneys fees in the total amount of $350,000. While the Company intends to vigorously defend such lawsuit, an unfavorable outcome would have a material adverse effect on the Company’s financial condition, results of operation and cash flows.

During 2003 former employees of SmartServ filed complaints against the Company for unpaid wages arising from salary reductions implemented by the Company in 2002.  Claims, totaling $65,000, are pending before the Connecticut Department of Labor and the Connecticut Superior Court.  Management believes these claims have no merit and intends to defend the claims vigorously.

Additional risks associated with a pending lawsuit against Citigroup.

A claim was filed during 2003 in US District Court, Northern District of Illinois by over one hundred investors in our common stock against Citigroup Global Markets, Inc., Citigroup, Inc., and an individual institutional broker at Citigroup, alleging fraud in connection with such investors’ investment in SmartServ. Neither us, nor any of any of our employees, consultants, officers, directors or agents have been named as defendants in this lawsuit. However, we can provide no assurances that we or any of our current or former employees, consultants, officers, directors or agents will not be brought into the lawsuit by the plaintiffs or the defendants. We believe any such claim would be without merit. In such case, we would vigorously defend the action, however, there can be no assurance that we would be successful. Further, if we are named in this lawsuit, we would have to devote financial and other resources, diverting management’s attention from our business, and an unfavorable outcome could have a material adverse effect on our business, financial condition and results of operations. Even if no claim is made against us, any negative publicity regarding this lawsuit could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to adequately protect our proprietary rights.

We have pending with the U.S. Patent and Trademark Office a trademark application for Uphonia™.

We rely upon a combination of contract provisions, as well as trade secret, patent, trademark and copyright laws, to protect our proprietary rights. We license our products and related services under agreements that contain terms and conditions prohibiting the unauthorized use or reproduction of those products and services. Although we intend to vigorously protect our rights, if necessary, the cost could be burdensome and there can be no assurance that we would be successful.

We believe that none of our products, services, trademarks or other proprietary rights infringes on the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us with respect to current features, content or services or that any such assertion may not require us to enter into royalty arrangements or result in costly litigation, either of which could have a material adverse effect on our business, financial condition and results of operations.

We are highly dependent on attracting and retaining highly skilled sales, marketing and technology development personnel.

We believe that our ability to increase revenues and to develop successful new products and product enhancements depends in part upon our ability to attract and retain highly skilled sales, marketing and technology development personnel. Our products involve a number of evolving technologies. Competition for such personnel is intense. Our ability to hire and retain such key personnel will depend upon our ability to raise capital and achieve increased revenue levels to fund the costs associated with such key personnel. Failure to attract and retain such key personnel could adversely affect our ability to develop new products and product enhancements and to generate revenue from the sale of those products, thereby having a material adverse effect on our business, financial condition and results of operations.

The market price of our common stock may decrease because we have issued, and will likely continue to issue, a substantial number of securities convertible or exercisable into our Common Stock.

We will have issued convertible preferred stock and warrants to investors and consultants and granted options to employees for the purchase of an aggregate of 45,241,564 shares of our common stock as of September 1, 2005, and in the future we will issue additional shares of common stock, options, warrants, preferred stock or other securities exercisable for or convertible into our common stock. Substantially all of such shares underlying the convertible preferred stock and warrants have registration rights. Additional shares are available for sale under Rule 144 of the Securities Act. Sales of these shares or the market’s perception that sales could occur may cause the market price of our Common Stock to fall and may make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate or to use equity securities as consideration for future acquisitions.

Our common stock trades on the Over The Counter Bulletin Board, which subjects it to less liquidity and more volatility than our prior Nasdaq SmallCap listing.

Since June 27, 2003, our common stock has been trading on the Over the Counter (“OTC”) Bulletin Board. This may influence the number of investors willing to trade in our common stock, and therefore could decrease the liquidity and trading volume of our common stock. Additionally, our position on the OTC Bulletin Board may reduce the number of market makers willing to trade in our stock, making it likely that wider fluctuations in the quoted price of our common stock would occur. As a result, there is a risk that stockholders will not be able to obtain price quotes that reflect the actual value of our common stock. Increases in the volatility of our common stock due to the decreased number of individuals willing to trade in it could also make it more difficult to pledge the common stock as collateral, if stockholders sought to do so, because a lender might be unable to accurately value the common stock.

In addition, we are subject to the Securities and Exchange Commission’s penny stock rules. Penny stocks are securities with a price of less than $5.00 per share, other than securities that are registered on certain national securities exchanges, that are quoted on Nasdaq or that meet certain conditions. The penny stock rules require delivery, by a broker-dealer prior to any transaction in a penny stock, of a disclosure schedule about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. The rules also require that broker-dealers send monthly statements disclosing recent price information for each penny stock held in the account and information on the limited market in penny stocks. Because of the burden placed on broker-dealers to comply with the penny stock rules, stockholders may have difficulty selling our common stock in the open market.

Provisions in our charter may make it difficult for a company or person to acquire us.

Our charter restricts the ability of our stockholders to call a stockholders’ meeting and provides that our stockholders may not act by written consent. Additionally, our Board of Directors is divided into three classes with each class being elected by our stockholders in different years. Our charter restricts the ability of our stockholders to change the number of directors and classes of our Board of Directors. These provisions may have the effect of deterring or delaying certain transactions involving an actual or potential change in control of our company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interests.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors” and below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and those set forth in our other filings with the Securities and Exchange Commission. You can identify these statements by the fact that they do not relate strictly to historical or current facts. The words “believe,”“expect,”“anticipate,”“intend” and “plan” and similar expressions are often used to identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments.

USE OF PROCEEDS

The selling stockholders are selling all of the shares covered by this prospectus for their own account. Accordingly, we will not receive any proceeds from the resale of shares. We will, however, receive approximately $44 million if all of the options and warrants for the underlying shares of common stock being registered are exercised. We expect to use these proceeds, if any, for general corporate purposes and potential strategic acquisitions.

MARKET PRICE OF OUR COMMON STOCK

On June 27, 2003, our common stock, $.01 par value per share, commenced trading on the OTC Bulletin Board. Quotations from the OTC Bulletin Board (SSRV) reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

From August 20, 2002 to June 26, 2003 our common stock traded on the Nasdaq SmallCap Market as SSOL. Prior thereto, our common stock was traded on the Nasdaq National Market as SSOL. In each instance, our common stock was de-listed from the applicable Nasdaq stock market for failure to meet the continued listing requirements.

The following table sets forth the high and low prices for the common stock during the periods indicated as reported by the Nasdaq SmallCap Market and the OTC Bulletin Board, as applicable. All amounts reflect the one-for-six reverse stock split effective November 25, 2003.

	Common Stock
Year Ending December 31, 2005	High	Low
First Quarter	$2.30	$1.20
Second Quarter	1.55	0.45
Third Quarter through September26, 2005	.50	.50

Year Ended December 31, 2004
First Quarter	$4.25	$1.35
Second Quarter	4.25	2.05
Third Quarter	2.40	1.00
Fourth Quarter	3.20	1.02

Year Ended December 31, 2003
First Quarter	$10.44	$4.86
Second Quarter	7.50	2.52
Third Quarter	3.06	1.02
Fourth Quarter	3.00	1.15

As of September 1, 2005, we had 6,319,559 shares of common stock outstanding held by 159 record holders.

Dividend Policy

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid on our common stock until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings. The terms of our Series A convertible preferred stock provide that no dividends can be paid on our common stock unless an equal or greater dividend is paid on the preferred stock and all accrued and unpaid dividends on the preferred stock have been paid. The Series A convertible preferred stock receives dividends at the rate of 8% per year payable quarterly in cash or, in our sole discretion, in registered shares of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION

This discussion and analysis of our financial condition and results of operations contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in “Risk Factors” and elsewhere in this prospectus.

We are a Mobile Virtual Network Operator (MVNO) which is a mobile operator that does not own or operate supporting infrastructure such as cell towers and related support systems. We intend to launch a prepaid wireless service in the first quarter of 2006 under the brand name UPHONIA™. We intend to give consumers a better choice in mobile phone service by bundling flexible prepaid minute plans, free mobile content and discounted international long distance. With our UPHONIA™ mobile phone service, prepaid customers will get the premium features not usually available at the micro-retailers where they shop:

•
Our UPHONIA™ brand will provide consumers flexible prepaid minute plans - UPHONIA™ customers do not sign up for one preset monthly contract, but instead are able to decide how many minutes they want each time they purchase additional minutes.

•
UPHONIA™ customers can personalize their cell phones with thousands of ringtones, images, games and graphics. SmartServ makes it easy for UPHONIA™ customers to download mobile content for free - online at the UPHONIA™.com mobile content website, in-stores from UPHONIA™ mobile content kiosks, or right from their UPHONIA™ phones.

•	UPHONIA™ customers will also be able to access discounted international long distance through their UPHONIA™ phones.

We have an agreement with Sprint to utilize Sprint’s Nationwide PCS Network for its prepaid mobile phone service. Under this agreement, Sprint wholesales wireless minutes from their network directly to SmartServ for resale to its UPHONIA™ customers. SmartServ benefits from this agreement by receiving access to Sprint’s enhanced nationwide network with turnkey reliability and performance. As an MVNO, SmartServ has the advantage of market access without the need to build the telecom infrastructure necessary to originate and terminate domestic wireless calls. Sprint benefits by gaining a distribution and marketing partner that is focused on market development in a niche that is secondary to Sprint (i.e., the immigrant, urban ethnic and youth markets to be targeted by us). The agreement requires $1,000,000 in the form of a letter of credit to secure our obligations under the Sprint contract which was posted on September 26, 2005.

We also design, develop and distribute software and services that enable the delivery to wireless devices of various content, with special emphasis on cell phones. The content which we provide includes premium content such as ringtones, images and games, and dynamic changing content such as horoscopes, lottery results and weather reports. Historically, we have licensed our applications, content, and related services to wireless carriers and enterprises. We have revenue sharing license agreements with wireless carriers such as Verizon Wireless, AT&T Wireless, Nextel, and ALLTEL Wireless, that allow us to deliver our services and branded content to a wide base of consumer cell phone users. For enterprises, we have in the past offered solutions that deliver financial market data, proprietary internal documents and other useful information to mobile workers, although this no longer comprises a core part of our business or strategy.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern have been raised because we have since our inception earned limited revenues and have incurred substantial recurring operating losses, including net losses of $3,339,949 for the six month period ended June 30, 2005 and $10,580,372 and $17,537,775 for the years ended December 31, 2004 and 2003, respectively. Additionally, we have an accumulated deficit of $104,317,102 at June 30, 2005.

In February 2004, the Company received $10 million in gross proceeds from its private placement of Units consisting of shares of Series A Convertible Preferred Stock and warrants to purchase common stock. The Company used the net proceeds of approximately $8,600,000 from this offering to repay outstanding obligations, including $1,391,500 that was used to repay Global Capital Funding Group, LP, completion of a strategic acquisition and for general working capital purposes. In particular, the Company used a significant portion of its working capital to settle its accounts payable.

On March 30, 2005, after reviewing the Company’s cash flow projections, the board of directors approved a plan designed to enable us to have sufficient working capital to support a reduced level of operations for twelve months. As of June 30, 2005 and March 31, 2005, the Company had $435,166 and $992,676 in cash and investments, respectively. Elements of the plan included: 1) attempting to maximize KPCCD’s international calling card gross profits since the acquisition of KPCCD on January 7, 2005 2) reducing the level of operating expenses by relocating our hosting facility from an off site location to an on-site location and 3) eliminating employee positions.

In April, 2005, the Company commenced implementing such plan and reduced its staff to a total of 10 people as of July 2005. The Company also completed the relocation of its hosting facility to its headquarters.

The Company has been pursuing additional financing, through some combination of borrowings or the sale of equity or debt securities during 2005.

On August 31, 2005, we executed agreements to obtain financing from CAMOFI Master, LDC, a Cayman Islands limited duration company (the “Lender”), consisting of a Senior Secured Convertible Note in the principal amount of $500,000 (the “Senior Note”) and a Revolving Convertible Note in the principal amount of $1,900,000 (the “Revolving Note”) which availability is based upon our eligible accounts receivable. Based on such availability, the Revolving Note may be increased to $2,500,000. The term of the financing is for 30 months from the closing date. The Senior Note and Revolving Note are senior in right of payment to any and all of our indebtedness and are secured by a first lien on all of our assets. The loan is guaranteed by our subsidiary, KPCCD, Inc. We issued the Lender five year warrants to purchase an aggregate of 3,000,000 shares of common stock at an exercise price of $.50 per share. Such warrants are exercisable on a cashless basis and are subject to full ratchet antidilution protection.

We believe that our cash resources are sufficient to fund operating losses and working capital requirements for approximately the next four to five months. As a result, we will need to raise additional financing, through some combination of borrowings or the sale of equity or debt securities during 2005. We are pursuing financing alternatives to fund the Company’s cash deficiency. The Company may not be able to raise sufficient additional debt, equity or other capital on acceptable terms, if at all. Failure to generate sufficient revenues , contain certain discretionary spending, achieve certain other business objectives or raise additional funds could have a material adverse affect on results of operations, cash flows and financial position, including our ability to continue as a going concern, and may require us to significantly reduce, reorganize, discontinue or shut down operations. Our consolidated financial statements do not include any adjustments that might result from this uncertainty.

We believe that the evolution of the cellular industry is at an important turning point, where both consumers and businesses are expecting more functionality and features from both their cell phones and their cellular carriers. This expectation is being driven by a number of industry trends including highly competitive pricing packages, newer and more functional cell phones and mobile devices, and the customers’ ability to take their cell phone number with them to a new carrier that offers them more value than the incumbent. Competition in this environment appears to be moving from differentiation based on network coverage or minute rates to one based on enhanced features and services. We believe that as carriers’ network coverage, quality of service, and pricing plans become more-or-less equal, cell phone customers will choose a carrier based principally on the suite of premium content and applications that are included with its service. This environment will provide an opportunity for us to exploit our current and planned content assets and delivery capabilities, developed over the past nine years.

To augment our capabilities, we acquired Colorado based nReach, Inc. on February 28, 2004 in exchange for 500,002 shares of our common stock. We also agreed to an earnout schedule to pay up to an additional 916,667 shares of our common stock in the event we reach certain revenue targets within five fiscal quarters following the closing of this transaction at the rate of one share of our common stock for every dollar of our revenue in excess of $2,700,000 (the “Earnout Trigger”) during such five fiscal quarters. Management believes that due to nReach’s performance issues to date the Earnout Trigger will not be paid. In addition to the liabilities set forth in the financial statements of nReach, we assumed (i) ordinary course liabilities since November 30, 2003, (ii) taxes accrued on earnings since December 31, 2002, (iii) expenses incurred to accountants and attorneys in the transaction not to exceed $25,000, and (iv) short term borrowings up to $75,000 due to an nReach shareholder. nReach is a wireless content distribution company that offers a broad portfolio of popular mass-market cell phone content, including ringtones, games, and on-device images both direct to the consumer and through wireless carriers.

On January 7, 2005, we acquired KPCCD, Inc., a New York City-based distributor of international prepaid calling cards. Founded in 1998, KPCCD distributes international prepaid calling cards through a network of hundreds of retail outlets along the East Coast. We believe that the acquisition of KPCCD will expand our distribution network for our planned prepaid wireless products and services. The acquisition of KPCCD added approximately $24.0 million in revenues during the six months ended June 30, 2005. In connection with the closing of the transaction on January 7, 2005, KPCCD, the sellers of KPCCD and Prima Communications, Inc. (“Prima”), a company controlled by the sellers, entered into a Master Vendor Agreement (“Vendor Agreement”). Under the Vendor Agreement, Prima will sell to KPCCD at cost all of KPCCD’s requirements of international prepaid calling cards for up to one year after January 7, 2005. The Vendor Agreement can be terminated prior to its one year term under certain conditions. Upon any such termination, amounts outstanding at the time of the termination shall be paid to Prima and, under certain circumstances, KPCCD will be required to purchase from Prima all inventory that Prima is holding and has ordered for future sale. According to information provided to us by Prima management, inventory held and ordered by Prima for future purchase by KPCCD consisted of international prepaid calling cards amounting to approximately $1.2 million at June 30, 2005. Such inventory, in its entirety, has been purchased by KPCCD and sold to our customers through the date of this filing and that the balance at June 30, 2005 is representative of the approximate amount that may be held by Prima for future purchase.

While we continued to support our lifestyle offerings of BREW and J2ME applications in 2004, we augmented this set of offerings with the ability to deliver static content (ringtones, graphics, and games). In August 2004, we launched a consumer web site to sell this static content (http://www.uphonia.com). Our ability to deliver this type of static content allows us to sell directly to the consumer, removing the necessity of having to broker these transactions through the wirelesses carriers. Additionally, it is our expectation that this static content will become a key feature of our branded wireless service when we launch our planned MVNO service in 2005. While we maintain our BREW and J2ME infrastructure we have not undertaken the expense to certify these applications for new phones since June, 2004.

As part of our cost reduction plan, we reduced the number of employees, as of July 31, 2005, to a total of ten people, all of whom were employed in the United States. Five employees are at SmartServ headquarters in Plymouth Meeting, Pennsylvania and five are employed at KPCCD in Jackson Heights, New York. If we are able to raise additional capital to launch our MVNO business, we anticipate that staffing requirements associated with the implementation of our plan of operation will require the addition of approximately 3 people and the replacement of our terminated headquarters employees.

On November 24, 2003, we announced that our new trading symbol on the OTC Bulletin Board will be SSRV effective at market opening on November 25, 2003. This new trading symbol was assigned by NASD in conjunction with our one-for-six reverse stock split, which also took effect on November 25, 2003. Under the reverse stock split, our outstanding shares of common stock prior to the reverse split were exchanged for new shares of common stock at a ratio of one new share for every six pre-split shares. All of our convertible securities, such as convertible debentures, stock options and warrants, were also subject to the reverse split. Our convertible securities are convertible or exercisable, as the case may be, at six times the price for one-sixth the number of shares into which such security was previously convertible or exercisable. All share amounts of common stock and convertible securities reported in this Form 10-KSB are adjusted for the split.

SUMMARY CONSOLIDATED FINANCIAL DATA

This summary consolidated financial data is derived from unaudited consolidated financial statements for the three and six months ended June 30, 2005 and 2004 and from our audited consolidated financial statement for the years ended December 31, 2004 and 2003, which are included elsewhere herein. You should read the following summary financial data in conjunction with the financial statements and notes to those financial statements.

	Three Months Ended June 30		Six Months Ended June 30		Year Ended December 31
	2005	2004	2005	2004	2004	2003
Statement of Operating Data:
Revenues	$12,665,795	$114,004	$24,159,646	$187,715	$358,646	$709,388

Costs and expenses
Operating costs	(13,498,143)	(1,477,428)	(27,276,058)	(2,488,949)	(5,684,704)	(6,882,722)
Stock based compensation	(113,170)	893,034	(226,340)	(639,107)	(2,026,337)	(374,569)
Impairment of capital assets and capitalized software	–	–	–	–	–	(1,548,473)

Total costs and expenses	(13,611,313)	(584,394)	(27,502,398)	(3,128,056)	(7,711,041)	(8,805,764)

Loss from operations	(945,518)	(470,390)	(3,342,752)	(2,940,341)	(7,352,395)	(8,096,376)

Net interest expense and other financing costs	845	(145,402)	2,803	(2,079,262)	(3,031,177)	(10,121,221)
Legal settlement	–	–	–	(196,800)	(196,800)	–
Gain from extinguishment of debt	–	–	–	–	–	305,822
Insurance recovery	–	–	–	–	–	374,000
Net loss	$(944,673)	$(615,792)	(3,339,949)	$(5216,403)	$(10,580,372)	$(17,537,775)
Preferred stock dividend accrued	(1,207,403)	(1,102,254)	(2,401,538)	(2,016,094)	(4,108,399)	–
Net loss applicable to common shareholders	$(2,152,076)	$(1,718,046)	$(5,741,487)	$(7,232,497)	$(14,688,771)	$(17,537,775)
Basic loss per share	$(0.38)	$(0.60)	$(1.07)	$(2.72)	$(4.94)	$(8.46)

Diluted loss per share(1)	$(0.38)	$(0.60)	$(1.07)	$(2.72)	$(4.94)	$(8.46)

Weighted average shares outstanding - basic	5,734,936	2,870,230	5,348,734	2,658,889	2,972,254	2,073,448

Weighted average shares outstanding - diluted(1)	5,734,936	2,870,230	5,348,734	2,658,889	2,972,254	2,073,448

Balance Sheet Data:
Total assets	$6,583,034	$6,647,986	6,583,034	$6,647,986	$3,337,514	$836,685
Notes payable	–	66,925	–	66,925	50,313	3,340,430
Accumulated deficit	(104,317,102)	(95,613,184)	(104,317,102)	(95,613,184)	(100,977,153)	(90,396,781)
Stockholders’ equity (deficiency)	446,455	4,301,563	446,455	4,301,563	1,421,425	(5,469,387)

(1)
Outstanding employee stock options and other warrants to purchase an aggregate of 21,410,043 (excludes 12,815,082 stock options granted in July 2005 that are subject to shareholder approval) and 19,071,531 at June 30, 2005 and 2004, respectively, and 20,762,061 and 4,447,416 shares of common stock at December 31, 2004 and 2003, respectively, were not included in the computation of the diluted loss per share because either we reported a loss for the period or their exercise prices were greater than the average market price of the common stock and therefore would be antidilutive.

Results of Operations

Year Ended December 31, 2004 versus Year Ended December 31, 2003

During the year ended December 31, 2004, we recorded revenues of $358,646, a 49% decrease over revenues of $709,388 for the year ended December 31, 2003. Of such 2004 revenues, virtually all were earned through our licensing agreement with Qualcomm. Of such 2003 revenues, $263,000, $188,500, $136,300 and $108,000 were earned through our licensing agreements with Salomon Smith Barney, Qualcomm, CitiGroup Global and Wireless Retail Pins, respectively.

During the year ended December 31, 2004, we incurred costs of services of $2,137,777, a decrease of 22% over cost of services of $2,732,571 for the year ended December 31, 2003. Such costs decreased primarily due to reductions in consulting costs incurred in connection with the development of our systems’ architecture and application platform. Components of the costs of service category consist primarily of information and communication costs ($321,152), personnel costs ($1,055,657), consulting costs ($255,507), rent and facilities ($102,369) and web-site costs ($257,738). During the year ended December 31, 2003, we incurred costs of services of $2,732,571. Components of these costs consisted primarily of information and communication costs ($640,200), personnel costs ($1,142,600), computer hardware leases, depreciation and maintenance costs, and amortization expenses relating to capitalized software development costs ($800,586).

During the year ended December 31, 2004, we incurred sales and marketing expenses of $522,419, an increase of 13% over $460,836 incurred for the year ended December 31, 2003. Such costs increased primarily due to an increase in public relations and trade show expenses. Components of the sales and marketing category consist primarily of personnel costs ($269,078), public relations costs ($135,262), trade show costs ($75,591) and travel ($21,854). During the year ended December 31, 2003, components of the sales and marketing category consist primarily of personnel costs ($333,700), marketing consultants ($51,700), advertising ($18,100) and travel ($39,900).

During the year ended December 31, 2004, we incurred general and administrative expenses of $2,932,636, a decrease of 12% over the year ended December 31, 2003. Such costs decreased primarily due to a reduction in personnel costs, a reduction in professional fees and a reduction in facilities costs related to the relocation of our headquarters from Stamford, Connecticut to Plymouth Meeting, Pennsylvania. Components of the general and administrative category consist primarily of personnel costs ($654,793), consulting fees ($1,745,606) professional fees ($678,792), facilities ($75,116), insurance ($112,571), amortization of intangibles ($123,201), investor relations costs ($36,614), travel costs ($34,667), communications costs ($78,370), and the write-off of an uncollectible receivable ($44,941). These costs were offset by a reduction of aged accounts payable negotiated with vendors to settle outstanding accounts payable amounting to $746,189. During the year ended December 31, 2003, we incurred general and administrative expenses of $3,335,109. Components of these costs consisted primarily of personnel costs ($665,100), professional fess ($1,234,500) facilities ($440,400), insurance ($220,100), computer hardware leases, depreciation and maintenance costs ($103,400), travel ($56,700) and communications costs ($55,900).

During the year ended December 31, 2004, the net noncash charge for stock-based compensation amounted to $2,026,337 compared to a net noncash charge of $374,569 during the year ended December 31, 2003. Such noncash amounts are primarily related to the valuation of stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Certain employee stock options are subject to the variable plan requirements of APB No. 25, and therefore, compensation expense is recognized for changes in the fair value of our common stock. Noncash charges for consulting services for the year ended December 31, 2004 and 2003 were $1,062,133 and $600,400, respectively, resulting primarily from the issuance of warrants to purchase common stock to various financial, marketing and technical consultants.

Interest income for the year ended December 31, 2004 and 2003 amounted to $23,196 and $11,601, respectively. Such amounts were earned primarily from our investments in highly liquid commercial paper, and money fund accounts. During the year ended December 31, 2004 and 2003, interest expense and other financing costs were $3,054,373 and $10,132,872, respectively. During the year ended December 31, 2004, interest and other financing costs were incurred primarily in connection with the completion, in February 2004, of a $10 million private offering of investment Units in the 2004 Private Placement. During the year ended December 31, 2003, interest and other financing costs were incurred in connection with the convertible bridge notes issued in February, May, June, September and November 2003 in anticipation of closing our funding raise of $10 million in February 2004.

Basic and diluted loss per share was $4.94 for the year ended December 31, 2004 compared to a basic and diluted loss per share of $8.46 for the year ended December 31, 2003. The weighted average shares outstanding increased to 2,972,254 for the year ended December 31, 2004 from 2,073,448 weighted average shares outstanding for the year ended December 31, 2003.

Quarter ended June 30, 2005 versus Quarter ended June 30, 2004

During the quarter ended June 30, 2005, we recorded revenues of $12,665,795. Sales of prepaid international calling cards through our master distributor, KPCCD Inc. which we acquired on January 7, 2005, represented $12,629,073 of that amount. Revenues of $36,722 were earned through our licensing agreement with QUALCOMM. During the quarter ended June 30, 2004, we recorded revenues of $114,004, substantially all of which were earned through our licensing agreement with QUALCOMM. During the quarter ended June 30, 2004 we recognized $33,333 from the amortization of deferred revenues.

During the quarter ended June 30, 2005 we incurred direct costs of revenues totaling $12,892,081, including prepaid international calling cards of $12,732,072 since the acquisition of KPCCD, Inc on January 7, 2005. Also included within direct costs of revenues during the quarter ended June 30, 2005, were costs of services of $160,009, a decrease compared to the $674,729 for the quarter ended June 30, 2004. Such costs decreased primarily due to reductions in US personnel, communication costs and consulting expenses. Components of the direct costs of service category consist primarily of prepaid international calling cards ($12,732,072) and personnel costs ($155,611). For the quarter ended June 30, 2004, components of the costs of service category consist primarily of information and communication costs ($157,969), personnel costs ($334,570), consulting expenses ($131,936), facilities ($4,268) and travel costs ($14,474). Costs associated with the operations of nReach, which are included in the categories listed above, were $339,090 for the quarter ended June 30, 2004.

During the quarter ended June 30, 2005, we incurred sales and marketing expenses of $258,447, an increase of 162% over the quarter ended June 30, 2004. Such costs increased primarily due to the acquisition of KPCCD, Inc. on January 7, 2005. Components of the sales and marketing category consist primarily of personnel costs ($170,124), facilities ($29,571), advertising ($17,500) and public relations costs ($9,824). During the quarter ended June 30, 2004, we incurred sales and marketing expenses of $98,514. Components of the sales and marketing category consisted primarily of personnel costs ($44,528), consulting costs ($5,793) trade show costs ($14,033) and public relations costs ($34,160).

During the quarter ended June 30, 2005, we incurred general and administrative expenses of $347,615, a decrease of 51% over the quarter ended June 30, 2004. Such expenses decreased primarily due to, reductions in consulting costs, professional fees and reductions in facilities’ costs. Components of the general and administrative category consist primarily of personnel costs ($197,391), consulting costs ($110,193), professional fees ($173,070), facilities ($16,765), depreciation and amortization ($48,153), travel costs ($4,004) and insurance ($28,396). These costs were partially offset by discounts negotiated with vendors to settle outstanding accounts payable amounting to $119,496 and a reduction in the provision for uncollectible accounts amounting to $185,000. During the quarter ended June 30, 2004, we incurred general and administrative expenses of $704,185. Components of the general and administrative category consisted primarily of personnel costs ($182,316), consulting costs ($388,674), professional fees ($268,987), facilities ($19,197) and insurance ($23,983). These costs were partially offset by discounts negotiated with vendors to settle outstanding accounts payable amounting to $285,682.

During the quarter ended June 30 2005, the net noncash charge for stock-based compensation amounted to $113,170, compared to a net noncash credit of $893,034 during the quarter ended June 30, 2004. Such noncash costs increased due to the vesting of employee stock options to management at a price that was less than the fair market value of our common stock on the grant date. Such noncash amounts are primarily related to the valuation of stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Noncash charges for consulting services for the quarters ended June 30, 2005 and 2004 were $100,264 and $356,218, respectively, resulting primarily from the issuance of warrants to purchase common stock to financial, marketing and investor relations consultants.. The value of substantially all of such common stock purchase warrants has been recorded in accordance with the Black-Scholes pricing methodology.

Interest income for the quarters ended June 30, 2005 and 2004 amounted to $1,328 and $9,546 respectively. Such amounts were earned primarily from our investments in money fund accounts. During the quarters ended June 30, 2005 and 2004, interest and other financing costs were $483 and $154,948 respectively. During the quarter ended June 30, 2004, interest and other financing costs were incurred in connection with the completion, in February 2004, of a $10 million private offering of investment Units in the 2004 Private Placement

Basic and diluted loss per share was $0.38 for the quarter ended June 30, 2005 compared to $0.60 loss per share for the quarter ended June 30, 2004. The loss per share for the quarter ended June 30, 2005 includes an accrued preferred stock dividend of $1,207,403. The loss per share for the quarter ended June 30, 2004 includes an accrued preferred stock dividend of $1,102,254. The weighted average shares outstanding increased to 5,734,936 at June 30, 2005 from 2,870,230 at June 30, 2004.

Six Months ended June 30, 2005 versus Six Months ended June 30, 2004

During the six months ended June 30, 2005 and 2004, we recorded revenues of $24,159,646. Sales of prepaid international calling cards through our master distributor, KPCCD Inc. which we acquired on January 7, 2005, represented $24,039,659 of that amount. Revenues of $98,523 were earned through our licensing agreement with QUALCOMM and $21,464 came from other sources. During the six months ended June 30, 2004, we recorded revenues of $187,715, substantially all of which were earned through our licensing agreement with QUALCOMM. During the six months ended June 30, 2004, we recognized $33,333 from the amortization of deferred revenues.

During the six months ended June 30, 2005 we incurred direct costs of revenues totaling $24,378,776, including prepaid international calling cards of $23,894,755 since the acquisition of KPCCD, Inc on January 7, 2005. Also included within direct costs of revenues during the six months ended June 30, 2005, were costs of services of $484,021, a decrease compared to the $981,595 for the quarter ended June 30, 2004. Such costs decreased in 2005 primarily due to reductions in US personnel, reductions in information and communication costs and the reduction of consulting costs. In 2005, components of the costs of service category consist primarily of costs associated with prepaid international calling cards ($23,894,755), information and communication costs ($56,986), personnel costs ($306,594), consulting expenses ($84,000) and travel costs ($10,124). In 2004, components of the costs of service category consist primarily of costs associated with information and communication costs ($249,820), personnel costs ($482,392), consulting expenses ($184,998) and facilities ($10,603). Costs associated with the operations of nReach, which are included in the categories listed above, were $461,257 for the four months since the acquisition within the six months ended June 30, 2004.

During the six months ended June 30, 2005, we incurred sales and marketing expenses of $519,138, an increase of 265% over the six months ended June 30, 2004. Such costs increased primarily due to the acquisition of KPCCD, Inc. on January 7, 2005. Components of the sales and marketing category consist primarily of personnel costs ($398,443), travel costs ($10,227), facilities (29,571) and public relations costs ($31,416). During the six months ended June 30, 2004, we incurred sales and marketing expenses of $142,220. Components of the sales and marketing category consist primarily of personnel costs ($69,960), consulting costs ($15,556) and public relations costs ($34,160).

During the six months ended June 30, 2005, we incurred general and administrative expenses of $2,378,144, an increase of 74% over the six months ended June 30, 2004. Such expenses increased primarily due to increases in professional fees and consulting fees and warrants issued for services. Components of the general and administrative category consist primarily of personnel costs ($348,304), consulting fees and warrants issued for services ($1,429,694), professional fees ($384,984), facilities ($30,299), depreciation and amortization ($95,878) and insurance ($48,395). During the six months ended June 30, 2004, we incurred general and administrative expenses of $1,365,134. Components of the general and administrative category consist primarily of personnel costs ($267,057), consulting fees ($753,903), professional fees ($418,186), facilities ($38,508) and insurance ($53,671).

During the six months ended June 30, 2005, the net noncash charge for stock-based compensation amounted to $226,340 compared to a net noncash charge of $639,107 during the six months ended June 30, 2004. Such noncash costs decreased and are due to the issuance and vesting of employee stock options to management at a price that was less than the fair market value of our common stock on the grant date. Such noncash amounts are primarily related to the valuation of stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Noncash charges for consulting services for the six months ended June 30, 2005 and 2004 were $825,429 and $447,859, respectively, resulting primarily from the issuance of warrants to purchase common stock to financial, marketing and investor relations consultants, from the issuance of warrants to the Company’s former legal counsel as part of his separation agreement and from the amortization of deferred costs associated with the prior issuance of warrants to purchase common stock to financial, legal, marketing and technical consultants. The value of substantially all of such common stock purchase warrants has been recorded in accordance with the Black-Scholes pricing methodology.

Interest income for the six months ended June 30, 2005 and 2004 amounted to $3,895 and $12,767, respectively. Such amounts were earned primarily from our investments in money fund accounts. During the six months ended June 30, 2005 and 2004, interest and other financing costs were $1,092 and $2,092,029, respectively. During the six months ended June 30, 2004 interest and other financing costs were incurred in connection with the completion, in February 2004, of a $10 million private offering of investment Units in the 2004 Private Placement.

Basic and diluted loss per share was $1.07 for the six months ended June 30, 2005 compared to $2.72 loss per share for the six months ended June 30, 2004. The weighted average shares outstanding increased to 5,348,734 at June 30, 2005 from 2,658,889 at June 30, 2004.

Capital Resources and Liquidity

Cash Flow

At June 30, 2005 and December 31, 2004, the Company had cash of $334,817 and $1,792,856, respectively. Net cash used in operations was $1,406,632 for the six months ended June 30, 2005 compared to $2,687,891 during the six months ended June 30, 2004. The primary reason for this decrease was due to the Company’s reduction in net loss from $5,216,403 during the six months ended June 30, 2004 to $3,339,949 for the six months ended June 30, 2005. This was primarily related to $2,092,029 of interest and financing costs related to Private Placement (as defined below) in February 2004. Additionally the increase in accounts receivable of $3,411,843 and the increase of accounts payable of $3,716,277 are primarily due to the acquisition of KPCCD, Inc. Net cash used for investing activities amounted to $34,050 for the purchase of equipment and the acquisition of KPCCD, Inc. during the six months ended June 30, 2005 compared to $191,193 during the six months ended June 30, 2004 for the purchase of equipment and the purchase of nReach. Net cash used for financing activities was $17,357 for the repayment of a note payable during the six months ended June 30 2005. During the six months ended June 30, 2004, details of financing activities included cash in the amount of $1,391,504 used for the repayment of notes payable and accrued interest while net cash provided by financing activities included $8,569,525 from the sale of Series A and related warrants.

At December 31, 2004 and 2003, the Company had cash of $1,792,856 and $139,178, respectively. Net cash used in operations was $5,474,363 for the year ended December 31, 2004 compared to $3,929,136 during the year ended December 31, 2003. The primary reason for this increase was the Company’s reduction of its accounts payables through payment, and negotiated settlements with vendors. Net cash used for investing activities amounted to $46,826 for the purchase of equipment and $100,000 for the purchase of nReach during the year ended December 31, 2004. Net cash provided by financing activities was $7,374,564 during the year ended December 31, 2004 compared to $3,913,555 during the year ended December31, 2003. Details of financing activities included cash in the amount of $1,411,711 used for the repayment of notes payable and accrued interest while net cash provided by financing activities included $8,591,275 from the sale of Series A and related warrants and $195,000 from the exercise of warrants. During the year ended December 31, 2003, we issued convertible notes in the amount of $3,340,400. Additionally, warrant holders provided funds aggregating $376,000 through the exercise of warrants during the year ended December 31, 2003.

Capital Raising and Other Transactions

In May 2000, we entered into a Business Alliance Agreement with HP whereby the companies agreed to jointly market their respective products and services and to work on the build-out of our domestic and international infrastructure. In furtherance of these objectives HP provided us with a line of credit of up to $20,000,000 for the acquisition of approved hardware, software and services. As of September 28, 2001, the expiration date of the facility, HP had advanced us $6,723,156 thereunder. In September 2002, we reached agreement with HP to amend the terms of the promissory note to provide for the (i) reduction of our aggregate outstanding principal and accrued interest amount of $7,045,000 to $1,000,000, (ii) return of certain unused hardware by us, (iii) issuance by us of a warrant for the purchase of 8,333 shares of common stock and (iv) repayment of $500,000 of the amended obligation on September 10, 2002. The remaining obligation was evidenced by a note, bearing an interest rate of 11%, to be repaid as follows: $200,000 on December 31, 2002, $200,000 on January 28, 2003 and $100,000 on February 27, 2003. The warrant expires on September 9, 2005 and has an exercise price of $10.494 per share. In connection therewith, we recorded a charge to earnings of $38,000 representing the fair value of the warrant as determined in accordance with the Black-Scholes model. Additionally, we recognized a net gain of $5,679,261 in 2002 resulting from the extinguishment of this obligation. In February 2003, we reached agreement with HP to amend the terms of the amended promissory note to provide for the settlement of our outstanding obligation of $530,800, inclusive of accrued interest of $30,800, in consideration of the payment by us of $225,000. As a result, during the quarter ended March 31, 2003, we recognized an additional gain of $305,822, resulting from the extinguishment of this obligation.

In September 2002, we issued Units consisting of 647,368 shares of our common stock and warrants to purchase 323,685 shares of common stock, exercisable at $5.10 through September 8, 2007, to 22 accredited investors at a purchase price of $5.4750 per Unit. Gross proceeds from this transaction amounted to $3,544,346. We agreed to pay fees consisting of $249,050, an expense allowance of $25,000, and warrants to purchase 73,008 shares of common stock at an exercise price of $5.10 per share, expiring on September 8, 2007, as compensation to certain individuals and entities that acted as finders. Additionally, we incurred costs and other fees of $28,000 in connection with this transaction. The warrants expire in September 2007 and are not callable by us. Therefore, they cannot be relied upon by the Company as a definite source of capital. The warrant holders may choose to exercise their warrants if the market price of the Company’s common stock exceeds the exercise price of the warrant. From January 1, 2003 through April, 2003, warrants issued in September, 2002 for the purchase of 73,731 shares of common stock were exercised. Proceeds from such exercises were $376,000.

In January 2003, we issued a note to Steven B. Rosner in consideration of $70,000. Proceeds from the note were used for working capital. The debt was evidenced by an unsecured note bearing an interest rate of 12% per annum and was repaid in February 2003.

In February 2003, we issued a convertible note to Global Capital Funding Group, LP (“Global”) in consideration for the receipt of $1 million. The note bore interest at the rate of 10% per annum, was secured by our assets, exclusive of our internally developed software products. As additional consideration, we issued Global a warrant for the purchase of 33,333 shares of our common stock at an exercise price of $9.66 per share. The warrant issued to Global contains certain antidilution provisions and expires on February 14, 2006. Alpine Capital Partners, Inc. (“Alpine”) received a finder’s fee of $70,000, representing 7% of the aggregate purchase price of the convertible note, and a warrant to purchase 15,167 shares of common stock exercisable at $9.66 per share, expiring on February 14, 2005, in connection with this transaction. In April 2003, we borrowed an additional $250,000 from Global and amended the convertible note to include such amount. As additional consideration, we issued Global a warrant for the purchase of 3,333 shares of our common stock at an exercise price of $7.20 per share. In connection with Alpine Capital’s claim for a finder’s fee in connection with the April 2003 amendment, Alpine received a warrant in July 2004 to purchase 40,000 shares of our common stock at $1.50 per share expiring July 8, 2009. This warrant was valued at $72,128. Proceeds from the notes were used for working capital purposes. In November 2003, in connection with the sale of Units in the November 2003 bridge financing and the sale of Units in the 2004 Private Placement, we required the consent of Global. As an inducement to obtain its consent, we issued Global a warrant to purchase 16,667 shares of common stock at an exercise price of $2.40 per share. During February 2004, the note, as amended, matured and was paid off in full including accrued interest.

In February 2003, we issued 20,590 shares of common stock to 5 vendors in settlement of our obligations, aggregating $164,000, to such vendors.

In May 2003, in consideration of $358,000, we issued 3.58 Units consisting of convertible notes and warrants to purchase common stock (“May Units”) to 8 investors. Each May Unit consisted of a $100,000 convertible note and a warrant to purchase 33,333 shares our common stock. The convertible notes bore interest at 8% per annum, were convertible into our common stock at $4.464 (the average of the closing bid prices of our common stock for the 5 days prior to the closing of the transaction) per share and were to mature on the earlier of November 19, 2003 or the closing of an equity placement of not less than $3 million. The warrants are exercisable at $4.464 per share and expire on May 19, 2006. In June 2003, in consideration of $1,142,000, we issued 11.42 Units (“June Units”) to 20 accredited investors. Each June Unit also consisted of a $100,000 convertible note and a warrant to purchase 33,333 shares of our common stock. The convertible notes bore interest at 8% per annum, were convertible into our common stock at $4.764 (the average of the closing bid prices of the our common stock for the 5 days prior to the closing of the transaction) per share and were to mature on the earlier of November 19, 2003 or the closing of an equity placement of not less than $3 million. During June 2003 in connection with the Company’s potential de-listing from the Nasdaq SmallCap Stock Market, the Company issued to each investor in the May and June 2003 transactions a Contingent Warrant to purchase 25,000 shares of common stock for each Unit purchased exercisable upon such de-listing (and if re-listing did not occur with 90 days thereafter) at an exercise price of $4.464 per share and expiring May 18, 2006. The Company was de-listed from the Nasdaq SmallCap Stock Market on June 26, 2003, and did not re-list within 90 days thereafter. In November 2003, the Company, as an inducement to extend the maturity date of the notes to February 19, 2004, offered the note holders a warrant to purchase additional shares of common stock in an amount equal to 25% of the number of shares into which the notes purchased in the Unit are convertible. Spencer Trask Ventures, Inc. (“Spencer Trask”), Steven B. Rosner and Richard Berland acted as finders for the May and June 2003 transactions. As consideration therefore, the finders received their proportionate share of (i) a cash fee of $150,000, or 10% of the aggregate purchase price of the Units sold; (ii) warrants to purchase 510,158 shares of our common stock at an exercise price of $1.50 per share; and (iii) 5,555 shares of unregistered common stock per Unit sold. These warrants provide for cashless exercise and expire 5 years from the date of grant. In addition, Spencer Trask received a non-accountable expense allowance of $45,000, or 3% of the aggregate proceeds of all Units sold in the May and June 2003 transactions. Proceeds from the sale of the Units were used for working capital purposes.

On September 16, 2003, we issued 7.4 Units in a financing transaction consisting of an offering of up to 12 Units comprised of a $50,000 convertible note and a warrant to purchase 16,667 shares of our common stock. On September 19, 2003, we issued the remaining 4.6 Units of the financing transaction (collectively the “September Transaction”). The Units were sold to accredited investors for an aggregate of $600,000. Holders of the notes had the right to convert the notes into shares of common stock at a price equal to $1.896 per share for the notes issued on September 16, 2003 and $1.920 per share for the notes issued on September 19, 2003. The convertible notes bore interest at 8% per annum, and the maturity date of the notes was the earlier of November 19, 2003 or the completion of an equity placement of at least $3 million, at which time the notes would automatically convert into the equity placement. Holders of the warrants have the right to exercise the warrants into shares of common stock at a price equal to $1.50 per share, and the warrants expire 3 years after the date of grant. Finders’ compensation to Spencer Trask and Richard Berland for the September Transaction consisted of (i) a cash fee of $60,000, or 10% of the aggregate purchase price of all of the Units; (ii) warrants to purchase 102,988 shares of common stock, or 20% of the shares of common stock underlying the securities in the Units sold, at exercise prices ranging from $1.50 to $1.90 per share and expiring 5 years from the date of grant; and (iii) 2,778 shares of unregistered common stock per Unit sold. In addition, Spencer Trask received a non-accountable expense allowance of $18,000, or 3% of the aggregate proceeds of all Units sold in the September Transaction. All of the notes and the warrants have full ratchet anti-dilution protection. In November 2003, as an inducement to extend the maturity date of the notes to February 19, 2004, we granted the noteholders a warrant to purchase additional shares of common stock in an amount equal to 25% of the number of shares into which the notes purchased in the Unit are convertible.

The September Transaction required the consent of Global, the holder of $1.25 million of our convertible notes issued in February and April 2003, and of 51% or more of the holders of our $1.5 million convertible notes issued in connection with the bridge financings in May and June 2003. As an inducement to obtain their consent, such holders received (i) a change in the conversion price of their convertible notes equal to the lowest conversion price of the notes issued in the September financings ($1.896 per share) and (ii) an increase in the number of shares purchasable pursuant to the warrant to reflect a full ratchet dilution formula with a decrease in the exercise price of the warrants to the exercise price of the warrants issued in the September financing ($1.50). Such amendment, as it pertains to the holders of convertible notes issued in the May and June 2003 bridge financings, was effective on November 25, 2003, coincident with the effective date of a one-for-six reverse stock split. We recorded a charge in the amount of $4,828,000 as “Other Financing Costs” for the fair value of the consideration granted to these note holders for such consent.

On November 11, 2003, we issued 18 Units in a financing transaction comprised of a $50,000 convertible note (“November Notes”) and a warrant (“November Warrant”) to purchase 16,667 shares of our common stock. The Units were sold to 20 investors for an aggregate of $900,000. Holders of the November Notes had the right to convert the November Notes into shares of common stock at a price equal to $2.10 per share. The November Notes bore interest at 8% per annum, and the maturity date was the earlier of December 19, 2003 or the completion of an equity placement of at least $3 million, at which time the November Notes would automatically convert into the equity placement. Holders of the November Warrants have the right to exercise the November Warrants into shares of common stock at a price equal to $1.50 per share, and the warrants expire 3 years after the date of grant. Finders’ compensation to Spencer Trask and Richard Berland consisted of (i) a cash fee of $90,000, or 10% of the aggregate purchase price of all of the Units; (ii) warrants to purchase 136,000 shares of common stock, or 20% of the shares of common stock underlying the securities in the Units sold, at exercise prices ranging from $1.50 to $1.90 per share and expiring 5 years from the date of grant; and (iii) 2,778 shares of unregistered common stock per Unit sold. In addition, Spencer Trask received a non-accountable expense allowance of $27,000, or 3% of the aggregate proceeds of all Units sold in the November transaction. All of the November Notes and the November Warrants have full ratchet anti-dilution protection. In December 2003, as an inducement to extend the maturity date of the November Notes to February 19, 2004, we offered the noteholders a warrant to purchase additional shares of common stock in an amount equal to 25% of the number of shares into which the notes purchased in the Unit are convertible.

In February 2004, the convertible notes issued in the May, June, September and November 2003 bridge financings were automatically converted into the Units issued in connection with the 2004 Private Placement (as defined below). The conversion took place at the rate of $15 per Unit, which is the price at which the Units were sold in the 2004 Private Placement. This resulted in the conversion of the aggregate outstanding amount of debt owing from these convertible notes ($3,122,302 - representing principal and accrued interest) into 208,147 Units from the 2004 Private Placement, which in the aggregate consists of 208,147 shares of Series A Convertible Preferred Stock and warrants to purchase 2,081,470 shares of common stock at an exercise price $2.82 per share. These warrants expire in February 2007. A description of the 2004 Private Placement is set forth below.

In February 2004, we completed the closing of a $10 million private offering of investment Units at the price of $15 per Unit (the “2004 Private Placement”). Each Unit consists of (i) one share of Series A convertible preferred stock, $.01 par value (“Series A”), each of which is initially convertible into 10 shares of common stock, and (ii) one warrant for the purchase of 10 shares of common stock. The Series A receives dividends at the rate of 8% per year payable quarterly in cash or, in our sole discretion, in registered shares of our common stock Dividends accrued on the Series A preferred stock amounted to $909,337 as of December 31, 2004. While these dividends have not been paid, we intend to pay these dividends with registered shares of common stock when we have a registration statement declared effective by the SEC, which would equal 568,153 shares of common stock as of December 31, 2004. The Series A is entitled to a liquidation preference equal to the purchase price per Unit plus accrued and unpaid dividends. The Series A is not redeemable. The warrants have an exercise price of $2.82 per share and expire in February 2007. The warrants are callable on 30 days prior written notice in the event that the closing bid price of our common stock is at least 250% of their respective exercise prices for a period of 10 consecutive trading days. We also completed the closing of an additional $25,000 private offering of these Units to an accredited investor in March 2004, which Units have the same terms as described above other than the expiration date which will be March 2007. Spencer Trask, the placement agent for the 2004 Private Placement, received compensation consisting of (i) a cash fee of $1,002,500, or 10% of the aggregate purchase price of all of the Units acquired for cash, (ii) a non-accountable expense allowance of $300,750, or 3% of the aggregate proceeds of all Units sold for cash in the transaction, and (iii) warrants to purchase a number of shares of common stock equal to 20% of the shares of common stock underlying the securities in the Units sold for cash, constituting in the aggregate warrants to purchase 1,336,666 shares of common stock at $1.50 per share and warrants to purchase 1,336,666 shares of common stock at $2.82 per share.

While the warrants to purchase common stock issued during the years ended December 31, 2003 and 2004 (excluding warrants issued pursuant to the 2004 Private Placement described above) represent an additional source of capital, they expire between April 2006 and February 2009 and are not callable by us. Therefore, they cannot be relied upon by us as a definite source of capital. The warrant holders may choose to exercise their warrants if the market price of our common stock exceeds the exercise price of the warrant. The warrants issued in the 2004 Private Placement, as described above, are callable on 30 days prior written notice in the event that the closing bid price of our common stock is at least 250% of their respective exercise prices for a period of 10 consecutive trading days.

In March 2004, we completed the acquisition of all of the outstanding stock of nReach Inc., based in Lakewood, Colorado, in exchange for 500,002 shares of our common stock, the assumption and payment of $100,000 of certain obligations of nReach’s stockholders and an earn out schedule that may require our payment of up to an additional 916,667 shares of common stock based on certain revenue targets. Management believes that based on performance issues that the additional shares will not come due.

Our inability to timely file or keep registration statements effective has affected the registration rights held by certain of our stockholders and warrant holders. At December 31, 2004 and 2003, we recorded an aggregate of $202,000, and $128,000, respectively for penalties in connection with the aforementioned registration requirements. Such amounts are included in accrued expenses on our balance sheet as of December 31, 2003 and December 31, 2004. While we intend to cure these deficiencies during 2005, penalties may continue to accrue in certain circumstances.

In December 2004, in connection with a proposed settlement for liquidated damages related to a failure to have the Company’s SB-2 Registration Statement declared effective by the SEC, we established a pool of warrants to purchase 1,000,000 shares of common stock at $2.50 per share for allocation among our shareholders that participated in our bridge and the 2004 Private Placement financings. The warrants expire in December 2006. These warrants were valued at $1,782,125. As of September 1, 2005, 68% of the representative warrant ownership of the 1,000,000 warrants accepted the proposal, 29% of the representative warrant ownership of the 1,000,000 warrants did not respond to the proposal and 3% of such representative warrant ownership of the 1,000,000 warrants declined the proposal.

Pursuant to an agreement with a vendor to whom we issued in settlement 60,000 shares of common stock, we were obligated to file a Registration Statement and have it declared effective within the same time frames as required by the terms of the 2004 Private Placement. The Registration Statement was timely filed but it has not been declared effective by the SEC. As a result, we incurred late registration penalties of $2,000 per month, or $8,000 as of December 31, 2004. The late registration penalties are due monthly until the event of default is cured.

On January 7, 2005, we acquired the prepaid international calling card business of KPCCD, Inc. We issued 1,000,000 shares of our common stock valued at $1,717,143 in exchange for all of the outstanding shares of KPCCD, Inc.

On January 28, 2005, we entered into an agreement with TecCaptial, Ltd. pursuant to which TecCapital agreed to waive and release certain rights TecCapital has under a certain stock purchase agreement dated May 12, 2000 TecCapital provided these waivers and releases in consideration for the grant to TecCapital of 500,000 shares of our common stock. We believe that TecCapital is the beneficial owner of more than ten percent of our common stock. In the event that both the acquisition of Telco Group is not consummated and a registration statement covering all of TecCapital’s shares of common stock is not declared effective within 270 days after the date of the agreement, TecCapital may (in its sole discretion ) return all of the shares to the Company within 330 days from the date of the agreement, and in such case the waivers and releases granted in the agreement would become void and TecCapital could pursue any claims against us as if such waivers and releases had never been granted.

Future Capital Needs

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. However, substantial doubt about our ability to continue as a going concern have been raised because we have since our inception earned limited revenues and have incurred substantial recurring operating losses, including net losses of $3,339,949 for the six month period ended June 30, 2005 and $10,580,372 and $17,537,775 for the years ended December 31, 2004 and 2003, respectively. Additionally, we have an accumulated deficit of $104,317,102 at June 30, 2005.

In February 2004, the Company received $10 million in gross proceeds from its private placement of Units consisting of shares of Series A Convertible Preferred Stock and warrants to purchase common stock. The Company used the net proceeds of approximately $8,600,000 from this offering to repay outstanding obligations, including $1,391,500 that was used to repay Global Capital Funding Group, LP, completion of a strategic acquisition and for general working capital purposes. In particular, the Company used a significant portion of its working capital to settle its accounts payable.

On March 30, 2005, after reviewing the Company’s cash flow projections, the board of directors approved a plan designed to enable us to have sufficient working capital to support a reduced level of operations for twelve months.. As of June 30, 2005 and March 31, 2005, the Company had $435,166 and $992,676 in cash and investments, respectively. Elements of the plan included: 1) attempting to maximize KPCCD’s international calling card gross profits since the acquisition of KPCCD on January 7, 2005 2) reducing the level of operating expenses by relocating our hosting facility from an off site location to an on-site location and 3) eliminating employee positions.

In April, 2005, we commenced implementing such plan and reduced our staff to a total of 10 people as of July 2005. We also completed the relocation of our hosting facility to our headquarters.

We have been pursuing additional financing, through some combination of borrowings or the sale of equity or debt securities during 2005.

On August 31, 2005, we executed agreements to obtain financing from CAMOFI Master, LDC, a Cayman Islands limited duration company (the “Lender”), consisting of a Senior Secured Convertible Note in the principal amount of $500,000 (the “Senior Note”) and a Revolving Convertible Note in the principal amount of $1,900,000 (the “Revolving Note”) which availability is based upon the our eligible accounts receivable. Based on such availability, the Revolving Note may be increased to $2,500,000. The term of the financing is for 30 months from the closing date.

Interest is payable monthly in arrears at WSJ Prime plus 4%, in cash or, at our option, subject to the conditions thereto (including those as to trading volume) being met, in registered common stock valued at 85% of the volume weighted average trading price for the common stock for the 10 days prior to the payment date.

The Senior Note and the Revolving Note may be converted into common stock at a fixed conversion price that is $0.50 per share. The conversion price is subject to full ratchet anti-dilution protection.

We will reduce the principal amount of the Senior Note by 1/24th per month starting six months after closing, payable in cash or, subject to conditions thereto (including those as to trading volume) being met, in registered common stock. If such amortization is in cash, the payments will be at 102% of the monthly principal amortization amount. We may pay the principal amortization with common stock valued at 85% of the volume weighted average trading price for the common stock for the 10 days prior to the payment date if, among other things, our trading volume is in excess of a stated amount.

The Senior Note and Revolving Note are senior in right of payment to any and all of our indebtedness and are secured by a first lien on all of our assets. The loan is guaranteed by our subsidiary, KPCCD, Inc.

We have the right to prepay in cash all or a portion of the Senior Note and Revolving Note at 115% of the principal amount plus accrued interest to the date of repayment.

We are required to prepay in cash, half of the outstanding Senior Note and Revolving Note at 115% of the principal amount plus accrued interest to the date of repayment on the closing of a qualified offering as defined in the agreement or, in the event that no qualified offering occurs during the term, at maturity.

We issued the Lender five year warrants to purchase an aggregate of 3,000,000 shares of common stock at an exercise price of $.50 per share. Such warrants are exercisable on a cashless basis and are subject to full ratchet antidilution protection.

We are required to file with the SEC a registration statement covering the shares of common stock underlying the Senior Note, Revolving Note and the warrants within 30 days and have it declared effective within 90 days of the closing date. If the registration statement is not filed within 30 days or declared effective within 90 days of the closing date, we will pay liquidated damages to the lender. The damages will be paid in cash in an amount equal to 1 ½% of the Senior Note for the first 30 days (or part thereof) after the 30th or 90th day, and an additional 1 ½% for any subsequent 30-day period (or part thereof) thereafter.

We used $1,010,000 (including fees) to post a letter of credit in favor of Sprint as required by the Company’s contract with Sprint. The balance of the funds are intended to be used for working capital.

The lender has the right to invest up to 50% of any additional equity financing contemplated by us or any of our subsidiaries during the term of the loan on terms no less favorable than those proposed by third party investors in such contemplated equity financing.

We believe that our cash resources are sufficient to fund operating losses and working capital requirements through the next four to five months. As a result, we will need to raise additional financing, through some combination of borrowings or the sale of equity or debt securities during 2005. We are pursuing financing alternatives to fund our cash deficiency. We may not be able to raise sufficient additional debt, equity or other capital on acceptable terms, if at all. Failure to generate sufficient revenues , contain certain discretionary spending, achieve certain other business objectives or raise additional funds could have a material adverse affect on results of operations, cash flows and financial position, including our ability to continue as a going concern, and may require us to significantly reduce, reorganize, discontinue or shut down operations. Our consolidated financial statements do not include any adjustments that might result from this uncertainty.

Application of Critical Accounting Policies

The preparation of the consolidated financial statements, in conformity with accounting principles generally accepted in the United States, requires that management make critical decisions regarding accounting policies and judgments concerning their application. Materially different amounts could be reported under different circumstances and conditions.

Revenue Recognition

We recognize revenue from the use of our products and services in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 97-2, “Software Revenue Recognition”, SOP 98-9, “Modification of SOP 97-2, “Software Recognition with Respect to Certain Transactions”, and the SEC Staff Accounting Bulletin No. 104, “Revenue Recognition”. Specifically, there must be (1) evidence of an arrangement, (2) delivery of our products and services, (3) fixed and determinable fees, and (4) probable collectibility of such fees. Multi-element revenue agreements are recognized based on vendor-specific objective evidence of the fair value of individual components or if the elements in the arrangement cannot be separated, all revenues from the arrangement are deferred until the earlier of (1) the existence of vendor-specific objective evidence or (2) all elements of the arrangement have been delivered.

The contract elements vary by both product and industry. The wireless carrier market is dominated by the “data portal” concept, whereby a SmartServ developed application is made available to a mobile customer through the carrier’s wireless data portal. Our wireless carrier model provides for the delivery of a software license and related data, such as stock quotes, lottery results, horoscopes and weather reports to the customers of the carrier. Our products offer the carrier a new revenue stream and the ability to augment the carrier’s efforts to increase customer retention. However, the mere placement of our applications in the carrier’s data portal does not result in revenue to us. We earn revenue based upon a percentage of the carrier’s monthly subscription fee only after the subscriber downloads our application onto his or her mobile phone. We continue to earn a monthly subscription fee only as long as it provides subscription services to the subscriber and the subscription has not been cancelled.

Our wireless products provide the financial services industry with applications that can increase productivity and customer retention through mobile delivery of an institution’s proprietary data in combination with our market data.

Our agreements with customers in the financial services industry will generally contain multiple revenue elements. Such elements may include:

•	Subscription service fees consisting of fixed or variable charges for usage of our products. Such fees are based on the number of users having access to our products,

•	Development and integration fees for the development and integration of software applications that integrate our applications with a customer’s proprietary data and legacy systems,

•	Professional service revenues that emanate from consulting services provided to customers, and

•	Hosting services whereby we provide the services necessary to cache and deliver a customer’s proprietary data.

Paragraph no. 10 of SOP 97-2 states that “if an arrangement includes multiple elements, the fee should be allocated to the various elements based on vendor-specific objective evidence of fair value, regardless of any separate prices stated in the contract for each element. Vendor-specific objective evidence of fair value is limited to the following:

•	The price charged when the same element is sold separately and,

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For an element not yet being sold separately, the price established by management having the relevant authority; it must be probable that the price, once established, will not change before the separate introduction of the element into the marketplace”.

Paragraph 12 of SOP 97-2 requires deferral of all revenues from multiple element arrangements that are not accounted for using long-term contract accounting if sufficient vendor-specific objective evidence does not exist for the allocation of revenue to the various elements of the arrangement. In situations where vendor-specific objective evidence exists for those elements yet to be delivered, but vendor-specific objective evidence of fair value does not exist for one or more of the delivered elements in the arrangement, the fees should be recognized using the residual method.

Impairment of Property and Equipment

We report our property and equipment at cost less accumulated depreciation. On an ongoing basis, we review the future recoverability of our property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. When such events or changes in circumstances do occur, an impairment loss is recognized if the undiscounted future cash flows expected to be generated by the asset are less than its carrying value. The impairment loss reduces the asset to its fair value.

Capitalized Software Development Costs

In connection with certain contracts entered into between us and our customers, as well as other development projects, we capitalized costs related to certain product enhancements and application development. Specifically, all software development costs are charged to expense as incurred until technological feasibility has been established for the product. Thereafter, additional costs incurred for development are capitalized. Capitalization ceases when the product is available for general release to customers. Amortization of software development costs is provided on a product-by-product basis over the economic life, not to exceed three years, of the product using the straight-line method. Amortization of capitalized software development costs commences with the products’ general release to customers. The determination of estimated useful economic lives and whether or not these assets are impaired involves significant judgments. Changes in strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded asset balances.

Statement No. 123R

In December 2004, the FASB issued Statement No. 123(R), Share-Based Payment (“Statement No. 123(R)”). Statement No. 123(R) requires that the costs of employee share-based payments be  measured at fair value on the awards’ grant date using an option-pricing model and recognized in the financial statements over the requisite service period. Statement No. 123(R) does not change the accounting for stock ownership plans, which is subject to the American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 93-6, Employer’s Accounting for Employee Stock Ownership Plans. Statement No. 123(R) supersedes APB No. 25, and its related interpretations, and eliminates the alternative to use APB No. 25’s intrinsic value method of accounting, which we currently use.

Statement No. 123(R) requires public companies to adopt Statement 123(R) using the modified prospective application for periods from the adoption date forward. For periods before the required effective date, companies may elect to apply the modified retrospective application method, although not required.

The modified prospective method requires compensation cost for the portion of awards for which the requisite service has not yet been rendered that are outstanding as of the adoption date to be recognized over the remaining service period. The compensation cost for that portion of awards will be based on the grant-date fair value of those awards as calculated for pro forma disclosures under Statement No. 123, as originally issued. All new awards and awards that are modified, repurchased, or cancelled after the adoption date will be accounted for under the provisions of Statement No. 123(R).

The modified retrospective application method may be applied to either all periods prior to adoption or only to prior interim periods in the year of adoption, thus allowing companies to recognize, in their prior period financial statements, the exact amount of compensation cost that was previously disclosed in their proforma footnote disclosure. However, changes to the amounts originally disclosed in prior periods are precluded.

On April 14, 2005, the SEC issued Release 2005-57 which allows companies to implement Statement No. 123(R) at the beginning of their next fiscal year, instead of the next reporting period that begins after June 15, 2005 as disclosed in the original Statement No. 123(R) release in December 2004. We currently plan to apply the required modified prospective method upon adoption on January 1, 2006 and we are evaluating the impact Statement No. 123(R) will have on our financial position, results of operations, earnings per share and cash flows when adopted.

BUSINESS

Company Overview

We are a Mobile Virtual Network Operator (MVNO) planning to launch a prepaid mobile phone service in the first quarter of 2006 under the UPHONIA™ brand name utilizing the Sprint nationwide PCS network. The planned service will include low cost prepaid mobile wireless minute plans, discounted international long distance, and free mobile content such as ringtones, mobile games and images. In advance of our mobile phone service launch we are marketing UPHONIA™ mobile content products and UPHONIA™ prepaid international long distance phone cards. Our business strategy is based on the opportunity to utilize international long distance and mobile content and as a way to differentiate telecom products and services in the prepaid wireless market. Prepaid wireless is a $10 billion business and the fastest growing segment of the U.S. wireless sector. The prepaid wireless market has a high representation of urban ethnic, immigrants who are heavy users of international long distance products for calling their friends and family in their country of origin. Our MVNO products will bundle prepaid wireless phones and service with discounted international long distance to enable international calls from UPHONIA™ wireless phones. The availability of free mobile content will also be utilized as a value-added feature to further differentiate our products to the urban ethnic, immigrant consumer and youth market.

As identified below, we believe we have sufficient capital to support our operations through the next four to five months. To implement our MVNO launch and strategic plans we will need to raise additional capital. Our plan to address our liquidity issue is also described below. No assurance can be given that we will be able to raise sufficient capital to support our operations. Should we be unable to raise additional debt or equity financing, we will be forced to seek a strategic buyer, a merger, cease operations or enter into bankruptcy.

As an MVNO we are a mobile operator that does not own or operate supporting infrastructure such as cell towers and related support systems. We intend to give consumers a better choice in mobile phone service by bundling flexible prepaid minute plans, discounted international long distance, and free mobile content utilizing the existing cell tower infrastructure made available to us through our agreement with Sprint. Under this agreement, Sprint wholesales wireless minutes from their network directly to us for resale to our customers. We benefit from this agreement by receiving access to Sprint’s enhanced nationwide network with turnkey reliability and performance. As an MVNO, we have the advantage of market access without the need to build the telecom infrastructure necessary to originate and terminate domestic wireless calls. Sprint benefits by gaining a distribution and marketing partner that is focused on a niche market (i.e., the urban ethnic, immigrant and youth market).

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Our UPHONIA™ brand will provide consumers flexible prepaid minute plans - UPHONIA™ customers will not sign up for one preset monthly contract, but instead will be able to decide how many minutes they want to purchase each month.

•	UPHONIA™ MVNO customers will be able to access discounted international long distance through their UPHONIA™ mobile phones.

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UPHONIA™ MVNO customers will be able to personalize their cell phones with thousands of ringtones, images, mobile games and graphics. Mobile content downloads will be accessible from the uphonia.com mobile content website, directly from UPHONIA™ phones and from selected stores through the UPHONIA™ retail mobile content kiosk.

Prior to becoming an MVNO, we designed, developed and distributed software and services to enable the delivery of premium mobile content to wireless devices. The content included ringtones, images and games, and dynamic changing content such as horoscopes, lottery results and weather reports. The mobile content infrastructure, aggregation and hosting capabilities, and applications development expertise previously acquired by SmartServ is being leveraged to help differentiate our planned MVNO products and services.

During 2004 we continued to have revenue sharing license agreements with wireless carriers including Verizon Wireless, AT&T Wireless, and ALLTEL Wireless, that allowed us to deliver premium mobile content in the form of dynamic applications to cell phone users. For enterprises, we have in the past offered solutions that deliver financial market data, proprietary internal documents and other useful information to mobile workers through their cell phones, although this no longer comprises a part of our business or strategy.

In February 2004, we received $10 million in gross proceeds from our private placement of Units consisting of shares of Series A Convertible Preferred Stock and warrants to purchase common stock. We have used the net proceeds of approximately $8,600,000 from this offering to repay outstanding obligations, including $1,391,500 that was used to repay Global Capital Funding Group, LP, completion of a strategic acquisition and for general working capital purposes. In particular, we used a significant portion of our working capital to settle our accounts payable, which accounts payable were approximately $447,000 and $1,700,000 as of December 31, 2004 and December 31, 2003, respectively.

During February 2004, we acquired the business of an early stage company, nReach, Inc., to increase our offerings of mobile content products and services to the cell phone industry. nReach was a wireless content distribution company that offered a broad portfolio of popular mass-market cell phone content including ringtones, mobile games, and on-device images. Prior to our acquisition, nReach had minimal revenues and incurred a significant loss in 2003.

We signed an agreement with Sprint during November, 2004 allowing us to purchase cellular airtime on Sprint’s national wireless network for resale to our wireless customers. The agreement has a term of five years. This will allow us to enter the prepaid wireless marketplace and to offer plans that bundle prepaid wireless airtime with discounted international long distance and premium mobile content such as ringtones, images and games. We are required to provide Sprint with a $1,000,000 letter of credit to secure our obligations relating to this agreement prior to Sprint giving us access to its network. That letter of credit was posted on September 26, 2005.

On January 7, 2005, we acquired KPCCD, Inc., a New York City-based distributor of international prepaid calling cards. Founded in 1998, KPCCD distributes international prepaid calling cards through a network of hundreds of retail outlets along the East Coast. We believe that the acquisition of KPCCD will expand our distribution network for our planned prepaid wireless products and services. The acquisition of KPCCD added approximately $24.0 million in revenues during the six months ended June 30, 2005. In connection with the closing of the transaction on January 7, 2005, KPCCD, the sellers of KPCCD and Prima Communications, Inc. (“Prima”), a company controlled by the sellers, entered into a Master Vendor Agreement (“Vendor Agreement”). Under the Vendor Agreement, Prima will sell to KPCCD at cost all of KPCCD’s requirements of international prepaid calling cards for up to one year after January 7, 2005. The Vendor Agreement can be terminated prior to its one year term under certain conditions. Upon any such termination, amounts outstanding at the time of the termination shall be paid to Prima and, under certain circumstances, KPCCD will be required to purchase from Prima all inventory that Prima is holding and has ordered for future sale. According to information provided to us by Prima management, inventory held and ordered by Prima for future purchase by KPCCD consisted of international prepaid calling cards amounting to approximately $1.2 million at June 30, 2005. Such inventory, in its entirety, has been purchased by KPCCD and sold to our customers through the date of this filing and that the balance at June 30, 2005 is representative of the approximate amount that may be held by Prima for future purchase.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern have been raised because we have since our inception earned limited revenues and have incurred substantial recurring operating losses, including net losses of $3,339,949 for the six month period ended June 30, 2005 and $10,580,372 and $17,537,775 for the years ended December 31, 2004 and 2003, respectively. Additionally, we have an accumulated deficit of $104,317,102 at June 30, 2005.

On March 30, 2005, after reviewing our cash flow projections, our board of directors approved a plan designed to enable us to have sufficient working capital to support a reduced level of operations for twelve months.. As of June 30, 2005 and March 31, 2005, we had $435,166 and $992,676 in cash and investments, respectively. Elements of the plan included: 1) attempting to maximize KPCCD’s international calling card gross profits since the acquisition of KPCCD on January 7, 2005 2) reducing the level of operating expenses by relocating our hosting facility from an off site location to an on-site location and 3) eliminating employee positions.

In April, 2005, we commenced implementing such plan and reduced our staff to a total of 10 people as of July 2005. We also completed the relocation of our hosting facility to our headquarters.

We have been pursuing additional financing, through some combination of borrowings or the sale of equity or debt securities during 2005.

On August 31, 2005, we executed agreements to obtain financing from CAMOFI Master, LDC, a Cayman Islands limited duration company (the “Lender”), consisting of a Senior Secured Convertible Note in the principal amount of $500,000 (the “Senior Note”) and a Revolving Convertible Note in the principal amount of $1,900,000 (the “Revolving Note”) which availability is based upon our eligible accounts receivable. Based on such availability, the Revolving Note may be increased to $2,500,000. The term of the financing is for 30 months from the closing date.

Interest is payable monthly in arrears at WSJ Prime plus 4%, in cash or, at our option, subject to the conditions thereto (including those as to trading volume) being met, in registered common stock valued at 85% of the volume weighted average trading price for the common stock for the 10 days prior to the payment date.

The Senior Note and the Revolving Note may be converted into common stock at a fixed conversion price that is $0.50 per share. The conversion price is subject to full ratchet anti-dilution protection.

We will reduce the principal amount of the Senior Note by 1/24th per month starting six months after closing, payable in cash or, subject to conditions thereto (including those as to trading volume) being met, in registered common stock. If such amortization is in cash, the payments will be at 102% of the monthly principal amortization amount. We may pay the principal amortization with common stock valued at 85% of the volume weighted average trading price for the common stock for the 10 days prior to the payment date if, among other things, our trading volume is in excess of a stated amount.

The Senior Note and Revolving Note are senior in right of payment to any and all of our indebtedness and are secured by a first lien on all of our assets. The loan is guaranteed by our subsidiary, KPCCD, Inc.

We have the right to prepay in cash all or a portion of the Senior Note and Revolving Note at 115% of the principal amount plus accrued interest to the date of repayment.

We are required to prepay in cash, half of the outstanding Senior Note and Revolving Note at 115% of the principal amount plus accrued interest to the date of repayment on the closing of a qualified offering as defined in the agreement or, in the event that no qualified offering occurs during the term, at maturity.

We issued the Lender five year warrants to purchase an aggregate of 3,000,000 shares of common stock at an exercise price of $.50 per share. Such warrants are exercisable on a cashless basis and are subject to full ratchet antidilution protection.

We are required to file with the SEC a registration statement covering the shares of common stock underlying the Senior Note, Revolving Note and the warrants within 30 days and have it declared effective within 90 days of the closing date. If the registration statement is not filed within 30 days or declared effective within 90 days of the closing date, we will pay liquidated damages to the lender. The damages will be paid in cash in an amount equal to 1 ½% of the Senior Note for the first 30 days (or part thereof) after the 30th or 90th day, and an additional 1 ½% for any subsequent 30-day period (or part thereof) thereafter.

We used $1,010,000 (including fees) to post a letter of credit in favor of Sprint as required by our contract with Sprint. The balance of the funds would be used for working capital.

The lender has the right to invest up to 50% of any additional equity financing contemplated by us or any of our subsidiaries during the term of the loan on terms no less favorable than those proposed by third party investors in such contemplated equity financing.

We believe that our cash resources are sufficient to fund operating losses and working capital requirements through the next four to five months. As a result, we will need to raise additional financing, through some combination of borrowings or the sale of equity or debt securities during 2005. We are pursuing financing alternatives to fund our cash deficiency. We may not be able to raise sufficient additional debt, equity or other capital on acceptable terms, if at all. Failure to generate sufficient revenues, contain certain discretionary spending, achieve certain other business objectives or raise additional funds could have a material adverse affect on results of operations, cash flows and financial position, including the our ability to continue as a going concern, and may require us to significantly reduce, reorganize, discontinue or shut down operations. Our consolidated financial statements do not include any adjustments that might result from this uncertainty

We are incorporated in the State of Delaware and have our headquarters in Plymouth Meeting, Pennsylvania. We commenced operations in August 1993, and had our initial public offering in March, 1996. In this report, unless the context otherwise requires, the terms “we”, “us”, “our”, “the Company” and “SmartServ” refer to SmartServ Online, Inc. and its subsidiaries. References to nReach refer to nReach, Inc., a Colorado corporation and references to KPCCD refer to KPCCD, Inc. (our wholly owned subsidiaries). We completed a one-for-six reverse stock split effective November 25, 2003. Unless otherwise noted, descriptions of shareholdings and convertible securities reflect such one-for-six reverse stock split.

Industry Overview

The U.S. wireless market is now over $110 billion in annual sales. Over 150 million U.S. consumers own or have access to a cell phone. Household penetration is over 50% and on average U.S. wireless subscribers now spend more minutes talking on their cell phones than they do on traditional landlines. Dynamics within the overall wireless market however are changing.

While overall wireless penetration growth in the U.S. is slowing, the prepaid segment of the market has emerged as the high growth segment. Prepaid sales have gone from a standing start to approximately $10 billion annually since the late 1990’s.

Industry analysts forecast that U.S. prepaid market growth will escalate, doubling over the next three years. At these growth rates the prepaid wireless market will generate well over $1 billion in new market opportunity each year over the next three to five years. Even after five years of this rapid projected growth, the prepaid segment will still be significantly below international penetration rates (in Western Europe and Latin America prepaid represents between 50% and 75% of the wireless user base).

Our MVNO business strategy targets the large market convergence of prepaid wireless, international long distance calling and premium mobile content usage:

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Prepaid wireless is changing the dynamics of the entire wireless market. By offering pay-as-you-go flexibility and cost control without the need for credit checks or multi-year contracts, prepaid has become the fastest growth segment in the wireless market. The prepaid segment is forecast by industry experts to grow from approximately $10 billion in 2004 to between $20 billion and $25 billion over the next 3 years.

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The international long distance business in the U.S. is approximately $8 billion. According to the FCC, international long distance volume has greatly expanded over the past 20 years from about 200 million to more than 6.2 billion calls per year. The prepaid portion of the international long distance market (approximately $2 billion) is a crucial service demanded by many of the more than 30 million immigrants living in the United States for making calls to friends and family in their country of origin. As a value added service integrated into UPHONIA™ phones, it is an attractive feature to bring subscribers to the UPHONIA™ brand.

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The global mobile content business is approximately $4 billion. The U.S. market is still at a very early stage in its life cycle, ranging between $100 million and $200 million based on various industry estimates. Mobile content has lifestyle appeal and represents a way to attract and retain wireless users by providing the ability to personalize a cell phone with ringtones, images, mobile games and dynamic applications. Our MVNO plans include providing customized content that will appeal to the ethnic immigrant market.

Our business model focuses on acquiring and holding the prepaid wireless subscriber. International long distance services and premium mobile content offerings will be utilized as bundled “value-added” features to attract and retain the target market to the brand.

Strategy

Our goal is to build a large wireless subscriber base by providing value-added prepaid wireless services to the urban ethnic, immigrant target market. The basic strategic principles that we have established to achieve this goal are:

•	Deliver products to the target market with straightforward, simple rate plans that cut through the complexity of current prepaid wireless programs.

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Utilize the technology, operations and systems infrastructure of SmartServ and our affiliates to bundle value-added features including discounted international long distance and mobile content with premium handsets and mobile phone service.

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Focus on the underserved urban ethnic, immigrant market that shop in small format retailers and smaller chains that do not get primary focus from large carriers and are often left with inferior “white label/generic” product choices from 2nd tier resellers.

Access to the prepaid international calling card distribution network via KPCCD and our mobile content distribution and aggregation capabilities are important elements of this overall strategy.

Our products will be marketed under the UPHONIA™ brand name. The name was developed to accomplish important consumer product branding objectives. The UPHONIA™ brand has been well received both by our prepaid card distributor network and on-line at the Uphonia.com mobile content website. The brand name was developed to deliver premium, contemporary imagery for the youth and ethnic segments, to appeal to a broad range of ethnic immigrant consumer segments, and to retain appeal for the broader wireless market.

Technology Platform

Our content and application delivery technology is comprised of an integrated array of hardware, real-time network connections, and a suite of custom software code that provide a fast, reliable, and reusable solution for the delivery of data to mobile devices such as cell phones.

Today, mobile application technology is rapidly evolving along several discrete and competing paths. Some carriers have begun to deploy devices that use the J2ME mobile Java framework from Sun Microsystems, Inc. for their applications. Other carriers are placing heavy investments behind Qualcomm’s BREW (Binary Runtime Environment for Wireless) development framework. Yet other carriers are relying on WAP (Web Access Protocol) or MMS messaging extensions to deliver application content. This complex array of end-user application technologies has historically meant that application developers needed to pick and choose among them. A single application could not work on all carriers and mobile devices. We have greatly reduced the complexity of this problem by building a device-independent middleware platform. Our middleware translates user interactions with complex back-end logic and data feeds into a set of formats that can be delivered to virtually all mobile devices. Using this approach, although “thin” client applications are still built in BREW, J2ME or WAP, our platform allows the majority of each application’s complexity to be built in common back-end code shared across all of these platforms.

In addition to the delivery of applications, our platform allows us to deliver content to most cell phones. We have created and deployed software capable of delivering mobile content (including ring tones, wallpapers and games) to over 200 different handsets through the networks of over 12 carriers.

In support of our application and content sales, we have developed an extensive customer support queue management system, and interfaces to partners to process consumer payments (credit card and PayPal transactions).

Wireless carriers and service providers require that the back-end services that deliver content and applications be reliably available on a 24/7 basis. In the past we have hosted our applications in a data center that features carrier-grade fault tolerance and redundancy. Every critical hardware and software system in the SmartServ platform is designed to be redundant. From a hardware perspective, our platform has been able to maintain its uptime because of our substantial investment in redundant power sources, middleware and application servers that mirror one another, and fault-tolerant storage array~~s~~. We believe that no single point of failure has existed in our hardware platform. From a software perspective, our platform provides internal staff and interested application partners with a set of monitoring tools that provide real-time information about our data center’s status. Additionally, we have built an application deployment process that allows new applications and application upgrades to be distributed with little or no downtime.

As part of our cost reduction plan, we intend to host our systems on-site. We intend to build redundancy systems similar to off-site facilities, although no assurance can be given we will be able to host on-site to the same quality level.

Competition and Competitive Risk

Within the prepaid wireless market, there are two main types of service providers. Mobile Network Operators (MNO’s) include the major national and regional wireless carriers that own wireless spectrum licenses and significant network infrastructure. Mobile Virtual Network Operators (MVNO’s) do not own wireless spectrum nor do they operate their own networks, but rather contract with MNO’s to lease wireless minutes which they then supply to their own subscribers under their own brands. While the prepaid wireless sector in the U.S. is expected to grow rapidly over the next several years, the MVNO sub-segment is expected to contribute disproportionately to this expansion.

Following in the footsteps of European operators such as British Telecom, which has an MVNO agreement with Vodafone, MVNO’s are starting to blossom in the U.S. market. Virgin Mobile, the best known MVNO in the U.S., has exceeded the 2 million subscriber mark, after launching its service just several years ago.

Virgin Mobile and TracFone have been the most visible of the wireless resellers in the U.S. prepaid business. Virgin has been attacking the youth segment with a simple pricing plan and a promotion of its strong content affiliation with MTV.

TracFone Wireless, Inc., a subsidiary of Mexico’s dominant wireless carrier America Movil, has been in business in the U.S. for several years. It has primarily targeted under-banked and credit risk customers with a simple pre-paid model. Its edge at this point is in distribution, and TracFone phones and prepaid airtime cards are being sold by many major retailers, including Wal-Mart and Best Buy.

In addition to TracFone and Virgin Mobile many companies now offer MVNO products for sale in the U.S. Other entrants, as well as nationally-recognized brands in retail and other non-wireless sectors, are also being attracted to the market.

We also face competition from the wireless carriers themselves, all of whom offer prepaid wireless services, and separately, mobile content and applications. The principal competitive factors in the MVNO sector include quality of service, price of mobile handsets and prepaid minutes, amount and type of features provided, quality and type of mobile handset provided, ease of use, access to distribution channels, brand recognition, and reliability among other factors.

Overall the size and growth of the prepaid wireless sector is expected to continue to attract many competitors and robust competition for the prepaid wireless subscriber.

Proprietary Rights

We have filed an application to trademark our UphoniaTM.

We rely upon a combination of contract provisions and trade secret, patent, trademark and copyright laws to protect our proprietary rights. We license the use of our services under agreements that contain terms and conditions prohibiting the unauthorized use or reproduction of our software and services. Although we intend to protect our rights vigorously, there can be no assurance that any of the foregoing measures will be successful.

We believe that none of our products, services, trademarks or other proprietary rights infringe on the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us with respect to current features, content or services or that any such assertion may not require us to enter into royalty arrangements or result in litigation.

Government Regulation

We are not currently subject to direct regulation other than federal and state regulation generally applicable to businesses. However, the current and future regulatory environment relating to the telecommunications and media industry could have an effect on our business, including transborder data flow regulations, regulatory changes which directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies. Additionally, legislative proposals from international, federal and state governmental bodies in the areas of content regulation, intellectual property and privacy rights, as well as federal and state tax issues could impose additional regulations and obligations upon all service providers. We cannot predict the likelihood that any such legislation will pass, or the financial impact, if any, the resulting regulation or taxation may have on us.

Moreover, the relevance to application service providers of existing laws governing issues such as intellectual property ownership, libel and personal privacy is uncertain. The use of the Internet for illegal activities has increased public focus and could lead to increased pressure on legislatures to impose regulations on application service providers such as us. The law relating to the liability of online service companies for information carried on or disseminated through their systems is currently unsettled. If an action were to be initiated against us, the costs incurred as a result of such action could have a material adverse effect on our business.

Employees

As part of our cost reduction plan, we reduced the number of employees, as of July 30, 2005, to a total of ten people, all of whom were employed in the United States. Five employees are at SmartServ headquarters in Plymouth Meeting, Pennsylvania and five are employed at KPCCD in Jackson Heights, NY. If we are able to raise additional capital to launch our MVNO business, we anticipate that staffing requirements associated with the implementation of our plan of operation will require the addition of approximately 3 people and the replacement of our terminated headquarters employees.

Description of Property

We occupy approximately 4,400 square feet in a leased facility located in Plymouth Meeting, Pennsylvania. This is our headquarters and the lease expires in September 2007. nReach leases approximately 4,077 square feet in a facility located in Lakewood, Colorado. The lease expires on July 31, 2007. In November 2004, we entered into a lease to sublet the entire space through July 31, 2007. On January 7, 2005, we acquired KPCCD. KPCCD occupies approximately 1,500 square feet in a facility leased from the former owner of KPCCD located in Jackson Heights, New York. The lease expires on December 31, 2005.

Legal Proceedings

On or about February 29, 2000, Commonwealth Associates, L.P. (“Commonwealth”) filed a complaint against us in the Supreme Court of the State of New York, County of New York. The complaint alleged that in August of 1999, Commonwealth entered into an engagement letter with us that provided for a nonrefundable fee to Commonwealth of $15,000 payable in cash or common stock at our option. The complaint alleged that we elected to pay the fee in stock and, as a result, Commonwealth sought 13,333 shares of common stock or at least $1,770,000 together with interest and costs. In our defense, we denied that we elected to pay in stock. On March 4, 2003, we received a favorable decision in this matter after a trial held in the Supreme Court of the State of New York. The decision holds that, consistent with our defense, we are required to pay Commonwealth a retainer fee of only $13,439, plus interest and certain costs. Commonwealth’s time to appeal has not yet expired because a notice to enter the judgment has not yet been filed by either party. While we intend to vigorously defend any appeal of the decision in the Commonwealth matter, the unfavorable outcome of such an appeal could have a material adverse effect on our financial condition, results of operations and cash flows.

In August of 2003, we entered into a Stipulation of Arbitration with Brauning Inc., Mike Silva and Todd Peterson, former consultants to us (collectively, the “Claimants”), pursuant to which we and the Claimants agreed to resolve, in a binding arbitration proceeding, the Claimants’ demand for damages resulting from an alleged breach of contract and a failure by us to timely register the shares of common stock underlying certain consulting warrants issued by us to the Claimants. Although we believe that the shares underlying the warrants were timely registered, and that the Claimants demand is without merit, we have reached an agreement to settle this matter in order to avoid the uncertainties of litigation. Under the terms of the settlement agreement, dated February 27, 2004, we issued 60,000 shares of our common stock in satisfaction of the claim, and we paid Claimants $45,000 for certain wireless industry consulting reports. We also granted registration rights to the recipients of such 60,000 shares.

On or about August 17, 2004, Vertical Ventures Investments LLC filed a complaint against the Company in the Supreme Court of the State of New York, County of New York. The complaint seeks payment of late registration penalties and attorneys fees in the total amount of $350,000. While the Company intends to vigorously defend such lawsuit, an unfavorable outcome would have a material adverse effect on the Company’s financial condition, results of operation and cash flows.

During 2003 former employees of SmartServ filed complaints against the Company for unpaid wages arising from salary reductions implemented by the Company in 2002.  Claims, totaling $65,000, are pending before the Connecticut Department of Labor and the Connecticut Superior Court.  Management believes these claims have no merit and intends to defend the claims vigorously.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information with respect to our executive officers and directors.

Name	Age	Position
Robert Pons	49	Chief Executive Officer, President and Class III Director
Timothy G. Wenhold	43	Chief Operating Officer, Executive Vice President and Secretary
Len von Vital	54	Chief Financial Officer
Paul J. Keeler (1)(2)(3)	60	Chairman of the Board and Class I Director
John E. Goode (1)(2)(3)	53	Class III Director
Paul L. Melchiorre (1)(2)(3)	44	Class I Director
Robert Hartnett	53	Class I Director

(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of Nominating Committee

Robert M. Pons has been our Chief Executive Officer and President since January 24, 2004 and a director since August 28, 2003. He served as Interim Chief Executive Officer from August 28, 2003 to January 24, 2004. Mr. Pons had been a consultant to us from August 4, 2003 to January 24, 2004. From April 16, 1999 to April 15, 2002, Mr. Pons was founder and President of FreedomPay, a stored value payment processing company enabling cashless payments on wireless devices. From March 1999 through December 1999, Mr. Pons was Chief Operating Officer of Real Time Data, a company in the data transmission (telemetry) business. Prior thereto, from March 1, 1995 to April 15, 1999, Mr. Pons was President and CEO of LifeSafety Solutions, an enhancement to the 9-1-1 public safety emergency system. Mr. Pons also held executive positions with both MCI and Sprint. Mr. Pons is a member of the Board of Directors of Network-1 Security Solutions, Inc., a software licensing company.

John E. Goode has been a director of the Company since October 2004. From 1999 to 2001 Mr. Goode led the Methodology Group of Zefer Corporation, a consulting company focused on Internet technology development, and from 1994 to 1998 Mr. Goode was an independent consultant providing senior consulting experience and methodology assistance to Waite and Company, a strategy consulting firm. For over 30 years Mr. Goode has consulted and provided methodologies for leveraging the power of emerging technologies and business practices to improve business strategy, performance and profitability used by Fortune 500 companies, Internet start-up companies and government agencies.

Robert Hartnett is a private investor and the former Chairman of the Board and Chief Executive Officer of Blue Ridge Networks. Prior to Blue Ridge Networks, Mr. Hartnett served as president of Business Markets for WorldCom. A 20-year veteran of MCI WorldCom, Mr. Hartnett held numerous senior level positions with the company, including Chief Executive Officer of UUNET and President of Business Sales and Service at MCI Communications. Mr. Hartnett received his BA degree from John Carroll University and an MA in Communications Arts from Loyola Marymount University. Mr.Hartnett also serves on the board of DSL.net.

Paul J. Keeler has been the Chairman of the Board of Directors since October 2004. Mr. Keeler is currently Senior Managing Director at Medley Global Advisors LLC, an economic policy independent research firm. From February 1991 to February 2001, Mr. Keeler was a Principal at Morgan Stanley & Co., and Head of Global Sales and Service for Morgan Stanley Capital International, a joint venture between Morgan Stanley & Company, Inc. and Capital Group Companies. Prior to that, Mr. Keeler served as Vice President of Morgan Stanley Technology Services; President, Chief Executive Officer and Vice Chairman of Tianchi Telecommunications Corp.; President and Chief Operating Officer of Westinghouse Communications Software, Inc.; Vice President of Strategic Accounts and Business Development for Reuters Holdings, PLC; and Director, Northeast Metro Region, of MCI Communications. He also served as President and CEO of Halcyon Securities Corporation and is a former member of the New York and American Stock Exchanges. Mr. Keeler is presently a member of the Board of Directors of DSL.net, Inc., a provider of high-speed data communications, internet access and related services.

Paul L. Melchiorre has been a director since November 2004. Since 1998, Mr. Melchiorre has been the Vice-President of Operations of Ariba, a spend-management software company. In 1992 Mr. Melchiorre joined SAP America as the manager of the East Coast Region and in 1997 Mr. Melchiorre was appointed as the Vice-President of Sales of SAP America, managing all strategic business units and SAP North America.

Timothy G. Wenhold has been our Executive Vice President, Chief Operating Officer and Secretary since March 10, 2004 and a director from October 30, 2004 through September 1, 2005. Mr. Wenhold had been a consultant to the Company from August 4, 2003 to March 10, 2004. From May 1, 2002 to August 31, 2003, Mr. Wenhold was founder and President of Factory X, Inc. a manufacturer of licensed high end movie, comic and gaming collectibles. Prior thereto, from January 1, 1985 to May 1, 2002, Mr. Wenhold was founder and President of Sintaks, Inc., a system integration and technology consulting firm. Sintaks was acquired by Canon in 1998.

Other Executive Officers

Len von Vital, has been our Chief Financial Officer since April 9, 2004. Mr. von Vital was engaged by us as a consultant to provide financial services from January 27, 2004 to April 9, 2004. From February 11, 2002 to October 31, 2003, Mr. von Vital was Chief Financial Officer of 4GL School Solutions, Inc., a developer and vendor of special education software and services. From April 2001 to November 2001, Mr. von Vital was Chief Financial Officer of eCal Corporation, a developer and vendor of enterprise Internet calendaring and scheduling software and services and was a consultant in December 2001 and January 2002. From July 2000 to March 2001, Mr. von Vital was Chief Financial Officer of National Dental Corporation, an e-commerce start-up and software company providing procurement savings to the dental industry, and from March 2000 to June 2000, was Chief Financial Officer of Financialweb.com, an e-financial services company. From October 1998 to February 2000, Mr. von Vital was the Chief Financial Officer of ESPS, Inc., a provider of enterprise business-to-business document management and publishing software and services. ESPS had its initial public offering in June 1999. Mr. von Vital also served as interim CEO of ESPS, Inc. from June 1999 until October 1999. Prior thereto, he held the positions of senior vice president of product management and Chief Financial Officer for Astea International, Inc., a developer and vendor of enterprise customer relationship management software and services, that had its initial public offering in July 1995. He also held senior financial positions during a twelve-year career with Decision Data Inc., an international provider of plug-compatible IBM computer peripheral equipment and services, including Vice President of Mergers and Acquisitions, Corporate Controller and Principal Accounting Officer. Mr. von Vital is a certified public accountant.

Our officers are elected annually and serve at the discretion of the Board of Directors for a one year term and until their respective successors are duly elected and qualified or until their earlier resignation or removal, subject to any rights provided by employment agreements that are described below under “Agreements with Named Executive Officers”.

Board of Directors

Our Board of Directors is divided into three classes: Class I Directors, Class II Directors and Class III Directors. Directors of each Class are elected for a full term of three years (or any lesser period representing the balance of the previous term of such Class) and until their respective successors are duly elected and qualified or until their earlier resignation or removal. The Class I Directors will serve until the Annual Meeting of SmartServ’s stockholders to be held in 2008, the Class II Directors will serve until the Annual Meeting of SmartServ’s stockholders to be held in 2006 and the Class III Directors will serve until the Annual Meeting of SmartServ’s stockholders to be held in 2007.

Under a Stock Purchase Agreement dated May 15, 2000, TecCapital, Ltd. has the right to designate one member of our Board of Directors. However, pursuant to a letter agreement dated January 28, 2005 between us and TecCapital, TecCapital agreed to waive, among other things, the right to have a designee on the Board. TecCapital provided this waiver in consideration of the grant to TecCapital of 500,000 shares of our common stock and our agreement to use best efforts to register such shares and all other shares of our common stock held by TecCapital in a registration statement filed with the SEC. We also agreed to use best efforts to cause this registration statement to become effective within 180 days after the acquisition of Telco Group is consummated or such transaction is abandoned. In the event that both the acquisition of Telco Group is not consummated and a registration statement covering all of TecCapital’s shares of common stock is not declared effective within 270 days after the date of the agreement, TecCapital may (in its sole discretion) return all of the shares to us within 330 days from the date of the agreement, and in such case the waiver granted would become void.

Executive Compensation

The following table sets forth, for each of the last three full fiscal years, information concerning annual and long-term compensation, paid or accrued for services in all capacities during the fiscal year ended December 31, 2004, for our Chief Executive Officer during 2004 and for the two other executive officers (collectively, the “Named Executive Officers”) with base salary and bonuses exceeding $100,000 during 2004:

Summary Compensation Table

	Annual Compensation				Long-term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation (1)	Restricted Stock Awards(2)	Securities Underlying Options(3)	All Other Compensation
Robert Pons (4)	2004	$236,000	$105,000	$–	–	1,700,000	$100,000
Chief Executive Officer	2003	44,000	–	–	–	50,000	16,000
	2002	–	–	–	–	–	–

Timothy G. Wenhold (5)	2004	113,333	85,000	–	–	950,000	40,000
Chief Operating Officer	2003	–	–	–	–	8,333	35,000
	2002	–	–	–	–	–	–

Len von Vital (6)	2004	108,333	–	–	–	300,000	20,875
Chief Financial Officer	2003	–	–	–	–	–	–
	2002	–	–	–	–	–	–

(1)
The aggregate amount of personal benefits not included in the Summary Compensation Table does not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus paid to the Named Executive Officers.

(2)	The Named Executive Officers did not receive any restricted stock awards or long-term incentive plan payouts during fiscal 2004, 2003 or 2002.
(3)
See description below under the heading “Stock Options” regarding the grants made in 2004. In addition, Mr. Pons was granted warrants to purchase 50,000 shares of Common Stock in 2003 pursuant to his Consulting Agreement with us dated August 4, 2003 (see footnote 4 below). Mr. Wenhold was granted warrants to purchase 8,333 shares of Common Stock in 2003 pursuant to his Consulting Agreement with us dated August 1, 2003 (see footnote 5 below). This excludes grants during 2005 of options to purchase 4,681,233, 3,516,863 and 2,890,616 shares to Messrs. Pons, Wenhold and von Vital, respectively.

(4)
Salary in 2003 reflects amounts paid under Mr. Pons’ Consulting Agreement with us dated August 4, 2003. Salary in 2004 includes $61,000 paid under his Consulting Agreement. Mr. Pons served as Interim Chief Executive Officer from August 28, 2003 to January 24, 2004. He became our Chief Executive Officer on January 24, 2004. The entry in 2004 under “All Other Compensation” represents $100,000 paid to Mr. Pons from us as a transaction fee in connection with the 2004 Private Placement transaction, which fee was paid pursuant to the terms of his Consulting Agreement and his Employment Agreement with us dated March 12, 2004.

(5)	Mr. Wenhold became our Chief Operating Officer on March 10, 2004. Amounts under “All Other Compensation” represent payments to Mr. Wenhold under his Consulting Agreement with us dated August 4, 2003.
(6)	Mr. von Vital became our Chief Financial Officer on April 9, 2004. Amounts under “All Other Compensation” represent payments to Mr. von Vital for consulting services provided by him to us in 2004.

Stock Options

The following table sets forth information with respect to stock options granted to the Named Executive Officers in fiscal year 2004:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (6)	% of Total Options Granted to Employees in the fiscal year	Exercise Price	Expiration Date
Robert Pons	1,300,000 (1)	39.4%	$1.50	March 12, 2014
Robert Pons	400,000(2)	12.1%	$2.07	December 20, 2014
Timothy G. Wenhold	700,000(3)	21.2%	$1.50	March 12, 2014
Timothy G. Wenhold	250,000(4)	7.6%	$2.07	December 20, 2014
Len von Vital	300,000(5)	9.1%	$3.75	April 9, 2014

(1)
This option to purchase 1,300,000 shares of Common Stock was granted pursuant to an Option Agreement with Mr. Pons dated as of March 12, 2004. This option vests as follows: (i) 557,141 shares on the date of grant (March 12, 2004) and (ii) the balance of the 742,859 shares vests in equal amounts as of the last day of each calendar quarter beginning with the quarter ending March 31, 2004 and ending with the quarter ending December 31, 2007.

(2)
This option to purchase 400,000 shares of Common Stock was granted pursuant to an Option Agreement with Mr. Pons dated as of December 20, 2004. This option vests on the last day of each month in 36 equal monthly installments beginning on December 31, 2004 and ending on November 30, 2007.

(3)
This option to purchase 700,000 shares of Common Stock was granted pursuant to an Option Agreement with Mr. Wenhold dated as of March 12, 2004. This option vests as follows: (i) 300,000 shares on the date of grant (March 12, 2004) and (ii) the balance of the 400,000 shares vests in equal amounts as of the last day of each calendar quarter beginning with the quarter ending March 31, 2004 and ending with the quarter ending December 31, 2007.

(4)
This option to purchase 250,000 shares of Common Stock was granted pursuant to an Option Agreement with Mr. Wenhold dated as of December 20, 2004. This option vests on the last day of each month in 36 equal monthly installments beginning on December 31, 2004 and ending on November 30, 2007.

(5)
This option to purchase 300,000 shares of Common Stock was granted pursuant to an Option Agreement with Mr. von Vital dated as of April 9, 2004. This option vests on the last day of each calendar quarter in 16 equal quarterly installments beginning on June 30, 2004 and ending on March 31, 2008.

(6)	This excludes grants during 2005 of options to purchase 4,681,233, 3,516,863 and 2,890,616 shares to Messrs. Pons, Wenhold and von Vital, respectively.

The following table sets forth information as to the number of unexercised shares of Common Stock underlying stock options and the value of unexercised in-the-money stock options at December 31, 2004:

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year End Option Value (1)(2)

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year End Exercisable/ Unexercisable

Robert Pons	–	–	742,856/957,144	$482,856/$394,144
Timothy G. Wenhold	–	–	400,000/550,000	$260,000/$215,000
Len von Vital	–	–	56,250/243,750	$0/$0

(1)	Value is based on the closing price of our Common Stock as reported by the OTC Bulletin Board on December 31, 2004 ($2.15) less the exercise price of the option.
(2)	No stock options were exercised by the Named Executive Officers during the fiscal year ended December 31, 2004.

Agreements with Named Executive Officers

We entered into an Employment Agreement with Robert Pons, dated March 12, 2004. The agreement provides for a 4 year term with a base annual salary of $210,000 in the first year of the term, subject to increases as determined by the Board of Directors. Mr. Pons shall also be eligible for bonuses in the event the Company meets certain performance goals related to raising additional capital, revenue targets or other goals mutually set by Mr. Pons and us. On February 11, 2005, the Compensation Committee approved a 15% increase of base compensation for Mr. Pons to $241,500 and a cash bonus based on the following: (i) successful integration of KPCCD - 15% of base compensation; (ii) successful introduction of Uphonia “brand” and equipment - 15% of base compensation; and (iii) attainment of cash flow break even or better - 35% of base compensation. The determination of the first two bonus items will be based on specific parameters to be determined by the Compensation Committee and the third item would be based on the actual results for calendar year 2005.

Mr. Pons also received options to purchase 1,300,000 shares and 400,000 shares of our common stock under non-plan option agreements, which options have exercise prices of $1.50 and $2.07 per share, respectively, and a term of 10 years. The option agreement covering 1,300,000 shares provides for 557,141 shares to vest immediately and the remaining 742,859 shares to vest in equal amounts as of the last day of each calendar quarter commencing March 31, 2004. The option agreement covering 400,000 shares provides for the shares to vest in thirty-six equally monthly installments (on the last calendar day of each month) of 11,111 shares per month beginning December 31, 2004. The options will vest immediately upon a Change of Control (as defined in his respective option agreements) or in the event Mr. Pons is terminated Other Than for Cause or he terminates employment for Good Reason (as each is defined under the Employment Agreement). Mr. Pons will also receive 12 months of base salary upon termination Other Than for Cause or if he terminates employment for Good Reason.

We entered into an Employment Agreement with Timothy G. Wenhold, dated March 12, 2004. The agreement provides for a 4 year term with a base annual salary of $170,000 in the first year of the term, subject to increases as determined by the Board of Directors. Mr. Wenhold shall also be eligible for bonuses in the event we meet certain performance goals related to raising additional capital, revenue targets or other goals mutually set by Mr. Wenhold and us. On February 11, 2005 the Compensation Committee approved a 15% increase of base compensation for Mr. Wenhold to $195,500, and a cash bonus based on the following: (i) successful integration of KPCCD - 15% of base compensation; (ii) successful introduction of Uphonia “brand” and equipment - 15% of base compensation; and (iii) attainment of cash flow break even or better - 35% of base compensation. The determination of the first two bonus items will be based on specific parameters to be determined by the Compensation Committee and the third item would be based on the actual results for calendar year 2005.

Mr. Wenhold also received options to purchase 700,000 shares and 250,000 shares of our common stock under non-plan option agreements, which options have exercise prices of $1.50 per share and $2.07 per share, respectively, and a term of 10 years. The option agreement covering 700,000 shares provides for 300,000 shares to vest immediately and the remaining 400,000 shares to vest in equal amounts as of the last day of each calendar quarter commencing March 31, 2004. The option agreement covering 250,000 shares provides for the shares to vest in thirty-six equal monthly installments (on the last calendar day of each month) of 6,944 per month beginning December 31, 2004. The options will vest immediately upon a Change of Control (as defined in his option agreement) or in the event Mr. Wenhold is terminated Other Than for Cause or he terminates employment for Good Reason (as each is defined under the Employment Agreement). Mr. Wenhold will also receive 12 months of base salary upon termination Other Than for Cause or if he terminates employment for Good Reason.

Directors’ Compensation

Prior to the adoption by the Board of amendments to the compensation paid to non-employee directors which are described below, as of June 4, 2004, each non-employee director was entitled to receive a $1,000 fee for each meeting he or she attended and each committee member was entitled to receive up to $500 per committee meeting attended. Additionally, each non-employee director who is not an officer or employee was entitled to be reimbursed for his or her out-of-pocket expenses incurred in connection with attendance at meetings or other Company business.

On February 11, 2005, the Board approved amendments to the compensation paid to the non-employee directors. As of February 11, 2005, the non-employee directors are no longer entitled to receive per meeting fees and will be compensated as described below. The non-employee directors will be paid the following annual rates for service on the Board, which will be paid on a quarterly basis:

•	Non-employee board member -- $10,000
•	Non-employee Chairman of the Board -- $60,000
•	Committee Chairman -- $3,000
•	Committee Member -- $2,000

The directors will be reimbursed for out-of-pocket expenses incurred in attending meetings. The Board also intends to issue additional stock options to non-employee directors from time to time as determined by the Board in its discretion.

We also adopted a compensation plan for outside (non-employee) directors effective June 4, 2004. Each outside director will receive an option for 60,000 shares. The outside directors in office on the effective date, L. Scott Perry, Charles R. Wood, and Catherine Cassel Talmadge (collectively, the “Former Directors”) received such option grant on August 1, 2004. Paul J. Keeler, John E. Goode and Paul L. Melchiorre (collectively, the “Current Directors”), the directors presently in office, received such option grant on October 30, 2004, October 30, 2004 and November 1, 2004, respectively. Any new outside director will receive such option grant on the date of joining the Board. The exercise price will be the average of the closing stock price on the date of the option grant. The option grant to the Former Directors was initially scheduled to vest in increments of 20,000 shares at December 31, 2004, 2005 and 2006. However, pursuant to letter agreements between us and each Former Director, each dated October 30, 2004, each of which was entered into in connection with such Former Director’s resignation as a director, 35,000 shares of the option grant to each Former Director automatically vested and the balance of such option grant (25,000 shares) will not be exercisable. The option will vest in increments of 20,000 shares, at the first, second and third anniversaries of the date of grant for the Current Directors and any new outside directors.

On January 10, 2005, the Board granted to the current Chairman of the Board of Directors, Paul J. Keeler, warrants to purchase 250,000 shares of the common stock at an exercise price of $2.10 per share, which was the closing stock price of the common stock on the date of grant. The warrants, which have a 5 year term and are immediately exercisable, were issued to Mr. Keeler for serving as the Chairman of the Board.

On July 18, 2005, the Board of Directors granted to each of the two outside directors an option to purchase 259,062 shares of common stock at an exercise price of $.50 per share, for a total of 518,124 shares and one outside director was granted an option to purchase 737,654 shares of common stock at an exercise price of $.50 per share. The options vest one-third on the date of grant and two-thirds on a quarterly basis during the first and second years after the date of grant. These grants are subject to stockholder approval.

On September 15, 2005, Robert Hartnett was elected as a Director and he received a grant of an option for 60,000 shares of common stock pursuant to the aforesaid compensation plan for outside (non-employee) director at an exercise price of .$50 which will vest according to such plan. Mr. Hartnett also received a grant of an option to purchase 259,062 shares of common stock at an exercise price of $.50. The option for 259,062 shares vests on the same terms as the options described above which were granted on July 15, 2005, and is subject to stockholder approval.

The former Chairman of the Board of Directors, L. Scott Perry, was paid $5,000 per quarter in 2004 for serving as Chairman of the Board of Directors. Mr. Perry was paid $15,000 in 2004 pursuant to this arrangement, prior to his resignation in October 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 1, 2005, certain information with respect to the beneficial ownership of our Common Stock and Preferred Stock by (i) each person known by us to beneficially own more than 5% of our outstanding shares of Common Stock or Preferred Stock, (ii) each of our directors, (iii) each of the Named Executive Officers and (iv) all of our executive officers and directors as a group.

	Common Stock		Series A Preferred Stock
Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Outstanding Shares (3)	Amount and Nature of Beneficial Ownership (2)	Percent of Outstanding Shares (3)	Total (4)

CAMOFI, LDC Caymon Islands C/O Centrecourt Asset Managemetn 8th Floor 350 Madison Avenue New York, NY 10017	3,000,000(15)	32.19%	0	0	17.60%
Kevin Kimberlin c/o Spencer Trask 535 Madison Avenue New York, New York 10021	2,784,871 (5) (6)	31.40%	46,065 (6)	5.96%	19.56% (5) (6)
TecCapital, Ltd. Cedar House 41 Cedar Avenue Hamilton, HM 12, Bermuda	1,353,288	21.41%	0	*	9.63%
Crestview Capital Masters, LLC Crestview Fund Crestview Fund II Crestview Offshore Fund 95 Revere, Suite F Northbrook, IL 60062	488,600 (7)	7.26%	32,667	4.23%	5.64% (7)
Headwater Holdings 220 Montgomery Street, Suite 500 San Francisco, CA 94104	421,204 (8)	6.25%	14,059	1.82%	3.88% (8)
Vitel Ventures, Inc. 802 Grand Pavilion, 1st Floor P.O. Box 30543 SMB Grand Cayman Cayman Islands, BWI	427,313 (9)	6.33%	20,544	2.66%	4.37% (9)
Nimesh Patel 84-21 37th Avenue Jackson Heights, NY 11372	333,333	5.27%	0	*	2.37%
Ashok Patel 84-21 37th Avenue Jackson Heights, NY 11372	333,333	5.27%	0	*	2.37%
Kala Patel 84-21 37th Avenue Jackson Heights, NY 11372	333,334	5.27%	0	*	2.37%
Robert M. Pons	2,584,301(10)	29.04%	0	*	15.54% (10)
Len von Vital	1,057,192 (11)	14.33%	0	*	7.00%(11)
Timothy G. Wenhold	1,713,836 (12)	21.33%	0	*	10.87% (12)
John E. Goode	106,345 (16)	1.65%	0	*	.75%
Paul J. Keeler	515,860 (13)	7.55%	0	*	3.54% (13)
Paul L. Melchiorre	106,345(17)	1.65%	0	*	.75%
All executive officers and directors as a group (6 persons)	6,083,879(14)	49.07%	0	*	30.23% (14)

*	Less than 1%
(1)
Addresses are only given for holders of 5% or more of our outstanding common stock who are not currently officers or directors. This table contains information furnished to us by the respective stockholders or contained in filings made with the Securities and Exchange Commission (“SEC”), or, with respect to shares of common stock underlying certain warrants, options and convertible preferred stock, from our records.

(2)
Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of September 1, 2005. For purposes of beneficial ownership of our common stock, excludes shares of common stock that may be acquired upon the conversion of Series A preferred stock held by such person. Also excludes 1,628,507 shares of common stock in the aggregate subject to issuance in connection with the payment of stock dividends to holders of our preferred stock for the period ended September 1, 2005. Except as otherwise indicated, the named entities or individuals have sole voting and investment power with respect to the shares of common stock and preferred stock beneficially owned.

(3)
Represents the number of shares of common stock or preferred stock (as applicable) beneficially owned as of September 1, 2005 by each named person or group, expressed as a percentage of the sum of all of (i) the shares of such class outstanding as of such date, and (ii) the number of shares of such class not outstanding, but beneficially owned by such named person or group as of such date (e.g., shares of common stock underlying vested options or warrants). For purposes of beneficial ownership of our common stock, excludes shares of common stock that may be acquired upon the conversion of Series A preferred stock held by such person. There were 6,319,559 shares of common stock and 772,765 shares of Series A preferred stock outstanding on September 1, 2005.

(4)	The percentage in this column is based upon the total number of shares of common stock beneficially owned, calculated by assuming conversion of all of the outstanding Series A preferred shares.

(5)
Includes holdings of (i) Spencer Trask Ventures, Inc., a Delaware corporation and wholly-owned subsidiary of Spencer Trask & Co., a Delaware corporation, of which Kevin Kimberlin is the controlling shareholder, (ii) Spencer Trask Investment Partners LLC, a Delaware limited liability company, of which Kevin Kimberlin is the non-member manager, and (iii) Spencer Trask Private Equity Fund I, LP, Spencer Trask Private Equity Fund II LP, Spencer Trask Private Equity Accredited Fund III, LLC, and Spencer Trask Illumination Fund (collectively, the “Funds”), of which Kevin Kimberlin is a 100% owner of the entity that is a 100% owner of the manager of such Funds. Includes 2,496,753 shares of common stock subject to warrants.

(6)	Excludes 1,831,755 shares of common stock subject to warrants transferred to employees of Spencer Trask and Spencer Trask & Co.
(7)
Includes holdings of (i) Crestview Fund I, LP, (ii) Crestview Fund II, LP, (iii) Crestview Offshore Fund and (iv) Crestview Capital Masters, LLC (collectively, the "Crestview Entities")., Daniel Walsh, Stewart Flink and Bob Hoyt share voting and investment power over the shares held by each of the Crestview Entities. Includes 409,599 shares of common stock subject to warrants.

(8)	Includes 421,204 shares of common stock subject to warrants.
(9)	Includes 427,312 shares of common stock subject to warrants.
(10)
Includes of 50,000 shares of common stock subject to warrants and 969,046 shares of common stock subject to options. Also includes 1,560,255 shares of common stock subject to options issued that are subject to stockholder approval.

(11)	Includes 93,750 shares of common stock subject to options. Also includes 963,442 shares of common stock subject to options issued that are subject to stockholder approval.
(12)
Includes 533,333 shares of common stock subject to options and 8,333 shares of common stock subject to warrants. Also includes 1,172,170 shares of common stock subject to options issued that are subject to stockholder approval.

(13)
Includes 250,000 shares of common stock subject to warrants and 20,000 shares of common stock subject to options. Also includes 245,860 shares of common stock subject to options issued that are subject to stockholder approval.

(14)
Includes 1,964,461 shares of common stock subject to options and warrants issued to our executive officers and directors. Also includes 4,114,418 shares of common stock subject to options issued to directors and officers that are subject to stockholder approval. Excludes 86,345 shares of common stock subject to options issued to Robert Hartnett on September 15, 2005 that are subject to stockholder approval.

(15)	Includes 3,000,000 shares of common stock subject to warrants.
(16)	Includes 20,000 shares of common stock subject to options and 86,345 shares of common stock subject of options issued that are subject to stockholder approval.
(17)	Includes 20,000 shares of common stock subject to options and 86,345 shares of common stock subject of options issued that are subject to stockholder approval.

SELLING STOCKHOLDERS

An aggregate of 4,319,719 outstanding shares of common stock, 21,166,706 shares of common stock underlying warrants, 24,167 shares of common underlying stock options, 7,727,650 shares of common stock underlying Series A convertible preferred stock, 6,000,000 shares of common stock issuable of conversion of convertible debt, 180,000 shares issuable upon the payment of interest in lieu of cash and 2,350,000 shares issuable upon payment of stock dividends on the Series A convertible preferred stock are being offered for resale by the selling stockholders in this offering. The following table sets forth the names of the selling stockholders, the number of shares of common stock owned by the selling stockholders as of September 1, 2005 (assuming the exercise or conversion of all warrants, options and convertible preferred stock owned by the selling stockholder), the number of shares of common stock to be offered for the selling stockholder’s account (including shares issuable as stock dividends on the convertible preferred stock), and the number of shares and the percentage of the common stock to be owned by such selling stockholder after the offering is complete (assuming the selling stockholder sells all shares being offering in this prospectus). The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately under this prospectus. Because the selling stockholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby. All information with respect to share ownership has been furnished by the selling stockholders or, with respect to shares of common stock underlying certain warrants, options and convertible preferred stock, from our records.

Certain of the selling stockholders have or, within the past three years had, a position, office or other material relationship with us or any of our predecessors or affiliates. Any such relationship with respect to a selling stockholder is described in a footnote to the table below.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
A&R Investments, LLC[5]	27,398	27,398	0	*
Abishour, Issac	15,431	15,886	1,333	*
Abramson, Clarence A.	21,141	23,822	0	*
Adair, Lincoln & Adair, Sally TIC	42,282	47,645	0	*
Agajanian, Artie	48,037	52,655	0	*

*	Less than 1%.
1.
The selling stockholders listed below are the holders of the common stock (including shares of common stock underlying warrants, options and convertible preferred stock) described in this table. Except as otherwise noted in a footnote below, the selling stockholder listed below has sole voting and investment power over the shares held by the selling stockholder.

2.
The number of shares owned prior to and after the offering includes all shares of common stock that the selling stockholder may acquire upon the exercise of warrants, exercise of options and conversion of Series A preferred stock, regardless of whether these derivative securities are currently exercisable or not. With regard to the number of shares owned prior to the offering, excludes 1,628,507 shares of common stock in the aggregate subject to issuance in connection with the payment of stock dividends to holders of our preferred stock for the period ended September 1, 2005.

3.
The number of Shares Available for Sale for each selling stockholder includes shares of common stock that may be issued in the future as stock dividends on the preferred stock. The number of such shares for any individual preferred stockholder equals such person’s pro rata share of the 2,350,000 shares registered hereunder, which is based upon such person's pro rata ownership of the preferred stock as of September 1, 2005.

4.
The percentage of common stock owned after the offering is based on the fully diluted number of shares of common stock outstanding assuming the exercise of all warrants and options and the conversion of all Series A preferred stock held by the selling stockholders.

5.	Robert R. Gorman has voting and investment power over the shares held by the selling stockholder.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
Alexander, Bruce[6]	20,972	20,972	0	*
Alpine Capital Partners, Inc.[7]	40,000	40,000	0	*
America First Associates Corp.[8]	524	524	0	*
Aran Asset Management SA9	47,776	52,337	0	*
Arnett, Dr. Jan	70,466	79,403	0	*
Aquilina, Charles[10]	3,488	3,488	0	*
Aquino, Arnel[11]	3,488	3,488	0	*
ARS Family Revocable Trust[12]	70,220	74,932	0	*
AS Capital Partners, LLC[13]	140,943	158,817	0	*
Aviles, Sharon[14]	3,488	3,488	0	*
Bachthaler, Helen[15]	1,404	1,404	0	*
Bakshi, Pradeep	21,141	23,822	0	*
Banque Hapoalim (Suisse) Ltd. [16]	533,337	563,762	0	*
Bartlett, Richard	7,043	7,936	0	*
Baselice, Donna[17]	10,466	10,466	0	*
Battin, Michael	6,000	6,000	0	*
Baumberger, Roger[18]	58,430	58,430	0	*
Beadle, Robert S.	35,239	39,709	0	*
Beem, Craig	70,466	79,403	0	*
Bell, Lon E.	188,425	202,463	0	*
Benedict, James[19]	20,972	20,972	0	*
Bennie, Robert	35,239	39,709	0	*
Berger, Cliff	352,352	397,039	0	*

6.	The selling stockholder is an employee of Spencer Trask & Co. See disclosure for Spencer Trask & Co. below.
7.
Evan Bines has voting and investment power over the shares held by the selling stockholder. The selling stockholder was a consultant to us and assisted us in raising capital. See “Capital Resources and Liquidity” and “Certain Relationships and Related Transactions” for a description of certain material relationships between the selling stockholder and us. The selling stockholder acquired the shares for assisting us in raising capital.

8.
Joseph Ricupero has voting and investment power over the shares held by the selling stockholder. The selling stockholder is a registered broker-dealer and acquired such shares as compensation for assisting us in raising capital in 2000.

9.
Michael C. Thalman, Chairman and CEO, and Jakob Baumgarter, Director and Senior Manager, have voting and investment power over the shares held by the selling stockholder. Mr. Thalman may exercise such power unilaterally in all circumstances. Mr. Baumgartner generally may not exercise such power without the consent of Mr. Thalman.

10.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
11.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
12.	David Hasson has voting and investment power over the shares held by the selling stockholder.
13.	Michael Coughlan has voting and investment power over the shares held by the selling stockholder.
14.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
15.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
16.
Emile Fargeon, Avner Kreimer, Roman Fixmer, Dominique Fafet, Rita Knot, José Moreira and Marnick Poublon, bank officers of the selling stockholder, share voting and investment power over the shares held by the selling stockholder. Any of such officers may exercise such power without consent of the others.

17.	The selling stockholder is an employee of Spencer Trask & Co. See disclosure for Spencer Trask & Co. below.
18.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
19.	The selling stockholder is an employee of Spencer Trask & Co. See disclosure for Spencer Trask & Co. below.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
Berland, Richard H.[20]	130,201	130,201	0	*
Berns, Michael T.	7,043	7,936	0	*
Berzow, Harold	9,604	10,525	0	*
Bishara, John	10,833	10,833	0	*
Blomstedt, Jeffrey & Lascala, Susan JTWROS	17,614	19,846	0	*
Blue & Gold Enterprises[21]	378,245	414,740	0	*
Blumberg, Estate of Richard[22]	10,800	10,800	0	*
Boim, David	48,037	52,655	0	*
Boyd, Dr. John	28,184	31,758	0	*
Bremer Family Partnership[23]	70,466	79,403	0	*
Breslin, Dorothy	213,119	231,594	0	*
Brockington Securities[24]	100,000	100,000	0	*
Burrows, Gregory A. & Lorraine E.	35,239	39,709	0	*
Cabo, Laura[25]	222	222	0
Cafferone, Deanna[26]	3,488	3,488	0	*
Callahan, William & Joan	281,394	308,691	0	*
Capital Management & Administration, Inc.[27]	47,276	51,837	0	*
Cardwell , Jack	47,276	51,837	0	*
Casazza, Andy	1,666	1,666	0	*
Cassetta, Sebastian E.[28]	115,957	115,957	0	*
Cassetta, Sebastian E., ACF #4,402, Kathryn A. Cassetta U/CT/ UGMA[29]	1,150	1,150	0	*
Cassetta, Sebastian E., ACF #4,402, Sebastian E. Cassetta, III U/CT/UGMA[30]	1,150	1,150	0	*
Cassetta, Sarah L. Miller, Trustee, Sebastian E. Cassetta Lifetime Access U/A/D 10/17/98[31]	341	341	0	*

20.
The selling stockholder is a consultant to us and assisted us in raising capital. See “Capital Resources and Liquidity” for a description of certain material relationships between the selling stockholder and us. The selling stockholder acquired the shares for assisting us in raising capital. The selling stockholder is an affiliate of Franklin Ross, a registered broker-dealer, and acquired the shares in the ordinary course of its business.

21.	Steven Antebi has voting and investment power over the shares held by the selling stockholder.
22.
Jeanne Blumberg has voting and investment power over the shares held by the selling stockholder. The late Richard Blumberg acted as legal counsel to us in conjunction with certain prior financial transactions.

23.	Valentine C. Bremer has voting and investment power over the shares held by the selling stockholder.
24.
Robert DelVecchio has voting and investment power over the shares held by the selling stockholder. The selling stockholder is a registered broker-dealer and received a warrant to purchase common stock as compensation for consulting services. The selling stockholder is also an affiliate of IMT Industries, Inc., which is also a registered broker-dealer.

25.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
26.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
27.	Lorena Lliviehuzga has voting and investment power over the shares held by the selling stockholder.
28.
Mr. Cassetta is our former Chief Executive Officer and Chairman of the Board of Directors. See also “Certain Relationships and Related Transactions” and “Agreements with Named Executive Officers” for a description of certain material relationships between the selling stockholder and us.

29.	Sebastian Cassetta has voting and investment power over the shares held by the selling stockholder.
30.	Sebastian Cassetta has voting and investment power over the shares held by the selling stockholder.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
Castlerigg Master Investment Ltd.[32]	352,352	397,039	0	*
Cates, Troy[33]	3,488	3,488	0	*
Charles Schwab Todd Mabach Contributory Account (IRA) [34]	17,614	19,846	0	*
Chestler, Daniel	70,466	79,403	0	*
Clariden Bank[35]	470,997	524,992	0	*
Clofine, Michael	35,116	37,473	0	*
Cohen, Donald E.	33,315	36,950	0	*
Cohen, Larry	35,239	39,709	0	*
Colacino, Thomas & Elizabeth	28,820	31,591	0	*
Cooper, Arthur G.	35,239	39,709	0	*
Cardone, Scott[36]	16,888	16,888	0	*
Crestview Capital Fund[37]	59,649	59,649	0	*
Crestview Capital Fund II38	63,187	63,187	0	*
Crestview Capital Masters LLC[39]	690,607	778,190	0	*

31.	Sarah L. Miller Cassetta has voting and investment power over the shares held by the selling stockholder.
32.
Thomas Sandell has voting and investment power over the shares held by the selling stockholder. The selling stockholder entered into an agreement with Sandell Asset Management Corp. granting it the voting and investment power with respect to the shares. Sandell Asset Management Corp. is owned by Thomas Sandell.

33.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
34.	Todd Maibach has voting and investment power over the shares held by the selling stockholder.
35.
Gil Huber, Dr. Stephen Florsheim and Hanspeter Schutzbach share voting and investment power over the shares held by the selling stockholder. Any of them can exercise such power without consent of the others. Mr. Huber is a Director, Mr. Florshein is a Director and President and Mr. Schutzbach is a Vice President, of the selling stockholder.

36.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
37.
Daniel Warsh, Stewart Flink and Bob Hoyt share voting and investment power over the shares held by the selling stockholder. Voting and investment decisions with respect to the shares are made by unanimous consent of the Investment Committee of the selling stockholder. The Investment Committee is composed of Messrs. Warsh, Flink and Hoyt. The selling stockholder is an affiliate of Dillon Capital, a registered broker-dealer, and acquired the shares in the ordinary course of its business. The selling stockholder is the beneficial owner of at least 5% of our outstanding common stock as of September 1, 2005.

38.
Daniel Warsh, Stewart Flink and Bob Hoyt share voting and investment power over the shares held by the selling stockholder. Voting and investment decisions with respect to the shares are made by unanimous consent of the Investment Committee of the selling stockholder. The Investment Committee is composed of Messrs. Warsh, Flink and Hoyt. The selling stockholder is an affiliate of Dillon Capital, a registered broker-dealer, and acquired the shares in the ordinary course of its business. The selling stockholder is the beneficial owner of at least 5% of our outstanding common stock as of September 1, 2005.

39.
Daniel Warsh, Stewart Flink and Bob Hoyt share voting and investment power over the shares held by the selling stockholder. Messrs. Warsh, Flink and Hoyt are the members of Crestview Capital Partners, LLC, the Managing Member of the selling stockholder. Decisions with respect to the shares are made by unanimous consent. The selling stockholder is an affiliate of Dillon Capital, a registered broker-dealer, and acquired the shares in the ordinary course of its business. The selling stockholder is the beneficial owner of at least 5% of our outstanding common stock as of September1, 2005.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
Crestview Capital Offshore Fund[40]	1,827	1,827	0	*
Currie, Dr. Malcolm R.	28,184	31,758	0	*
Curtis, Paul	14,098	15,886	0	*
DCG&T c/f Robert G. Heidenreich IRA[41]	35,239	39,709	0	*
DCG&T Walter J. Krzanowski IRA[42]	35,239	39,709	0	*
De Kanter, Stephen	35,239	39,709	0	*
Delaware Charter G&T C/F Elizabeth A. Eller IRA[43]	28,184	31,758	0	*
Delaware Charter G&T Co FBO Elizabeth H. Bone SEP IRA[44]	13,337	15,125	0	*
Delaware Charter G&T Co FBO Ronald Hutchison IRA[45]	37,902	44,940	0	*
Delaware Charter G&T Co. FBO Benjamin King IRA[46]	33,337	35,239	0	*
Delaware Charter Guarantee & Trust Co FBO Chatri Jhunjhnuwala SEP IRA[47]	47,276	51,837	0	*
Delaware Charter Lee R. Beck SEP IRA[48]	35,239	39,709	0	*
Delis, Dean	35,239	39,709	0	*
Deloach, Jr., Dennis R.	35,228	39,693	0	*
Deutsch, Steven H. & Deutsch, Wilma K.	89,558	99,482	0	*
Dioguardi, William[49]	68,364	68,364	0	*
Dolgin, Cindy	70,466	79,403	0	*
Donahue, Heather[50]	25,572	25,572	0	*
Donald E. Yohe & Sheri J. Yohe Revocable Trust[51]	70,466	79,403	0	*

40.
Daniel Warsh, Stewart Flink and Bob Hoyt share voting and investment power over the shares held by the selling stockholder. Voting and investment decisions with respect to the shares are made by unanimous consent of the Investment Committee of the selling stockholder. The Investment Committee is composed of Messrs. Warsh, Flink and Hoyt. The selling stockholder is an affiliate of Dillon Capital, a registered broker-dealer, and acquired the shares in the ordinary course of its business. The selling stockholder is the beneficial owner of at least 5% of our outstanding common stock as of September1, 2005.

41.	Robert G. Heidenreich has voting and investment power over the shares held by the selling stockholder.
42.	Walter J. Krzanowski has voting and investment power over the shares held by the selling stockholder.
43.	Elizabeth A. Eller, the owner of the selling stockholder and Ronald Eller, by power of attorney, each have voting and investment power over the shares held by the selling stockholder.
44.	Elizabeth H. Bone has voting and investment power over the shares held by the selling stockholder.
45.	Ronald Hutchison has voting and investment power over the shares held by the selling stockholder.
46.	Benjamin King has voting and investment power over the shares held by the selling stockholder.
47.	Chatri Jhunjhnuwala has voting and investment power over the shares held by the selling stockholder.
48.	Lee R. Beck has voting and investment power over the shares held by the selling stockholder.
49.	William Dioguardi is President of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
50.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
51.
Donald E. Yohe, Trustee, and Sheri J. Yohe, Trustee, share voting and investment power over the shares held by the selling stockholder. Either Trustee may act on behalf of the Trust with respect to the stock without the consent of the other Trustee.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
Dreyfuss, Jules H.	35,239	39,709	0	*
Duymazlar, Erol	21,141	23,822	0	*
E.A. Moos & CO LP52	140,943	158,817	0	*
Elliot, Iona S.	7,043	7,936	0	*
Ellis, Diann[53]	3,488	3,488	0	*
Ellis, Jr., U. Bertram	94,561	103,686	0	*
Engel, Jacob	140,451	149,874	0	*
Erlbaum, Steve	26,981	26,981	0	*
Erlbaum Investments, LLP[54]	40,463	40,463	0	*
Esposito, Joanne K.	35,116	37,473	0	*
F. Berdon Defined Benefit Plan[55]	70,466	79,403	0	*
Fayling, Blake	1,987	1,987	0	*
Fayling, Clint	43,745	43,745	0	*
Field & Field, LP56	67,254	73,719	0	*
Finelt, Harold	47,276	51,837	0	*
Fisher, Andrew	281,875	317,622	0	*
Fleisig, Jonathan D.	415,129	451,950	0	*
Forsyth, Dr. Richard	35,239	39,709	0	*
Frazier Investments[57]	8,974	8,974	0	*
Fuzion Ventures, Inc.[58]	92,135	92,135	0	*
Gans, Walter G.	70,466	79,403	0	*
Garfield Associates LLC[59]	21,141	23,822	0	*
Gatti, Joseph, Jr.[60]	6,154	6,154	0	*
Gearns, Richard	23,639	23,822	2,498	*
Genovese, Richard	280,902	299,751	0	*
Genzardi, Joseph A.	431	431	0	*
Giambrone, Carol	98,661	111,174	0	*
Gilson, David	42,282	47,645	0	*
Ginsburg, Jerome Z.	70,466	79,403	0	*
Gioia, Louis G.	35,239	39,709	0	*

52.	Edward A. Moos has voting and investment power over the shares held by the selling stockholder.
53.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
54.	Daniel Warsh has investment power and Neil Klinger has voting power over the shares held by the selling stockholder.
55.	Frederick Berdon has voting and investment power over the shares held by the selling stockholder.
56.	Hyatt M. Field has voting and investment power over the shares held by the selling stockholder.
57.	Seth Fireman has voting and investment power over the shares held by the selling stockholder.
58.	Curtis R. Jenson has voting and investment power over the shares held by the selling stockholder.
59.	William P. Dioguardi has voting and investment power over the shares held by the selling stockholder.
60.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
Global Capital Funding Group, L.P.[61]	257,333	257,333	0	*
Goekjian, Samuel	35,239	39,709	0	*
Goldblatt, Janine[62]	3,488	3,488	0	*
Golden Gate Ventures LLC[63]	249,448	266,459	0	*
Goldstein, William M.	70,466	79,403	0	*
Goodale, Robert	35,239	39,709	0	*
Goodman, Rhoda	70,466	79,403	0	*
Goodman, Steven	157,054	173,246	0	*
Gooze, Daniel A.	73,059	54,795	18,264	*
Gorman, Robert F.	109,589	109,589	0	*
Gould, Peter C.	35,239	39,709	0	*
Gozlan, Maurice & Stacy	246,033	266,750	0	*
Greenwood Partners, LP64	140,932	158,806	0	*
Gross, Irwin & Linda JTWROS	70,466	79,403	0	*
Haboush, Ronald	352,352	397,039	0	*
Hanam Capital Corporation[65]	56,379	63,530	0	*
Hanley, Tara[66]	3,488	3,488	0	*
Hannahs, Gerald	140,943	158,817	0	*
Happle, Kathryn[67]	3,488	3,488	0	*
Harold A. Havekotte Inc. Pension Plan 11/28/80[68]	17,614	19,846	0	*
Harrigan, Robert & Lane, Cindy	35,239	39,709	0	*
Hawkeye Ventures, Inc.	30,424	71,496	0	*
Harrigan, Todd[69]	46,836	46,836	0	*
Headwaters Holdings[70]	561,794	599,487	100	*

61.
Lewis N. Lester, President, Michael S. Brown, Treasurer and Brad A. Thompson, Secretary, of Global Capital Management Services, Inc., the general partner of the selling stockholder, share voting and investment power over the shares held by the selling stockholder. Any of them may exercise such power without consent of the others. The selling shareholder is an affiliate of Colony Park Financial Services, Inc., a registered broker-dealer, and acquired the shares in the ordinary course of its business.

62.	The selling stockholder is an employee of Spencer Trask & Co. See disclosure for Spencer Trask & Co. below.
63.
Richard Mayer, Joanne Esposito, Dan Schmidt, C.J. and Carol Mahoney, Jay Schmidt, Robert Betterman, Lou Rosen, David Rosen and Amy Taus, the members of the selling stockholder, each have voting and investment power over that percentage of the shares held by the selling stockholder equal to their respective ownership interest in the selling stockholder.

64.
Gregg M. Greenberg has voting and investment power over the shares held by the selling stockholder. The selling stockholder is a registered broker-dealer. Pursuant to the SEC’s interpretation of the Securities Act, the selling stockholder is deemed to be an underwriter with regard to these shares being registered.

65.	Robert Schairer has voting and investment power over the shares held by the selling stockholder.
66.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
67.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
68.	Harold A. Havekotte has voting and investment power over the shares held by the selling stockholder.
69.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
70.
Jeff Goshay, Jon Ungar, Sheldon Kahn and John Stookey share voting and investment power over the shares held by the selling stockholder. Decisions with respect to the shares are made on a consensual basis. The selling stockholder is an affiliate of Headwaters Capital, a registered broker-dealer, and acquired the shares in the ordinary course of its business. The selling stockholder is the beneficial owner of at least 5% of our outstanding common stock as of September 1, 2005.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
Heidenreich, John[71]	8,584	8,584	0	*
Herrmann, Timothy[72]	14,768	14,768	0	*
Heuer, Ken[73]	8,140	8,140	0	*
Higgins, John[74]	31,438	31,438	0	*
Hochman, David P.	23,643	25,925	0	*
Hoffmann, Susan[75]	18,539	18,539	0	*
Hughey, Byron C. & Julie L. Tenants By the Entirety	21,141	23,822	0	*
IMT Industries, Inc.[76]	140,943	158,817	0	*
Iseli, Andre	52,239	39,709	17,000	*
Jacobson, David	70,466	79,403	0	*
Jaret, Alec	21,141	23,822	0	*
JAWLER Investments, LLC[77]	2,499	2,499	0	*
Jenson, Curtis and Patricia	119,201	119,201	0	*
Jericho Investments[78]	70,466	79,403	0	*
Joe N. & Jamie Behrendt Revocable Trust 10/20/96[79]	35,239	39,709	0	*
John P. Funkey Revocable Trust 2/26/90[80]	70,466	79,403	0	*
Jones, W. Kentley	70,466	79,403	0	*
Jonathan Lubert Trust[81]	27,396	27,396	0	*
Kahn, David V.	31,711	35,732	0	*
Kahn, Jonathan [82]	52,852	59,554	0	*
Kantor, Robert	70,466	79,403	0	*

71.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
72.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
73.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
74.	The selling stockholder is an employee of Spencer Trask & Co. See disclosure for Spencer Trask & Co. below.
75.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
76.
Robert DelVecchio and Vincent Montenegro share voting and investment power over the shares held by the selling stockholder. Mr. DelVecchio and Mr. Montenegro each hold a 50% ownership interest in the selling stockholder. The consent of both Mr. DelVecchio and Mr. Montenegro is required to take any action with respect to the shares held by the selling stockholder. The selling stockholder is a registered broker-dealer. Pursuant to the SEC’s interpretation of the Securities Act, the selling stockholder is deemed to be an underwriter with regard to these shares being registered. The selling stockholder is an affiliate of Brockington Securities, a registered broker-dealer.

77.	E. Lee Reichert has investment and voting power over the shares held by the selling stockholder.
78.
Amanda McNamara has voting and investment power over the shares held by the selling stockholder. Pursuant to the SEC’s interpretation of the Securities Act, the selling stockholder is deemed to be an underwriter with regard to these shares being registered.

79.
Joe N. Behrendt, Trustee and James W. Behrendt, Trustee share voting and investment power over the shares held by the selling stockholder. Either Trustee may exercise such power without the consent of the other.

80.	John P. Funkey has voting and investment power over the shares held by the selling stockholder.
81.
Howard E. Lubert, Dean S. Adler and Jonathan Lubert, as Trustees, share voting and investment power over the shares held by the selling stockholder. Any of them may exercise such power without consent of the others.

82.
The selling stockholder is the President of Castlebridge Risk Solutions, Inc., a registered broker-dealer. The selling stockholder did not acquire the shares in the ordinary course of his business but acquired them as a personal investment. At the time of the selling stockholder’s acquisition of such shares, he did not have any plans or proposals to distribute the shares.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
Karfunkel, George	352,352	397,039	0	*
Karfunkel, Michael	352,352	397,039	0	*
Keenan, Steven and Marilyn JTWROS	35,239	39,709	0	*
Kellogg Capital Group LLC[83]	70,466	79,403	0	*
Kendall, James	140,943	158,817	0	*
Kerschner, Richard D.[84]	71,667	50,000	21,667	*
Kim M. Berretta Trust DTD 10/24/94[85]	17,614	19,846	0	*
Klingenstein, William P.	281,875	317,622	0	*
Kobayashi, Patrick	35,239	39,709	0	*
Kokales, John	35,239	39,709	0	*
Kostal, Kenneth J.	35,239	39,709	0	*
Koukoulis, Athanasios	7,043	7,936	0	*
Kousouros, James	37,447	39,709	2,208	*
Kredietbank (Suisse) SA Acting for Customers A/C86	70,466	79,403	0	*
Kristein Lubert Trust[87]	27,396	27,396	0	*
Kroening, John C.	35,239	39,709	0	*
Lachman, Ronald	70,466	79,403	0	*
Laddcap Value Partners, LP	422,818	476,439	0	*
Landskowsky, David[88]	13,988	13,988	0	*
Lang, Allan	35,239	39,709	0	*
Lawrence Cohen Trust[89]	70,466	79,403	0	*
Lederer, William[90]	8,140	8,140	0	*
Lee O. Hill CGM IRA Rollover Custodian[91]	35,239	39,709	0	*
Lee, Shellie Lyn Peck	39,184	31,758	11,000	*
Leishman, Gregory J.	35,239	39,709	0	*
Lerer, Bruno[92]	24,462	24,462	0	*
Levine, Lee A.	35,239	39,709	0	*

83.
Charles K. Kellogg has voting and investment power over the shares held by the selling stockholder. The selling stockholder is a registered broker-dealer. Pursuant to the SEC’s interpretation of the Securities Act, the selling stockholder is deemed to be an underwriter with regard to these shares being registered.

84.
Mr. Kershner is our former Senior Vice President and General Counsel. See “Certain Relationships and Related Transactions” for a description of certain material relationships between the selling stockholder and us.

85.	Kim M. Berretta has voting and investment power over the shares held by the selling stockholder.
86.	Paolo Ceppi has voting and investment power over the shares held by the selling stockholder.
87.
Howard E. Lubert, Dean S. Adler and Jonathan Lubert, in their capacity as Trustees share voting and investment power over the shares held by the selling stockholder. Any of them may exercise such power without the consent of the others.

88.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
89.	Andrew Cohen has voting and investment power over the shares held by the selling stockholder.
90.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
91.	Lee O. Hill has voting and investment power over the shares held by the selling stockholder.
92.	The selling stockholder is an employee of Spencer Trask & Co. See disclosure for Spencer Trask & Co. below.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
Levy Jr., Robert	35,239	39,709	0	*
Lewis, David M.	1,667	1,667	0	*
Liberty Associates, Inc.[93]	666	666	0	*
Lincoln Associates LLC[94]	21,141	23,822	0	*
Lorch, Timothy R.	56,379	63,530	0	*
Loury, Kirk[95]	148	148	0	*
Lubert, Ira. A.	73,816	73,816	0	*
Luken, Ronald[96]	20,972	20,972	0	*
Madigan, Elizabeth	7,043	7,936	0	*
Manning, Robert[97]	8,140	8,140	0	*
Martin, Jan	727	727	0	*
Martone, Anthony J.	35,239	39,709	0	*
Masci, Jr., Thomas A.	17,614	19,846	0	*
McBride, Gerald & Patricia JTWROS	35,239	39,709	0	*
McCarthy, Erika[98]	3,488	3,488	0	*
McGuire, Mikell Rigg	70,466	79,403	0	*
MCP Global Corporation Ltd.[99]	191,894	210,351	0	*
Meadowbrook Capital Corp. Profit Sharing Plan100	281,875	317,622	0	*
101	3,606	3,606	0	*
Melnichuk, Rose Marie	13,337	14,098
Merkle, Robert	34,098	37,027	0	*
Michael, Daniel	3,666	6,234	0	*
Michael, David102	33,337	35,239	0	*
Millet, Craig H.	18,904	21,472	0	*
Mish, Richard103	80,000	84,564	0	*
Molinsky, Richard	9,222	15,383	0	*
Moore, John A.	66,663	70,466	0	*
Morris Holdings, LLC104	37,140	44,176	0	*

93.	Sidney Azriliant has voting and investment power over the shares held by the selling stockholder. The selling stockholder is a registered broker-dealer and received the shares as a finders fee.
94.	William P. Dioguardi has voting and investment power over the shares held by the selling stockholder.
95.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
96.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
97.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
98.	The selling stockholder is an employee of Spencer Trask & Co. See disclosure for Spencer Trask & Co. below.
99.	Mai N. Pogue has voting and investment power over the shares held by the selling stockholder.
100.	Louis E. Ferrari has voting and investment power over the shares held by the selling stockholder.
101.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
102.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
103.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
104.
Andrew Cohen and Warren Cohen share voting and investment power over the shares held by the selling stockholder. Andrew Cohen and Warren Cohen are the Managing Members of the selling stockholder. Either Andrew Cohen or Warren Cohen may take action independently with respect to the shares.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
Moskowitz, Leonard	21,902	25,611	0	*
Mouton Family Living Trust105	3,141	4,681	0	*
Muller, Markus	160,000	169,127	0	*
Nash, Ronald	15,127	27,448	0	*
Navigato, Daniel	2,258	2,258	0	*
Nicholson, Steve106	20,000	21,141	0	*
Nicolopoulos, Gus & Karen	46,476	49,957	0	*
O'Connell, Edward J.	35,278	39,800	0	*
Oliphant, James	12,368	14,936	0	*
Olsen, Elizabeth107	66,663	70,466	0	*
Omenn, Dr. Gilbert S.	25,803	30,937	0	*
One Station Place, Limited Partnership108			0	*
Orlando, John	70,466	79,403	0	*
Pallini, Larry	47,276	51,837	0	*
Patel, Suresh	35,239	39,709	0	*
Paul, Eric109	10,466	10,466	0	*
PEAK Private Equity AG110	31,711	35,732	0	*
Pepper, Christopher K.	33,315	36,950	0	*
Peress, Tanya111	3,488	3,488	0	*
Perl, Sheldon	95,946	105,174	0	*
Perl, Sheldon & Perl, Ruth TIC	35,239	39,709	0	*
Peterson, Lisa & Smith, Mark JTWROS	14,098	15,886	0	*
Peterson, Todd	7,440	7,440	0	*
Phillips, Jessica112	10,466	10,466	0	*
Piccinonno, Angela113	2,086	2,086	0	*
Pizzo, James	14,098	15,886	0	*
Plum Glen Partners, LP114	35,239	39,709	0	*
Provence, Alida115	3,488	3,488	0	*
Rajagopalan, K.V.	28,184	31,758	0	*

105.
Melvin L. Mouton, Trustee and Betty H. Mouton, Trustee share voting and investment power over the shares held by the selling stockholder. Either Trustee can exercise such power without consent of the other.

106.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
107.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
108.
Peter L. Malkin has voting and investment power over the shares held by the selling stockholder. The selling stockholder is an affiliate of Wien & Malking Securities Corp., a registered broker-dealer, and acquired the shares in the ordinary course of its business.

109.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
110.	Rene Beuggert has voting and investment power over the shares held by the selling stockholder.
111.	The selling stockholder is an employee of Spencer Trask & Co. See disclosure for Spencer Trask & Co. below.
112.	The selling stockholder is an employee of Spencer Trask & Co. See disclosure for Spencer Trask & Co. below.
113.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
114.	Jerry Mendelson has voting and investment power over the shares held by the selling stockholder.
115.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
Ralph C. Wintrode Trust dtd May 9, 2001116	35,239	39,709	0	*
Rarey, David	14,098	15,886	0	*
Read, Susan117	3,488	3,488	0	*
Restatement of the Tan 1994 Family Trust dated 5/22/03118	28,184	31,758	0	*
Rice, Donald S.	21,141	23,822	0	*
Ricupero, Joseph R.119	1,265	1,265	0	*
Robert Rosner IRA	27,398	27,398	0	*
Roberts, William Martin	14,098	15,886	0	*
Rosner, David	4,167	4,167	0	*
Rosner, Lauren Page120	4,167	4,167	0	*
Rosner, Robert	294,942	314,731	0	*
Rosner, Steven B.121	443,410	443,410	0	*
Rosol, Mike	10,959	10,959	0	*
Rossi, Mario122	64,875	64,875	0	*
Rothman, Eli	96,075	105,308	0	*
Rothman, Elisha	137,087	146,560	0	*
Rotter, Joel	24	24	0	*
Rubenstein, Eric123	205,996	205,996	0	*
Rubin, Alan J.	140,943	158,817	0	*
Rubin, Stanley M.	35,239	39,709	0	*
Russey, Richard	17,613	19,846	0	*
Sadow, Bernard	70,466	79,403	0	*
Sakakeeny, Richard	21,141	23,822	0	*
Saker, Wayne	70,466	79,403	0	*
Santos, Antonio124	3,488	3,488	0	*
Schackner, Martin	14,098	15,886	0	*
Schmidt, Daniel R. & Schmidt, Kaliana C. JTWROS	14,098	15,886	0	*
Schrager, Howard	70,466	79,403	0	*

116.	Ralph C. Wintrode has voting and investment power over the shares held by the selling stockholder.
117.	The selling stockholder is an employee of Spencer Trask & Co. See disclosure for Spencer Trask & Co. below.
118.	Fernando Tan has voting and investment power over the shares held by the selling stockholder.
119.	The selling stockholder is an affiliate of America First Associates Securities Corp., a registered broker-dealer, and acquired the shares in the ordinary course of his business.
120.	Steven B. Rosner has voting and investment power over the shares held by the selling stockholder.
121.
Mr. Rosner is an investor, provides consulting services to us and acted as a finder for us. See “Certain Relationships and Related Transactions” for a description of certain material relationships between the selling stockholder and us.

122.
Mr. Rossi is our former Executive Vice President and Chief Technology Officer. See also “Certain Relationships and Related Transactions” for a description of certain material relationships between the selling stockholder and us.

123.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
124.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
Schulte, Scott125	26,390	26,390	0	*
Scott, C. Dennis	14,098	15,886	0	*
Segal, Aaron126	88,349	89,270	0	*
Shannon M. Harrington Trust127	1,500	1,500	0	*
Shaoul, Ralph	36,641	41,287	0	*
Shea Ventures LLC128	611,940	683,809	0	*
Shemaria, Barry	35,239	39,709	0	*
Shippel, Ronald M.	38,133	41,806	0	*
Siek, Michael129	52,108	52,108	0	*
Silva, Michael P.	29,760	29,760	0	*
Silverman, Arthur	42,282	47,645	0	*
Silverman, Michael130	20,431	20,431	0	*
Snelling, Allen131	7,436	7,436	0	*
Sokolow, Elliot	48,037	52,655	0	*
Soler, Lydia132	8,140	8,140	0	*
Soyak, James & Deborah JTWROS	70,466	79,403	0	*
Spencer Trask & Co.133	1,596,047	1,603,235	0	*
Spencer Trask Illumination Fund 134	113,425	145,868	0	*
Spencer Trask Investment Partners, LLC135	651,828	683,446	0	*

125.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
126.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
127.	Gerald Harrington has voting and investment power over the shares held by the selling stockholder.
128.	Edward H. Shea, Jr. has voting and investment power over the shares held by the selling stockholder.
129.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
130.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
131.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
132.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. below.
133.
Kevin Kimberlin has voting and investment power over the shares held by the selling stockholder. Kevin Kimberlin is the beneficial owner of at least 5% of our outstanding common stock as of September 1, 2005, based on his ownership interest in the selling stockholder and other Spencer Trask entities. The selling stockholder is affiliated with Spencer Trask Ventures, Inc., a registered broker-dealer, and acquired the shares in the ordinary course of its business. Spencer Trask has provided services to us as a consultant and placement agent. See also “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions” for a description of certain material relationships between Spencer Trask and us.

134.
Kevin Kimberlin has voting and investment power over the shares held by the selling stockholder. Kevin Kimberlin is the beneficial owner of at least 5% of our outstanding common stock as of September 1, 2005, based on his ownership interest in the selling stockholder and other Spencer Trask entities. The selling stockholder is affiliated with Spencer Trask Ventures, Inc., a registered broker-dealer, and acquired the shares in the ordinary course of its business. Spencer Trask has provided services to us as a consultant and placement agent. See also “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions” for a description of certain material relationships between Spencer Trask and us.

135.
Kevin Kimberlin has voting and investment power over the shares held by the selling stockholder. Kevin Kimberlin is the beneficial owner of at least 5% of our outstanding common stock as of September1, 2005, based on his ownership interest in the selling stockholder and other Spencer Trask entities. The selling stockholder is affiliated with Spencer Trask Ventures, Inc., a registered broker-dealer, and acquired the shares in the ordinary course of its business. Spencer Trask has provided services to us as a consultant and placement agent. See also “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions” for a description of certain material relationships between Spencer Trask and us.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
Spencer Trask Private Equity Accredited Fund III, LP136	212,336	235,999	0	*
Spencer Trask Private Equity Fund I, LP137	255,196	276,388	0	*
Spencer Trask Private Equity Fund II, LP138	181,133	188,533	0	*
Spencer Trask Ventures, Inc.139	235,556	235,556	0	*
SPH Investments, Inc.140	350,368	386,115	0	*
Spongberg, Donald141	470	470	0	*
Steadman, Mark C.	35,239	39,709	0	*
Stemple, Chris	1,987	1,987	0	*
Stemple, Mike142	211,397	211,397	0	*
Stern, Adam K.143	837,246	844,251	0	*
Stollwerk, David or Stollwerk, Ida	47,276	51,837	0	*
Struett, Joanna	35,239	39,709	0	*
Sue Berland Revocable Living Trust144	70,466	79,403	0	*
Sunflower Trading Fund145	140,943	158,817	0	*
Swartz, Jack	23,141	23,822	2,000	*

136.
Kevin Kimberlin has voting and investment power over the shares held by the selling stockholder. Kevin Kimberlin is the beneficial owner of at least 5% of our outstanding common stock as of September 1, 2005, based on his ownership interest in the selling stockholder and other Spencer Trask entities. The selling stockholder is affiliated with Spencer Trask Ventures, Inc., a registered broker-dealer, and acquired the shares in the ordinary course of its business. Spencer Trask has provided services to us as a consultant and placement agent. See also “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions” for a description of certain material relationships between Spencer Trask and us.

137.
Kevin Kimberlin has voting and investment power over the shares held by the selling stockholder. Kevin Kimberlin is the beneficial owner of at least 5% of our outstanding common stock as of September 1, 2005, based on his ownership interest in the selling stockholder and other Spencer Trask entities. The selling stockholder is affiliated with Spencer Trask Ventures, Inc., a registered broker-dealer, and acquired the shares in the ordinary course of its business. Spencer Trask has provided services to us as a consultant and placement agent. See also “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions” for a description of certain material relationships between Spencer Trask and us.

138.
Kevin Kimberlin has voting and investment power over the shares held by the selling stockholder. Kevin Kimberlin is the beneficial owner of at least 5% of our outstanding common stock as of September 1, 2005, based on his ownership interest in the selling stockholder and other Spencer Trask entities. The selling stockholder is affiliated with Spencer Trask Ventures, Inc., a registered broker-dealer, and acquired the shares in the ordinary course of its business. Spencer Trask has provided services to us as a consultant and placement agent. See also “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions” for a description of certain material relationships between Spencer Trask and us.

139.
Kevin Kimberlin has voting and investment power over the shares held by the selling stockholder. Kevin Kimberlin is the beneficial owner of at least 5% of our outstanding common stock as of September 1, 2005, based on his ownership interest in the selling stockholder and other Spencer Trask entities. The selling stockholder is a registered broker-dealer, which has provided services to us as a consultant and placement agent. See also “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions” for a description of certain material relationships between the selling stockholder and us.

140.	Stephen P. Harrington has voting and investment power over the shares held by the selling stockholder.
141.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. above.
142.	The selling stockholder is the President of nReach, Inc., our wholly-owned subsidiary.
143.	Adam Stern is the Senior Managing Director of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. above.
144.	Sue Berland has voting and investment power over the shares held by the selling stockholder.
145.	Susan Gibbons has voting and investment power over the shares held by the selling stockholder.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
Sweetland L.L.C.146	35,239	39,709	0	*
Sydorick, David	244,772	273,519	0	*
Taney, Richard	70,466	79,403	0	*
Tara J. Harrington Trust147	1,333	1,333	0	*
Taus, Amy	51,237	53,358	2,024	*
TecCapital, Ltd.148	1,353,288	1,353,288	0
Terzini, Christopher149	10,466	10,466	0	*
The Bansi Bhaswani Revocable Trust dtd-6-23-92150	35,239	39,709	0	*
THE PAUL F PETRUS REV TRUST OF 1988 UAD 4-15-88151	56,379	63,530	0	*
Thomas, Matthew152	7,894	7,894	0	*
Todd, Mark	41,096	41,096	0	*
Union Securities, Ltd153	189,122	207,369	0	*
Vail, Samuel Victor154	24,490	24,490	0	*
Vestcap International Management, Ltd.155	352,352	397,039	0	*
Viswanath, Premnath156	193,958	210,629	1,800	*
Vitel Ventures, Inc.157	632,753	687,834	0	*
Vito Stamato Family Limited Partnership158	105,705	119,111	0	*
W. Stephen P. Harrington Trust159	1,333	1,333	0	*
Wagner, John V., Jr.	35,239	39,709	0	*
Waters, Rachael160	3,488	3,488	0	*

146.	Louis Southworth has voting and investment power over the shares held by the selling stockholder.
147.	Gerald Harrington has voting and investment power over the shares held by the selling stockholder.
148.
The Board of Directors of the selling shareholder has voting and investment power over the shares held by the selling stockholder. The Board of Directors consists of Charles R. Klotz and Peter Carmichael. Decisions are made by approval of a majority of the Directors. The selling stockholder is the beneficial owner of at least 5% of our outstanding common stock as of September 1, 2005.

149.	The selling stockholder is an employee of Spencer Trask & Co. See disclosure for Spencer Trask & Co. above.
150.	Bansi Bhaswani has voting and investment power over the shares held by the selling stockholder.
151.	Paul F. Petrus has voting and investment power over the shares held by the selling stockholder.
152.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. above.
153.	Markus Müller and Christian Diem share voting and investment power over the shares held by the selling stockholder.
154.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. above.
155.	Rima Salam has voting and investment power over the shares held by the selling stockholder.
156.
Premnath Viswanath is the holder of the shares available for sale and has sole voting and investment power over such shares. He also holds 1,800 shares of our common stock jointly with his wife, Macathy Viswanath.

157.
Mark Thompkins has voting and investment power over the shares held by the selling shareholder. The selling stockholder is the beneficial owner of at least 5% of our outstanding common stock as of September 1, 2005.

158.	Barbara Schwartz has voting and investment power over the shares held by the selling stockholder.
159.	Gerald Harrington has voting and investment power over the shares held by the selling stockholder.
160.	The selling stockholder is an employee of Spencer Trask & Co. See disclosure for Spencer Trask & Co. above.

Selling Stockholders[1]	Ownership Prior to the Offering[2]	Shares Available for Sale[3]	Ownership After the Offering[2]	Percentage of Common Stock Owned After Offering[4]
WEC Partners, LLC161	140,943	158,817	0	*
Weinger, Jerold & Weinger, Lilli JTWROS	140,943	158,817	0	*
Weir, Paul J.	35,239	39,709	0	*
Weisbeck, Kevin	35,239	39,709	0	*
Weiss, Michael	95,946	105,174	0	*
Wheeler, Donald C.	70,466	79,403	0	*
William C. Wetzel TTEE for the Livingston, Berger, Brandt & Schroeder Self Employment Ret Plan DTD 9/30/94 FBO Richard E. Stites162	35,239	39,701	0	*
Wisotsky, Joshua163	11,854	11,854	0	*
Woodfield, William164	17,484	17,484	0	*
Yamada, Ray Y.	14,098	15,886	0	*
Yau, Stanley (Stanley Yau-Hok Chen)	6,875	6,875	0	*
Zervoulei, Carol165	13,390	13,390	0	*
Zimmerman, Michael	10,570	11,901	0	*
Berman, Richard	25,000	25,000	0	*
CAMOFI Master, LDC 166	3,000,000	9,000,000	0	*
Glaser, Mark	125,000	125,000	0	*
Haller, Thomas	75,000	75,000	0	*
Keeler, Paul 167	250,000	250,000	0	*
Kisberg, Frank	30,000	30,000	0	*
Patel, Nimesh 168	333,333	333,333	0	*
Patel, Kala 168	333,334	333,334	0	*
Patel, Ashok 168	333,333	333,333	0	*
Punk Ziegel & Company L.P 169.	42,000	42,000	0	*
Taylor, William	125,000	125,000	0	*

161.
Ethan Benovitz, Danial Saks and Jamie Hartman share voting and investment power over the shares held by the selling stockholder. Messrs. Benovitz, Saks and Hartman must all approve any action to be taken with respect to such shares. Messrs. Benovitz, Saks and Hartman are the owners of the selling stockholder.

162.	William C. Wetzel has voting and investment power over the shares held by the selling stockholder.
163.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. above.
164.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. above.
165.	The selling stockholder is an employee of Spencer Trask Ventures, Inc. See disclosure for Spencer Trask Ventures, Inc. above.
166.
_______________ has voting and investment power over the shares held by the selling stockholder. The selling stockholder is the beneficial owner of at least 5% of our outstanding common stock as of September 1, 2005.

167.	The selling stockholder is the Chairman of the Board of our Board of Directors.”
168.	The selling stockholder is an employee of KPCCD, Inc., our wholly-owned subsidiary, and the beneficial owner of at least 5% of our outstanding common stock as of September 1, 2005
169.
______________has voting and investment power over the shares held by the selling stockholder. The selling stockholder is a registered broker-dealer, which has provided services to us as a placement agent.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required, a supplement to this prospectus will be distributed which sets forth the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the selling stockholders and any discounts, concessions or commissions and other items constituting compensation from the selling stockholders7 and any discounts, concessions or commissions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock offered hereby will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states these shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied. In particular, in several states, the shares have not been registered and an exemption may not exist.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 31, 2005, we executed agreements to obtain financing from CAMOFI Master, LDC, a Cayman Islands limited duration company (the “Lender”), consisting of a Senior Secured Convertible Note in the principal amount of $500,000 (the “Senior Note”) and a Revolving Convertible Note in the principal amount of $1,900,000 (the “Revolving Note”) which availability is based upon our eligible accounts receivable. Based on such availability, the Revolving Note may be increased to $2,500,000. The term of the financing is for 30 months from the closing date.

Interest is payable monthly in arrears at WSJ Prime plus 4%, in cash or, at our option, subject to the conditions thereto (including those as to trading volume) being met, in registered common stock valued at 85% of the volume weighted average trading price for the common stock for the 10 days prior to the payment date.

The Senior Note and the Revolving Note may be converted into common stock at a fixed conversion price that is $0.50 per share. The conversion price is subject to full ratchet anti-dilution protection.

We will reduce the principal amount of the Senior Note by 1/24th per month starting six months after closing, payable in cash or, subject to conditions thereto (including those as to trading volume) being met, in registered common stock. If such amortization is in cash, the payments will be at 102% of the monthly principal amortization amount. We may pay the principal amortization with common stock valued at 85% of the volume weighted average trading price for the common stock for the 10 days prior to the payment date if, among other things, our trading volume is in excess of a stated amount.

The Senior Note and Revolving Note are senior in right of payment to any and all of our indebtedness and are secured by a first lien on all of our assets. The loan is guaranteed by our subsidiary, KPCCD, Inc.

We have the right to prepay in cash all or a portion of the Senior Note and Revolving Note at 115% of the principal amount plus accrued interest to the date of repayment.

We are required to prepay in cash, half of the outstanding Senior Note and Revolving Note at 115% of the principal amount plus accrued interest to the date of repayment on the closing of a qualified offering as defined in the agreement or, in the event that no qualified offering occurs during the term, at maturity.

We issued the Lender five year warrants to purchase an aggregate of 3,000,000 shares of common stock at an exercise price of $.50 per share. Such warrants are exercisable on a cashless basis and are subject to full ratchet antidilution protection.

We are required to file with the SEC a registration statement covering the shares of common stock underlying the Senior Note, Revolving Note and the warrants within 30 days and have it declared effective within 90 days of the closing date. If the registration statement is not filed within 30 days or declared effective within 90 days of the closing date, we will pay liquidated damages to the lender. The damages will be paid in cash in an amount equal to 1 ½% of the Senior Note for the first 30 days (or part thereof) after the 30th or 90th day, and an additional 1 ½% for any subsequent 30-day period (or part thereof) thereafter.

We used approximately $1,010,000 (including fees) to post a letter of credit in favor of Sprint as required by the Company’s contract with Sprint. The balance of the funds would be used for working capital.

The lender has the right to invest up to 50% of any additional equity financing contemplated by us or any of our subsidiaries during the term of the loan on terms no less favorable than those proposed by third party investors in such contemplated equity financing.

On January 28, 2005, SmartServ entered into an agreement with TecCaptial, Ltd. (“TEC”) pursuant to which TEC agreed to waive and release certain rights TEC has under a certain stock purchase agreement dated May 12, 2000 TEC provided these waivers and releases in consideration for the grant to TEC of 500,000 shares of the Company’s common stock. The Company believes that TEC is the beneficial owner of more than ten percent of the Company’s common stock. In the event that both the acquisition of Telco Group is not consummated and a registration statement covering all of TEC’s shares of common stock is not declared effective within 270 days after the date of the agreement, TEC may (in its sole discretion ) return all of the shares to the Company within 330 days from the date of the agreement, and in such case the waivers and releases granted in the agreement would become void and TEC could pursue any claims against the Company as if such waivers and releases had never been granted.

On January 7, 2005, we acquired all of the issued and outstanding capital stock of KPCCD, Inc. (“KPCCD”) pursuant to a Stock Purchase Agreement by and among Nimesh Patel, Ashok Patel and Kala Patel (collectively, the “Sellers”) and us, dated December 19, 2004 (“KPCCD Agreement”). Following the closing of this acquisition, KPCCD became our wholly-owned subsidiary. Pursuant to the terms of the Agreement, we issued an aggregate of 1,000,000 shares of our common stock to the Sellers as consideration for acquiring KPCCD. As a result, each of the Sellers owns more than 5% of our issued and outstanding common stock, as described above in Security Ownership of Certain Beneficial Owners and Management.

In connection with the closing of the transactions contemplated by the KPCCD Agreement, on January 7, 2005 KPCCD, the Sellers and Prima Communications, Inc. (“Prima”), a company controlled by the Sellers, entered into a Master Vendor Agreement (“Vendor Agreement”). Under the Vendor Agreement, Prima will sell to KPCCD at cost all of KPCCD’s requirements of international prepaid calling cards for up to one year after January 7, 2005. Upon termination, amounts outstanding at the time of the termination shall be paid to Prima and, under certain circumstances, KPCCD will be required to purchase from Prima all inventory that Prima is holding and has ordered for future sale. According to information provided to us by Prima management, inventory held and ordered by Prima for future purchase by KPCCD consisted of international prepaid calling cards amounting to approximately $1.2 million at June 30, 2005. Such inventory, in its entirety, has been purchased by KPCCD and sold to KPCCD’s customers through the date of this filing and the balance at June 30, 2005 is representative of the approximate amount that may be held by Prima for future purchase.

Additionally, per the terms of the KPCCD Agreement, immediately prior to the closing KPCCD distributed to Prima all of KPCCD’s cash, accounts receivable, inventory (including prepaid calling cards) and accounts payable. The KPCCD Agreement also provides the Sellers with certain registration rights with regard to our common stock they received in the transaction. In particular, the Sellers received “piggyback” registration rights for a period of two years after the closing, which requires us to use best efforts to include the Sellers’ shares in any registration statement under the Securities Act of 1933 that we otherwise file with the Securities and Exchange Commission to register our common stock, except for certain registration statements relating to an equity line of credit, employee benefit plans or certain business combinations.

In connection with the transactions contemplated by the KPCCD Agreement, we entered into employment agreements with each of Nimesh Patel to be employed as President of KPCCD and Kala Patel to be employed as Vice President of KPCCD, each dated January 7, 2005 (collectively, the “KPCCD Employment Agreements”). Nimesh Patel and Kala Patel are each entitled to annual compensation in the amount of $180,000 during the period in which the Vendor Agreement is in effect, under the terms of their respective Employment Agreements. Upon termination of the Vendor Agreement, the annual compensation under each KPCCD Employment Agreement will be reduced to $120,000. Additionally, under each of their respective Employment Agreements, Nimesh Patel and Kala Patel are each entitled to a bonus equal to 17.5% of KPCCD’s net operating cash flow in excess of $50,000. The KPCCD Employment Agreements cannot be terminated during the period in which the Vendor Agreement is in effect either by us with or without cause or by Nimesh Patel or Kala Patel, voluntarily.

We entered into a consulting arrangement with Spencer Trask in May 2003 providing that Spencer Trask would render corporate financial consulting, financial advisory, and investment banking services to us (“Trask Consulting Agreement”). Under the Trask Consulting Agreement, we agreed to pay consulting fees of $7,500 per month commencing July 1, 2003 thru May 31, 2004 and we issued Spencer Trask 83,333 shares of Common Stock.

As part of the consulting arrangement, Spencer Trask acted as a finder and assisted us with sales of Units consisting of convertible debentures and warrants from May 2003 through November 2003 in the aggregate amount of $2,685,000. We paid Spencer Trask a finders fee consisting of $349,050 in cash (including finders fees and non-accountable expenses), 152,223 shares of Common Stock and a warrant to purchase 749,146 shares of Common Stock at exercise prices ranging from $1.50 to $1.90 per share. We also reimbursed Spencer Trask for $20,000 of legal expenses and $5,000 of out-of-pocket expenses.

Under the terms of the Trask Consulting Agreement, we are obligated to pay Spencer Trask a fee as a result of the closing of our acquisition of nReach, based on 5% of the first two-million dollars of the aggregate consideration of such acquisition, 4% of the next two million dollars or portion thereof, 3% of the third $2,000,000 or portion thereof, and 2.5% of the balance of the consideration. For purposes of determining the aggregate consideration, the total value of liabilities assumed are included, and fees on any contingent payment shall be paid to Spencer Trask when such contingent payment is made. Spencer Trask has agreed to accept shares of our Common Stock in lieu of cash with respect to such fees.

Under the terms of the Trask Consulting Agreement, in the event that within 18 months after May 31, 2004 (under certain conditions), we sell, outside the ordinary course of business, our company or any of our assets, securities or business by means of a merger, consolidation, joint venture or exchange offer, or any transaction resulting in any change in control of us or our assets or business, or we purchase, outside the ordinary course of business, another company or any of its assets, securities or business by means of a merger, consolidation, joint venture or exchange offer, or we receive an investment in us (other than an investment pursuant to an agented offering, which will be subject to compensation pursuant to a separate arrangement with Spencer Trask), we will owe Spencer Trask a cash fee and in some instances, warrants.

Spencer Trask served as the placement agent for our $10 million private offering of investment Units consisting of shares of our Series A preferred stock and warrants to purchase our Common Stock, which transaction closed in February 2004 (the “2004 Private Placement”). In accordance with the terms of the Placement Agency Agreement, dated January 29, 2004, Spencer Trask received compensation consisting of (i) a cash fee of $1,002,500, or 10% of the aggregate purchase price of all of the Units acquired for cash, (ii) a non-accountable expense allowance of $300,750, or 3% of the aggregate proceeds of all Units sold for cash in the transaction, and (iii) warrants to purchase a number of shares of Common Stock equal to 20% of the shares of Common Stock underlying the securities in the Units sold for cash, constituting in the aggregate warrants to purchase 1,336,666 shares of Common Stock at $1.50 per share and warrants to purchase 1,336,666 shares of Common Stock at $2.82 per share.

We entered into a consulting agreement with Robert Pons, dated August 4, 2003 (“Pons Consulting Agreement”), whereby Mr. Pons rendered consulting services to us related to our business activities, strategic planning, and market research and strategic due diligence on proposed business opportunities. The agreement had an initial term of four months and was continued until Mr. Pons became the Company’s Chief Executive Officer on January 24, 2004. As compensation for such services, we agreed to pay him a cash fee of $15,000 per month ($4,000 of which was deferred until we closed a financing on no less than $2.5 million), issued to him a warrant to purchase 41,667 shares of Common Stock, which was changed to 50,000 shares of Common Stock, and agreed to pay him a transaction fee equal to 1% of (i) any cash or securities received by us from any equity transaction during the term of the agreement and (ii) sales revenue received and recognized by us resulting from his assistance. The warrant expires in August 2008, is convertible at the price of $2.04 per share, and became exercisable in December 2003. The Pons Consulting Agreement was entered into prior to Mr. Pons becoming our Interim Chief Executive Officer on August 28, 2003. Pursuant to the terms of the Pons Consulting Agreement and his employment agreement with us, Mr. Pons received $100,000 from us in 2004 as a transaction fee in connection with the 2004 Private Placement transaction. See “Agreements with Named Executive Officers” above for a description of Mr. Pons’ employment agreement.

In connection with the resignations of three directors from our Board of Directors, we entered into Letter Agreements with each of Catherine Cassel Talmadge (“Talmadge”), Charles R. Wood (“Wood”) and L. Scott Perry (“Perry”, and with Talmadge and Wood, individually, a “Former Director” and collectively, the “Former Directors”), each dated October 30, 2004. The Letter Agreement with each Former Director provides that 35,000 shares of that certain Option dated August 1, 2004 issued to such Former Director pursuant to the Non-Employee Director Option Plan will automatically vest and we will indemnify such Former Director with respect to his or her service as a director substantially in accordance with our By-Laws. We also agreed that we will purchase and maintain insurance on behalf of such Former Director in his or her capacity as a director of our company, to the fullest extent provided under the Delaware General Corporation Law.

Additionally, each Former Director agreed to waive any and all meeting fees and other directors compensation which would otherwise be due with respect to his or her position as a director or participation at Board meetings and Committee meetings, and to release us and our subsidiaries, directors, officers and employees from all claims such Former Director may have against such persons except for the indemnification rights described above. We agreed to release each Former Director from any claims we may have to the fullest extent permitted under Delaware law, except for liability (i) for breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such Former Director derived an improper personal benefit.

In December 2000, our Board of Directors authorized the issuance of a line of credit to Sebastian Cassetta, our former Chief Executive Officer, for an amount not to exceed $500,000. Such amount bore interest at the prime rate and matured on March 20, 2004. Pursuant to the terms of the note, interest for the period January 2, 2001 to June 30, 2002 had been accrued and was payable at maturity. Commencing July 1, 2002 until maturity, interest was payable same-annually in arrears on January 1st and July 1st. In October 2003 we agreed to forgive this loan over a three year period pursuant to the Separation Agreement we entered into with Mr. Cassetta effective as of October 21, 2003 (the “Cassetta Separation Agreement”).

The Cassetta Separation Agreement terminated Mr. Cassetta’s rights under his employment agreement, including without limitation, any rights to compensation and severance, in exchange for the consideration set forth therein, including the following: (i) a cash payment for unpaid base salary and accrued vacation of $18,990.30, payable on or before October 31, 2003, (ii) forgiveness of the loans described in the preceding paragraph, and (iii) extension of the Put Right contained in Mr. Cassetta’s Restricted Stock Agreement dated December 28, 1998, allowing Mr. Cassetta 1 year (i.e., until September 2004) instead of 60 days to either repay a promissory note (the “Cassetta Note”) in the original principal amount of $457,496.86 plus accrued interest, or return 94,707 restricted shares of our Common Stock in full satisfaction of the Cassetta Note and accrued interest thereon. During the quarter ended September 30, 2004, all 94,706 shares of stock, which were pledged as collateral for the Cassetta Note, were assigned and transferred to us and the outstanding debt and accrued interest of $569,670 in the aggregate was cancelled.

In January 2000, we issued Mr. Mario Rossi, our former Executive Vice President and Chief Technology Officer and a Director, 34,347 shares of restricted Common Stock in exchange for Mr. Rossi’s note in the amount of $152,500 (the “Rossi Note”). The Rossi Note was secured by the Common Stock issued to Mr. Rossi. In connection with his retirement, we entered into a Separation Agreement with Mr. Rossi effective as of October 21, 2003 (the “Rossi Separation Agreement”). The Rossi Separation Agreement terminated Mr. Rossi’s rights under his employment agreement, including without limitation, any rights to compensation and severance, in exchange for the consideration set forth therein, including the following: (i) a cash payment for unpaid base salary and vacation of $16,667.00 payable in two equal installments on October 31, 2003 and November 20, 2003, (ii) a cash payment for unpaid contractual base salary of $112,500.00, of which $81,370.69 was offset against Mr. Rossi’s obligation to us of $47,004.00 in accrued interest on the Rossi Note, and the remaining $31,129.31 was paid in two equal installments on April 21, 2004 and October 21, 2004, (iii) a warrant to purchase 41,667 shares of Common Stock at no less than $2.40 per share, and (iv) pursuant to Mr. Rossi’s rights under a Restricted Stock Agreement, cancellation of the principal amount of the Rossi Note upon delivery by Mr. Rossi to us of the 34,347 shares of restricted stock securing the Rossi Note. In January 2004, Mr. Rossi assigned and transferred all 34,347 restricted shares of Common Stock to us in full satisfaction of the outstanding non-recourse debt of $68,000.

Pursuant to the terms of the 2004 Private Placement, we were required to file a Registration Statement with the SEC and have it declared effective no later than 120 days after April 30, 2004, or by August 29, 2004. The Registration Statement was filed on May 13, 2004 but it has not yet been declared effective by the SEC and as a result, we incurred liquidated damages in the form of a monthly cash requirement equal to 2% of the aggregate purchase price of the offering, or approximately $266,000 per month. Liquidated damages are due monthly until the event of default is cured. We proposed a settlement to limit the liquidated damages. In December 2004, in full settlement of the default, we established a pool of 1,000,000 warrants with an exercise price of $2.50 per share and a two year term. The pool of warrants was allocated among each participant based on the investor's proportionate participation in the 2004 Private Placement. As of March 1, 2005, 69% of the representative warrant ownership of the 1,000,000 warrants responded to the proposal and of that amount, 4% declined the proposal. The remaining 31% have not responded to the offer.

DESCRIPTION OF CAPITAL STOCK

General

The following is a description of our capital stock which summarizes all material rights of holders of such stock but does not purport to be complete. The Amended and Restated Certificate of Incorporation, as amended, and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by our Board of Directors. The Amended and Restated Certificate of Incorporation and Bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of September 1, 2005, we had 6,319,559 shares of common stock and 772,765 shares of Series A convertible preferred stock outstanding. We have reserved 45,241,564 shares of common stock (including 12,815,082 options subject to shareholder approval and 250,062 options issued to a new board member and subject to shareholder approval) for issuance pursuant to outstanding shares of Series A preferred stock, options and warrants, as of September 1, 2005.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Amended and Restated Certificate of Incorporation and By-Laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights of our preferred stockholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available for such distributions, subject to any preferential dividend rights of holders of our preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities, subject to the prior rights of any holder of shares of our preferred stock. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

Preferred Stock

Our Board of Directors may, without stockholder approval, establish and issue shares of one or more series of preferred stock having the designations, number of shares, dividend rates and preferences, liquidation preferences, redemption provisions, sinking fund provisions, conversion or exchange rights, voting rights and other rights, preferences and limitations that our Board may determine. The Board may authorize the issuance of preferred stock with voting, conversion and economic rights senior to the common stock so that the issuance of preferred stock could adversely affect the market value of the common stock. The creation of one or more series of preferred stock may adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things and under some circumstances, have the effect of delaying, deferring or preventing a change in control without any action by stockholders.

The Board of Directors has designated 876,491 shares of preferred stock as Series A Convertible Preferred Stock. Our Series A preferred stock ranks senior to our common stock and senior to any class or series of our capital stock hereafter created, in each case as to payment of dividends, distributions of assets upon liquidation, and our dissolution or winding up, whether voluntary or involuntary. Each outstanding share of Series A preferred stock receives a liquidation preference equal to the aggregate purchase price at which the shares, along with accompanying warrants, were first issued and sold by us to the original holder thereof pursuant to the 2004 Private Placement (the “Initial Purchase Price”), plus all accrued and unpaid dividends. Each holder of Series A preferred stock is further entitled to share pro rata in the distribution of any remaining assets with the common stockholders, such distribution to be based on the number of shares of our common stock that would be held if the Series A preferred stock were converted into shares of common stock. In this context, the term liquidation includes:

•
a consolidation or merger of us with or into any other corporation or a merger of any other corporation into us (except where the holders of our common stock immediately prior to the transaction would own more than 50% of the voting securities of the surviving entity);

•	our reorganization;

•	a purchase or redemption of all or a substantial part of the outstanding shares of any class or classes of our capital stock; or

•	a sale, transfer, assignment, or other disposition of all or substantially all of our assets.

Each holder of the Series A preferred stock is entitled to receive preferential cumulative dividends at the rate of 8% per year on the Initial Purchase Price of the Series A preferred stock, payable quarterly. These dividends will be paid in cash or, at our option, in fully-paid nonassessable registered shares of our common stock.

Each share of Series A preferred stock is convertible into 10 shares of our common stock at the election of the holder thereof. Additionally, all Series A preferred stock automatically converts into common stock upon the earliest of (i) the third anniversary of the date on which shares of Series A preferred stock are last issued and sold by us (the “Original Issue Date”) or (ii) upon written notice by us if, following the second anniversary of the Original Issue Date, the closing price of our common stock is $4.00 per share (subject to adjustment in connection with any forward or reverse stock split, stock dividend, merger, reorganization or similar event) or greater for 20 consecutive trading days, as listed or quoted on either the OTC Bulletin Board, American Stock Exchange, New York Stock Exchange, Nasdaq National Market or Nasdaq Small Cap Market, as applicable at the time. The Series A preferred stock is not redeemable.

The holders of our Series A preferred stock are entitled to notice of any stockholders’ meeting and to vote with the common stockholders on all matters submitted to a vote of our stockholders. The Series A preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which the Series A preferred stock are then convertible. Additionally, the Series A preferred stock is entitled to vote separately on:

•	any alteration of the rights of the Series A preferred stock;

•
any change in the authorized number of shares of the Series A preferred stock, except as authorized by our Certificate of Incorporation (other than an increase in the number of the Series A preferred stock in connection with shares to be issued pursuant to an offering described in the Private Placement Memorandum issued in connection with the 2004 Private Placement (“Memorandum”);

•	the redemption or repurchase of shares of Series A preferred stock; or

•	those matters required by law to be submitted to a separate class or series vote.

The Series A preferred stockholders have preemptive rights, except in respect of the issuance of:

•
shares of common stock or options or warrants to our employees, consultants, advisors, officers or directors that have been approved by the Board of Directors or issued pursuant to any stock or option plan adopted by the Board of Directors;

•
securities upon anti-dilution adjustments under any securities, options or warrants issued and outstanding on the Original Issue Date, and securities upon the exercise of or conversion of any convertible securities, options or warrants issued and outstanding on the Original Issue Date, provided that such securities have not been amended since such date;

•	securities in connection with acquisitions or strategic investments (including any licensing or distribution arrangements), the primary purpose of which is not to raise capital;

•
securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, where the principal consideration for the transaction is not the issuance of such securities; or

•	securities issued in connection with the financing described in the Memorandum.

We may not, without the prior written consent of the Series A preferred stockholders holding at least two-thirds of the then outstanding Series A preferred shares, create or issue any additional shares of preferred stock (other than shares of Series A preferred stock offered pursuant to the Memorandum) or securities which rank senior to or on an equal basis with the Series A preferred stock with respect to payment of dividends or liquidation or other distribution of assets.

Warrants

As of September 1, 2005, there are warrants outstanding to purchase 20,831,602 shares of our common stock in the aggregate. These warrants are held by various different persons and are exercisable at prices ranging from $.50 to $110.25, subject to anti-dilution adjustments set forth in the applicable warrant. These warrants expire between July 31, 2004 and August 31, 2010.

Business Combination Provisions

We are governed by the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”). In general, this statute prohibits a publicly held Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder unless:

•
prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person became an interested stockholder,

•
the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers and shares held in certain employee stock plans) upon consummation of the transaction in which the stockholder became an interested stockholder, or

•
the business combination is approved by the Board of Directors and by at least 66-2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or after the date such stockholder became an interested stockholder.

An “interested stockholder” is defined to mean, with certain exceptions, any person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation’s voting stock. Section 203 defines a “business combination” broadly to include various mergers, consolidations, stock sales and asset-based transactions and other transactions resulting in a financial benefit to the interested stockholder.

Our Amended and Restated Certificate of Incorporation restricts the ability of our stockholders to call a stockholders’ meeting and provides that our stockholders may not act by written consent. Additionally, our Board of Directors is divided into three classes with each class being elected by our stockholders in different years. Our Amended and Restated Certificate of Incorporation restricts the ability of our stockholders to change the number of directors and classes of our Board of Directors. These provisions may have the effect of deterring or delaying certain transactions involving an actual or potential change in control of our company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interests.

Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except:

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

•	for any transaction from which a director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation provides for the elimination of the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL sets forth the extent to which a corporation may indemnify its directors, officers, employees and agents. More specifically, this law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person (i) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Additionally, Section 145 empowers the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Indemnification under these circumstances (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper under the circumstance because the person has met the applicable standard of conduct. The determination shall be made, with respect to a person who is a director or officer at the time of such determination:

•	by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum,

•	by a committee of such directors designated by majority vote of such directors, even though less than a quorum,

•	if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

•	by the stockholders.

A present or former director or officer of a corporation is entitled to be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense of any action, suit or proceeding or in defense of any claim, issue or matter therein to the extent that the director or officer is successful on the merits thereof. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, provided that the director or officer undertakes to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified.

Our By-laws provide that we shall indemnify members of the Board to the fullest extent permitted by the DGCL and may, if authorized by the Board, indemnify our officers, employees and agents and any and all persons whom we shall have the power to indemnify against any and all expenses, liabilities or other matters. We also maintain liability insurance for our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

TRANSFER AGENT

The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219. Its telephone number is (718) 921-8124.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Stradley Ronon Stevens & Young, LLP, 2600 One Commerce Square, Philadelphia, PA 19103-7098.

EXPERTS

The consolidated financial statements of SmartServ Online, Inc. at December 31, 2004, and for the year ended December 31, 2004, appearing in this prospectus and registration statement have been audited by Carlin, Charron & Rosen, LLP independent registered public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of SmartServ Online, Inc. as of and for the year ended December 31, 2003, included in this prospectus and registration statement have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file with the SEC at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the SEC’s Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The SEC maintains a web site at http.//www.sec.gov that contains reports, proxy and information statements and other information filed with the SEC.

We have filed a registration statement on Form SB-2 with the SEC to register the shares of our common stock to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the Public Reference Room maintained by the SEC, and on the SEC’s web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

SMARTSERV ONLINE, INC.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
SmartServ Online, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of SmartServ Online, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders equity (deficiency), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SmartServ Online, Inc. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Carlin, Charron & Rosen, LLP

Glastonbury, CT
April 11, 2005

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
SmartServ Online, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of SmartServ Online, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SmartServ Online, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 24, 2004

SmartServ Online, Inc.
Consolidated Balance Sheets

	December 31
	2004	2003
Assets
Current assets
Cash	$1,792,856	$139,178
Investments	99,697	–
Accounts receivable	92,496	103,230
Accrued interest receivable	–	47,004
Prepaid compensation	–	133,127
Prepaid expenses	349,040	86,798
Deferred financing costs	–	322,192
Total current assets	2,334,089	831,529

Property and equipment, net	73,500	–

Other assets
Intangibles, net of $123,201 of accumulated amortization	911,688	–
Security deposits	18,237	5,156
Total Assets	$3,337,514	$836,685

See accompanying notes.

SmartServ Online, Inc.
Consolidated Balance Sheets

	December 31
	2004	2003
Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities
Accounts payable	$446,528	$1,702,768
Accrued liabilities	1,419,248	928,393
Accrued salaries	–	78,133
Accrued interest payable	–	218,848
Current portion of note payable	36,898	–
Total current liabilities	1,902,674	2,928,142

Deferred revenues	–	37,500

Notes payable	13,415	3,340,430

Commitments and Contingencies	–	–

Stockholders’ Equity (Deficiency)
Series A Convertible preferred stock - $0.01 par value
Authorized - 1,000,000 shares
Issued -876,491, outstanding -862,282 shares, aggregate liquidation preference of $14,056,639 and $0 as of December 31, 2004 and December 31, 2003, respectively	8,623	–
Common Stock - $0.01 par value
Authorized - 40,000,000 shares
Issued - 3,978,445, outstanding - 3,849,392 shares at December 31, 2004 and 2,261,300 shares at December 31, 2003	39,785	22,613
Additional paid-in capital	103,877,486	85,160,306
Notes receivable from former officers	–	(255,525)
Unearned compensation	(1,363,663)	–
Accumulated deficit	(100,977,153)	(90,396,781)
	1,585,078	(5,469,387)
Treasury stock, 129,053 shares at cost	(163,653)	–
Total stockholders’ equity (deficiency)	1,421,425	(5,469,387)
Total Liabilities and Stockholders’ Equity (Deficiency)	$3,337,514	$836,685

See accompanying notes.

SmartServ Online, Inc.
Consolidated Statements of Operations

	Year Ended December 31
	2004	2003

Revenues	$358,646	$709,388

Costs and expenses:
Cost of services	(2,137,777)	(2,732,571)
Sales and marketing expenses	(522,419)	(460,836)
General and administrative expenses	(2,932,636)	(3,335,109)
Provision for losses on loans to former officers	(91,872)	(354,206)
Stock-based compensation	(2,026,337)	(374,569)
Impairment of capital assets and capitalized software	–	(1,548,473)
Total costs and expenses	(7,711,041)	(8,805,764)
Loss from operations	(7,352,395)	(8,096,376)

Other income (expense):
Interest income	23,196	11,601
Interest expense	(53,371)	(235,921)
Legal settlement	(196,800)	–
Gain from extinguishment of debt	–	305,822
Insurance recovery	–	374,000
Debt origination and other financing costs	(3,001,002)	(9,896,951)
Foreign exchange gain	–	50
	(3,227,977)	(9,441,399)
Net loss	$(10,580,372)	$(17,537,775)

Preferred stock dividend accrued	(4,108,399)	–

Net loss applicable to common shareholders	$(14,688,771)	$(17,537,775)
Basic and diluted loss per share	$(4.94)	$(8.46)
Weighted average shares outstanding - basic and diluted	2,972,254	2,073,448

See accompanying notes.

SmartServ Online, Inc.
Consolidated Statements of Stockholders’ Equity (Deficiency)

	Common Stock
	Shares	Par Value	Notes Receivable from Officers	Additional Paid-in Capital	Accumulated Deficit
Balances at December 31, 2002	1,906,040	$19,060	$(609,996)	$73,623,241	$(72,859,006)

Issuance of common stock upon exercise of employee stock options	958	10	–	9,650	–
Issuance of common stock upon exercise of warrants	73,731	737	–	375,290	–
Issuance of common stock to vendors to satisfy debt	20,590	206	–	163,701	–
Change in market value of employee stock options	–	–	–	(1,323)	–
Issuance of common stock as compensation for services	166,666	1,667	–	1,221,931	–
Issuance of common stock related to debt financing	93,315	933	–	436,867	–
Issuance of warrants as compensation for services	–	–	–	154,500	–
Allowance for uncollectibility of loans to officers	–	–	354,471	–	–
Issuance of warrants related to debt financing	–	–	–	7,273,960	–
Beneficial conversion features of notes	–	–	–	1,902,489	–
Net loss for the year	–	–	–	–	(17,537,775)
Balances at December 31, 2003	2,261,300	$22,613	$(255,525)	$85,160,306	$(90,396,781)

See accompanying notes.

SmartServ Online, Inc.
Consolidated Statement of Changes in Stockholders’ Equity (Deficiency)

	Common Stock		Series A Convertible Preferred Stock		Notes Receivable from Former	Additional Paid-in	Unearned	Treasury	Accumulated
	Shares	Par Value	Shares	Par Value	Officers	Capital	Compensation	Stock	Deficit
Balances at December 31, 2003	2,261,300	$22,613	–	$–	$(255,525)	$85,160,306	$–	$–	$(90,396,781)
Issuance of common stock to acquire nReach, Inc.	500,002	5,000	–	–	–	855,007	–	–	–
Issuance of common stock related to financing	92,720	927	–	–	–	84,556	–	–	–
Issuance of common stock related to services	125,000	1,250	–	–	–	267,500	–	–	–
Issuance of common stock to vendor to satisfy debt	60,000	600	–	–	–	196,200	–	–	–
Issuance of warrants as compensation for services	–	–	–	–	–	1,062,133	–	–	–
Issuance of warrants related to financing	–	–	–	–	–	1,854,263	–	–	–
Issuance of warrants to vendor to satisfy debt	–	–	–	–	–	26,299	–	–	–
Issuance of common stock upon exercise of warrants	130,000	1,300	–	–	–	193,700	–	–	–
Issuance of common stock pursuant to an antidilution provision of a May 2000 stock purchase agreement	667,330	6,674	–	–	–	(6,674)	–	–	–
Treasury stock shares returned in settlement of note receivable from former officers	–	–	–	–	163,653	–	–	(163,653)	–
Allowance for uncollectibility of loan to former officer	–	–	–	–	91,872	–	–	–	–
Beneficial conversion option on convertible Preferred Stock	–	–	–	–	–	11,373,288	–	–	–
Issuanace of Series A Preferred Stock and warrants (net of issuance costs of $1,443,769)	–	–	876,491	8,765	–	3,529,307	–	–	–
Conversion of Series A Preferred Stock	142,093	1,421	(14,209)	(142)	–	–	–	–	–
Accretion of dividends on Series A Preferred Stock	–	–	–	–	–	(3,199,062)	–	–	–
Dividends accrued on Preferred Stock	–	–	–	–	–	(909,337)	–	–	–
Unearned compensation	–	–	–	–	–	3,390,000	(3,390,000)	–	–
Amortization of unearned compensation	–	–	–	–	–	–	2,026,337	–	–
Net loss for the period	–	–	–	–	–	–	–	–	(10,580,372)
Balances at December 31, 2004	3,978,445	$39,785	862,282	$8,623	$-0-	$103,877,486	$(1,363,663)	$(163,653)	$(100,977,153)

See accompanying note.

SmartServ Online, Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31
	2004	2003
Operating Activities
Net loss	$(10,580,372)	$(17,537,775)
Adjustments to reconcile net loss to net cash used for operating activities:
Gain from extinguishment of debt	–	(305,822)
Provision for losses on loans to former officers	91,872	354,471
Amortization of deferred financing costs	1,231,772	9,748,076
Depreciation and amortization	156,491	913,972
Impairment of capital assets and capitalized software	–	1,548,473
Noncash compensation costs	85,483	–
Noncash consulting services	1,062,133	600,400
Noncash payments to vendors	491,849	–
Noncash financing costs	1,854,263	–
Amortization of deferred compensation	2,026,337	–
Amortization of unearned revenues	–	(403,794)
Loss on disposal of equipment	22,125	–
Changes in operating assets and liabilities:
Accounts receivable	21,796	(47,323)
Accrued interest receivable	47,004	3,654
Prepaid expenses	(259,299)	77,460
Prepaid compensation	133,127	–
Accounts payable and accrued liabilities	(1,810,232)	637,538
Deferred revenues	(37,500)	248,000
Security deposits	(11,212)	233,534
Net cash used for operating activities	(5,474,363)	(3,929,136)

Investing Activities
Purchase of investments	(99,697)	–
Purchase of equipment	(46,826)	–
Purchase of nReach, Inc.	(100,000)	–
Net cash used for investing activities	(246,523)	–

Financing Activities
Proceeds from issuance of series A convertible preferred stock and warrants - net	8,591,275	–
Proceeds from the issuance of common stock	–	385,545
Proceeds from the issuance of notes and warrants	195,000	3,823,010
Repayment of note payable	(20,207)	(295,000)
Repayment of notes payable and accrued interest	(1,391,504)	–
Net cash provided by financing activities	7,374,564	3,913,555

Increase (decrease) in cash	1,653,678	(15,581)
Cash - beginning of year	139,178	154,759
Cash - end of year	$1,792,856	$139,178

See accompanying notes.

SmartServ Online, Inc.

Notes to Consolidated Financial Statements

1.	Nature of Business and Operations

SmartServ Online, Inc. (the “Company” or “SmartServ”) designs, develops and distributes software and services that enable the delivery to wireless devices of various content, with special emphasis on cell phones. The content which the Company provides includes premium content such as ringtones, images and games, and dynamic changing content such as horoscopes, lottery results and weather reports. Historically, the Company licensed its applications, content, and related services to wireless carriers and enterprises. The Company has revenue sharing license agreements with wireless carriers such as Verizon Wireless, AT&T Wireless, Nextel, and ALLTEL Wireless, that allow it to deliver its services and branded content to a wide base of consumer cell phone users. For enterprises, the Company has in the past offered solutions that deliver financial market data, proprietary internal documents and other useful information to mobile workers, although this no longer comprises a core part of the Company’s business or strategy.

The Company, headquartered in Plymouth Meeting, PA, is transitioning to become a Mobile Virtual Network Operator (MVNO) that will be launching mobile phone service in the first quarter of 2006 with low cost, prepaid minute plans, discounted international long distance and the latest in mobile content such as ringtones, mobile games and images.

SmartServ has an agreement with Sprint to utilize Sprint’s Nationwide PCS Network for its prepaid mobile phone service. Under this agreement, Sprint wholesales wireless minutes from their network directly to SmartServ for resale to its UPHONIA™ customers. SmartServ benefits from this agreement by receiving access to Sprint’s enhanced nationwide network with turnkey reliability and performance. As an MVNO, SmartServ has the advantage of market access without the need to build the telecom infrastructure necessary to originate and terminate domestic wireless calls. Sprint benefits by gaining a distribution and marketing partner that is focused on market development in a niche that is secondary to Sprint (i.e., the immigrant, urban ethnic and youth markets to be targeted by the Company).

The Company is incorporated in the State of Delaware. The Company commenced operations in August 1993, and had its initial public offering in March, 1996. The Company did a one-for-six reverse stock split effective November 25, 2003. The par value of the Company’s common stock remained at $0.01 per share in accordance with Delaware corporation law. The reverse stock split also affected the conversion price and number of shares into which an outstanding convertible security is convertible or exercisable. Unless otherwise noted, descriptions of shareholdings and convertible securities reflect such one-for-six reverse stock split.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We have since our inception earned limited revenues and have incurred substantial recurring operating losses, including net losses of $10,580,372 and $17,537,775 for the years ended December 31, 2004 and 2003, respectively. Additionally, we have an accumulated deficit of $100,977,153 at December 31, 2004.

In February 2004, the Company received $10 million in gross proceeds from its private placement of Units consisting of shares of Series A Convertible Preferred Stock and warrants to purchase common stock. The Company has used the net proceeds of approximately $8,600,000 from this offering to repay outstanding obligations, including $1,391,500 that was used to repay Global Capital Funding Group, LP, completion of a strategic acquisition and for general working capital purposes. In particular, the Company used a significant portion of its working capital to settle its accounts payable, which accounts payable were approximately $447,000 and $1,700,000 as of December 31, 2004 and December 31, 2003, respectively.

On March 30, 2005, after reviewing the Company’s cash flow projections, the board of directors approved a plan designed to insure that we have sufficient working capital to support a reduced level of operations through March 2006. As of March 31, 2005, the Company had $1,012,000 in cash. Elements of the plan included: 1) attempting to maximize KPCCD’s international calling card profits since the acquisition of KPCCD on January 7, 2005 2) reduce the level of operating expenses by relocating our hosting facility from an off site location to an on-site location and 3) eliminating employee positions.

In addition, the Company pursued various action items to improve its liquidity in conjunction with transitioning its business strategy. These action items included pursuing the Telco Group acquisition and obtaining sufficient financing to cover the costs of such acquisition and providing a sufficient surplus to address the Company’s liquidity requirements. The Company is also pursuing other sources of capital in the form of a private placement unrelated to the Telco Group acquisition to address the Company’s liquidity requirements.

However, no assurance can be given that the Company will conclude the Telco Group acquisition or will be able to meet its revenue and cash flow projections, reduce its cost structure as presently configured or that unforeseen liabilities or expenses will not arise, or raise additional capital on satisfactory terms. Should the Company be unable to raise additional debt or equity financing, it will be forced to seek a strategic buyer, a merger or cease operations.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue from the sale of its products and services in accordance with American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 97-2, “Software Revenue Recognition”, SOP 98-9, “Modification of SOP 97-2, Software Recognition, With Respect to Certain Transactions”, and the SEC Staff Accounting Bulletin No.104, “Revenue Recognition”. Specifically, there must be (1) evidence of an arrangement, (2) delivery of the Company’s products and services, (3) fixed and determinable fees and (4) probable collectibility of such fees. Revenues from multi-element revenue agreements are recognized based on vendor specific objective evidence of individual components or, if the elements in the arrangement cannot be separated, as has been the situation to date, recognized as one element ratably over the term of the agreement.

Subscription Revenue

Subscription revenue consists of fixed and variable charges for the usage of the Company’s products and services provided through its relationships with wireless telecommunications carriers and a financial services company. Such revenue is recognized as the services are provided on a monthly basis.

Development and Integration Revenue

Development and integration fees are charged for the development of private-labeled applications for customers that incorporate their proprietary data into SmartServ’s products and services. Such fees are recognized ratably over the term of the agreement.

Service Revenue

Service revenue is derived from consulting or by providing other professional services to customers. Revenue from the performance of such services is recognized when the services are performed. Losses, if any, from professional services contracts are recognized at the time such losses are identified. Maintenance and support fees paid in advance are nonrefundable and are recognized ratably over the term of the agreement, generally 12 months.

Hosting Services

Hosting service arrangements are based on a flat monthly fee or on the number of users and may include a one-time setup fee. The one-time setup fee is recognized over the term of the hosting arrangement, and the hosting services revenue is recognized monthly as earned on a fixed fee or variable rate basis.

Deferred Revenues

Deferred revenues, resulting from customer prepayments, are recognized as services are provided throughout the term of the agreement with the respective customer.

Deferred Financing Costs

Deferred financing costs represent those costs incurred in connection with the issuance of the Company’s convertible notes. These costs are recorded at the fair value of the consideration (cash or securities) paid to the finders in such transactions and are amortized to operations as other financing costs over the terms of the respective notes.

Earnings Per Share

Basic earnings per share is computed on the weighted average number of common shares outstanding; however, it does not include the unvested portion of restricted shares in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share”. Diluted earnings per share reflects the increase in the weighted average common shares outstanding that would result from the assumed exercise of outstanding stock options, warrants, or convertible securities calculated using the treasury stock method when dilutive.

Capitalized Software Development Costs

In connection with certain contracts entered into between SmartServ and its customers, as well as other development projects, the Company had capitalized costs related to certain product enhancements and application development in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.”As a result of less than anticipated demand for the Company’s products and services, as well as its inability to leverage certain relationships, the Company recorded, in accordance with SFAS No. 86, an impairment loss of $704,705 during the year ended December 31, 2003 to reduce the recorded value of the assets to their estimated net realizable value.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments approximate fair value due to their terms and maturities. Financial instruments are held for other than trading purposes.

Supplemental Cash Flow Data

The Company considers all highly liquid investments with a maturity date of three months or less when purchased to be cash equivalents. Therefore, certificates of deposit have been recorded as investments.

During the year ended December 31, 2003, the Company issued 20,590 shares of common stock to 5 vendors in settlement of the Company’s obligations, aggregating $164,000, to such vendors. These transactions are considered non-cash transactions for the purposes of the Statement of Cash Flows.

In connection with settling a debt with a law firm, in April 2004 the Company granted a warrant to purchase 1,820 shares of common stock at $3.15 per share. The warrant expires in April of 2006. This warrant was valued at $3,730 and is considered a non-cash transaction for the purposes of the Statement of Cash Flows.

During the quarter ended March 31, 2004, the Company issued 60,000 shares of common stock amounting to $196,800 and a cash payment of $45,000 to a vendor in settlement of the Company’s obligation to that vendor. The issuance of shares of common stock is considered a non-cash transaction for the purposes of the Statement of Cash Flows.

In January 2004, in connection with a settlement with a vendor, we issued a warrant to purchase 22,000 shares of common stock at $1.34 per share and expiring in January 2007. The warrant was valued at $22,569.

On February 28, 2004, the Company acquired the business of an early stage company, nReach, Inc. Cash paid for the business acquired is comprised of:

Fair value of assets acquired	$1,062,332
Liabilities assumed	(102,325)
Purchase price, net of cash received	960,007
Common stock issued for business acquired	(860,007)
Net cash paid for business acquired	$100,000

During the quarter ended March 31, 2004, the Company converted notes payable and accrued interest amounting to $3,122,302 into Series A convertible preferred stock and warrants. This conversion is considered a non-cash transaction for the purposes of the Statement of Cash Flows.

The Company purchased property and equipment totaling $70,520 through the assumption of notes payable.

Concentration of Credit Risk

Financial instruments that potentially subject SmartServ to concentrations of credit risk consist of cash, investments and accounts receivable. The Company places its cash deposits, including investments in certificates of deposit, with high credit quality institutions. From time to time, a substantial amount of the Company’s cash can be uninsured. However, the Company has not experienced any losses in this area and management believes its cash deposits are not subject to significant credit risk. At December 31, 2004 and December 31, 2003, accounts receivable consist principally of amounts due from a major telecommunications carrier. The Company performs periodic credit evaluations of its customers and, if applicable, provides for credit losses in the financial statements. As of December 31, 2004 and December 31, 2003, the Company did not believe a reserve for doubtful accounts was necessary.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Equipment purchased under a capital lease is recorded at the present value of the future minimum lease payments at the date of acquisition. Depreciation is computed using the straight-line method over estimated useful lives of three to ten years.

On an ongoing basis, SmartServ reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. When such events or changes in circumstances do occur, an impairment loss is recognized if the undiscounted future cash flows expected to be generated by the asset are less than its carrying value. As a result of less than anticipated demand for the Company’s products and services, as well as its inability to leverage certain relationships, the Company recorded an impairment loss of $843,768 during the quarter ended June 30, 2003 to reduce the recorded value of its assets to their estimated net realizable value.

Stock Based Compensation

Employee Stock Option Plans

The Company maintains several stock option plans for employees and directors that generally provide for the granting of stock options for a fixed number of common shares with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for such grants in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Accordingly, compensation expense is recognized to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date. Certain options, which were priced under fair market value at the date of grant, are subject to the variable plan requirements of APB No. 25, which requires the Company to record compensation expense for changes in the fair value of its common stock.

Non-Employee Compensation

The Company has issued warrants to purchase common stock to non-employee consultants as compensation for services rendered or to be rendered to the Company. The warrants are recorded in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and are valued in accordance with the Black-Scholes pricing methodology.

SFAS No. 123 requires companies to recognize compensation expense based on the respective fair values of the options at the date of grant. Companies that choose not to adopt such rules will continue to apply the existing accounting rules contained in APB No. 25, but are required to disclose the pro forma effects on net loss and loss per share, as if the fair value based method of accounting had been applied.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. As such, the pro forma net loss and loss per share are not indicative of future years.

SmartServ’s pro forma information is as follows:

	Year Ended December 31

	2004	2003

Net loss as reported	$(10,580,372)	$(17,537,775)
Employee stock-based compensation included in net loss	2,026,337	374,569
Employee stock-based compensation pursuant to SFAS 123	(3,264,693)	(677,416)
Proforma net loss	$(11,818,728)	$(17,840,622)

Basic and diluted loss per share	$(4.94)	$(8.46)
Proforma basic and diluted loss per share	$(3.98)	$(8.60)

The pro forma information regarding net loss and loss per share required by SFAS No. 123, has been determined as if SmartServ had accounted for its employee stock option plan under the fair value methods described in SFAS No. 123. The fair value of options granted by the Company was estimated at the date of grant using the Black-Scholes option pricing model.

Pertinent assumptions with regard to the determination of fair value of the options granted during the years ended December 31, 2004 and 2003 are as follows:

Weighted average dividend yield for options granted	0.0%
Weighted average expected life in years	10.0
Weighted average volatility	117.54%
Risk-free interest rate	4.17%
Weighted average fair value of options granted	$2.73

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” SFAS 123 (revised 2004) requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, usually the vesting period. Subsequent changes in fair value during the requisite service period, measured at each reporting date, will be recognized as compensation cost over that period. SFAS No. 123 (revised 2004) is effective in the first interim or annual period beginning after June 15, 2005. The Company will be required to adopt SFAS No. 123 (revised 2004) in its third quarter of fiscal 2005. The Company is currently evaluating the impact of the adoption of SFAS 123 (revised 2004) on the Company’s financial position and results of operations.

3.	Property and Equipment

Property and equipment consist of the following:

	December 31
	2004	2003
Data processing equipment	$4,620,680	$4,594,526
Office furniture and equipment	397,474	397
Display equipment	144,428	71,335
Leasehold improvements	69,852	69,852

	5,232,434	5,133,187
Impairment of capital assets	(843,768)	(843,768)
Accumulated depreciation	(4,315,166)	(4,289,419)
	$73,500	$–

4.	Acquisition

On February 28, 2004, the Company acquired the business of an early stage company, nReach, Inc., to increase its offerings of mobile content products and services to the cell phone industry. nReach Inc. was a wireless content distribution company that offered a broad portfolio of popular mass-market cell phone content including ringtones, mobile games, and on-device images

The Company paid $100,000 and issued 500,002 shares of its common stock valued at $860,007 in exchange for all of the outstanding shares of nReach, Inc. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon their fair values at the date of acquisition. The fair value of assets acquired was $1,062,332 and liabilities assumed were $102,325 resulting in a net purchase price of $960,007.

5.	Intangible Assets

Intangible assets consist of the following as of December 31, 2004.

	Gross Carrying Amount	Accumulated Amortization	Net
Technology - nReach acquisition	$1,034,889	$123,201	$911,688

Future amortization expense for each of the years succeeding December 31, 2004 is as follows:

Year ending December 31,
2005	$147,841
2006	147,841
2007	147,841
2008	147,841
2009	147,841
2010 and thereafter	172,483
$911,688

6.	Note Receivable From Former Officer

In December 2000, the Company’s Board of Directors authorized the issuance of a line of credit to Sebastian Cassetta, SmartServ’s former Chief Executive Officer, for an amount not to exceed $500,000. Such amount bore interest at the prime rate and matured on March 20, 2004. In October 2003 the Company agreed to forgive this loan over a three-year period pursuant to Mr. Cassetta’s Separation Agreement. The financial statements prior to December 31, 2003 contained a valuation allowance for a potential loss of $552,467, relating to the collectibility of Mr. Cassetta’s line of credit and the interest accrued thereon. The note was written off against the reserve.

Additionally, during the quarter ended June 30, 2003, the Company recorded a valuation allowance of $270,000 in connection with the potential uncollectibility of an additional loan made to Mr. Cassetta for the purchase of SmartServ restricted stock. Such reserve is classified as a reduction of stockholders’ equity. In his separation agreement in August 2003, the Company extended the maturity date of the restricted stock note from December 2003 until September 2004. During the quarter ended September 30, 2004 an additional valuation allowance of $91,872 was provided in connection with the uncollectibility of the restricted stock loan from Mr. Cassetta and all 94,706 shares of stock, which were pledged as collateral for the loan, were assigned and transferred to the Company and the outstanding debt and accrued interest of $569,670 in the aggregate was cancelled.

7.	Note Payable

In May 2000, the Company entered into a Business Alliance Agreement with Hewlett-Packard Company (“HP”) whereby the companies agreed to jointly market their respective products and services, and to work on the build-out of SmartServ’s domestic and international infrastructure. In furtherance of these objectives, HP provided the Company with a line of credit of up to $20,000,000 for the acquisition of approved hardware, software and services. On September 10, 2002, the Company and HP amended the terms of the promissory note to provide for the (i) reduction of SmartServ’s aggregate outstanding principal and accrued interest amount of $7,045,000 to $1,000,000, (ii) return of certain unused hardware by SmartServ, (iii) issuance by SmartServ of a warrant for the purchase of 8,333 shares of common stock and (iv) repayment of $500,000 of the amended obligation on September 10, 2002. The remaining $500,000 obligation was evidenced by a note, bearing an interest rate of 11%, secured by the Company’s assets exclusive of its internally developed software products, and was satisfied through a partial repayment in February 2003. The warrant expires on September 9, 2005 and has an exercise price of $6.996, determined as 110% of the average closing bid price of the common stock for the five trading days prior to September 10, 2002. In connection therewith, the Company recorded a charge to earnings of $38,000 representing the fair value of the warrant as determined in accordance with the Black-Scholes pricing model.

In February 2003, the Company issued a convertible note to Global Capital Funding Group, LP (“Global”) in consideration for the receipt of $1 million. The note bore interest at the rate of 10% per annum, and was secured by the Company’s assets, exclusive of its internally developed software products. The note matured on February 14, 2004, contained certain antidilution provisions, and could be converted into shares of SmartServ common stock at $6.60 per share. As additional consideration, the Company issued Global a warrant for the purchase of 33,333 shares of its common stock at an exercise price of $9.66 per share. The warrant issued to Global contains certain antidilution provisions and expires on February 14, 2006. The note and the warrant have been recorded in accordance with APB No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”. The warrant has been valued in accordance with the Black-Scholes pricing methodology and is netted against the outstanding obligation in the financial statements. Such amount was amortized into operations as interest expense and other financing costs over the life of the obligation. Alpine Capital Partners, Inc. (“Alpine”) received a finder’s fee of $70,000, representing 7% of the aggregate purchase price of the convertible note and a warrant to purchase 15,167 shares of common stock exercisable at $9.66 per share, expiring on February 14, 2005, in connection with this transaction. This warrant has been valued in accordance with SFAS No. 123 and the Black-Scholes pricing methodology and recorded in the financial statements as deferred financing costs. This amount was amortized into operations on a straight-line basis as interest expense and other financing costs over the life of the obligation. Also in connection with the 10% convertible notes, the Company recorded a non-cash charge for other financing costs of $406,400, representing a portion of the intrinsic value of the beneficial conversion feature of the notes. Emerging Issues Task Force (“EITF”) Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (“Issue No. 98-5”) as more fully described in EITF Issue No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments”, defines the beneficial conversion feature as the non-detachable conversion feature that is “in-the-money” at the date of issuance. Issue No. 98-5 requires the recognition of the intrinsic value of the conversion feature as the difference between the conversion price and the fair value of the common stock into which the notes are convertible. In April 2003, the Company borrowed an additional $250,000 from Global and amended the convertible note to include such amount. As additional consideration, the Company issued Global a warrant for the purchase of 3,333 shares of its common stock at an exercise price of $7.20 per share. In connection with Alpine’s claim for a finder’s fee in connection with the April 2003 amendment, Alpine received a warrant in July 2004 to purchase 40,000 shares of common stock at $1.50 per share expiring July 8, 2009. This warrant is valued at $72,128. In November 2003, as an inducement to obtain Global’s consent to the sale of Units in another bridge financing transaction and the $10 million private placement, in February 2004, the Company issued Global a warrant to purchase 16,667 shares of common stock at an exercise price of $2.40 per share. On February 13, 2004, we paid off the convertible note in full for the principal and accrued interest due under the Global note, which was $1,391,504.

In May 2003, the Company, in consideration for the receipt of $358,000, issued 3.58 Units consisting of convertible notes and warrants to purchase common stock (“May Units”) to 8 investors. Each May Unit consisted of a $100,000 convertible note and a warrant to purchase 33,333 shares of the Company’s common stock. The convertible notes bore interest at 8% per annum, were convertible into the Company’s common stock at $4.464 (the average of the closing bid prices of the Company’s common stock for the 5 days prior to the closing of the transaction) per share and were to mature on the earlier of November 19, 2003 or the closing of an equity placement of not less than $3 million. The warrants are exercisable at $4.464 per share and expire on May 19, 2006. In June 2003, the Company in consideration for the receipt of $1,142,000 issued 11.42 Units (“June Units”) (each May or June Unit referred to individually as a “Unit”) to 20 accredited investors. Each June Unit also consisted of a $100,000 convertible note and a warrant to purchase 33,333 shares of the Company’s common stock. The convertible notes bore interest at 8% per annum, were convertible into the Company’s common stock at $4.764 (the average of the closing bid prices of the Company’s common stock for the 5 days prior to the closing of the transaction) per share and were to mature on the earlier of November 19, 2003 or the closing of an equity placement of not less than $3 million. The warrants are exercisable at $4.764 per share and expire on June 13, 2006. The Units have been recorded in accordance with APB No. 14. The warrants have been valued in accordance with the Black-Scholes pricing methodology and are netted against the outstanding obligation in the financial statements. Such amount is being amortized into operations as interest expense and other financing costs over the life of the obligation. Also in connection with the 8% convertible notes, the Company has recorded a non-cash charge for other financing costs of $81,400, representing a portion of the intrinsic value of the beneficial conversion feature of the notes. EITF Issue No. 98-5, as more fully described in EITF Issue No. 00-27, defines the beneficial conversion feature as the non-detachable conversion feature that is “in-the-money” at the date of issuance. Issue No. 98-5 requires the recognition of the intrinsic value of the conversion feature as the difference between the conversion price and the fair value of the common stock into which the notes are convertible. During June 2003 in connection with the Company’s potential de-listing from the Nasdaq SmallCap Stock Market, the Company issued to each investor in the May and June 2003 transactions a Contingent Warrant to purchase 25,000 shares of common stock for each Unit purchased exercisable upon such de-listing (and if re-listing did not occur within 90 days thereafter) at an exercise price of $4.464 per share and expiring May 18, 2006. The Company was de-listed from the Nasdaq SmallCap Stock Market on June 26, 2003, and did not re-list within 90 days thereafter. In November 2003, the Company, as an inducement to extend the maturity date of the notes to February 19, 2004, offered the note holders a warrant to purchase additional shares of common stock in an amount equal to 25% of the number of shares into which the notes purchased in the Unit are convertible. During February 2004, SmartServ completed a private placement for $10 million in aggregate gross proceeds, which consisted of shares of Series A Convertible Preferred Stock, $.01 par value (“Series A”) and warrants to purchase common stock (“2004 Private Placement”). Pursuant to their terms, the principal and accrued interest on SmartServ’s convertible debentures issued in the May 2003 and June 2003 transactions, were automatically converted into Units. Each Unit consisted of one share of Series A initially convertible into ten shares of common stock and one warrant for the purchase of ten shares of common stock. The purchase price per Unit was $15.00.

Spencer Trask Ventures, Inc. (“Spencer Trask”), Steven B. Rosner and Richard Berland acted as finders for the May and June 2003 transactions. As consideration, the finders received their proportionate share of (i) a cash fee of $150,000, or 10% of the aggregate purchase price of the Units sold; (ii) warrants to purchase 510,158 shares of the Company’s common stock at an exercise price of $1.50 per share; and (iii) 5,555 shares of unregistered common stock per Unit sold. These warrants provide for cashless exercise and expire 5 years from the date of grant. In addition, Spencer Trask received a non-accountable expense allowance of $45,000, or 3% of the aggregate proceeds of all Units sold in the May and June 2003 transactions. The warrants were valued in accordance SFAS No. 123 and the Black-Scholes pricing methodology and recorded in the 2003 financial statements as deferred financing costs. Such costs were being amortized into operations on a straight-line basis as interest expense and other financing costs over the life of the obligation. Unamortized deferred financing costs were fully expenses during 2004 in connection with the 2004 private placement.

On September 16, 2003, SmartServ issued 7.4 Units in a financing transaction consisting of an offering of up to 12 Units comprised of a $50,000 convertible note and a warrant to purchase 16,667 shares of SmartServ’s common stock. On September 19, 2003, SmartServ issued the remaining 4.6 Units of the financing transaction (collectively the “September Transaction”). The Units were sold to 18 investors for an aggregate of $600,000. Holders of the notes had the right to convert the notes into shares of common stock at a price equal to $1.896 per share for the notes issued on September 16, 2003 and $1.920 per share for the notes issued on September 19, 2003. The maturity date of the notes was to be the earlier of November 19, 2003 or the completion of an equity placement of at least $3 million, at which time the notes would automatically convert into the equity placement. Holders of the warrants have the right to exercise the warrants into shares of common stock at a price equal to $1.500 per share. Spencer Trask and Richard Berland acted as finders for the September transaction. As consideration, the finders received their proportionate share of (i) a cash fee of $60,000, or 10% of the aggregate purchase price of all of the Units; (ii) warrants to purchase 102,988 shares of common stock, or 20% of the shares of common stock underlying the securities in the Units sold, at exercise prices ranging from $1.50 to $1.90 per share and expiring 5 years from the date of grant; and (iii) 2,778 shares of unregistered common stock per Unit sold. In addition, Spencer Trask received a non-accountable expense allowance of $18,000, or 3% of the aggregate proceeds of all Units sold in the September Transaction. All of the notes and the warrants have full ratchet anti-dilution protection. In November 2003, the Company, as an inducement to extend the maturity date of the notes to February 19, 2004, offered the noteholders a warrant to purchase additional shares of common stock in an amount equal to 25% of the number of shares into which the notes purchased in the Unit are convertible. During February 2004, SmartServ completed the 2004 Private Placement of Units. Pursuant to their terms, the principal and accrued interest on SmartServ’s convertible debentures issued in September 2003 were automatically converted into these Units. Each Unit consisted of one share of Series A initially convertible into ten shares of common stock and one warrant for the purchase of ten shares of common stock. The purchase price per Unit was $15.00.

The September Transaction required the consent of Global, the holder of $1.25 million of SmartServ’s convertible notes issued in February and April 2003, and of the holders 51% or more of SmartServ’s $1.5 million convertible notes issued in connection with the bridge financings in May and June 2003. As an inducement to obtain their consent, such holders received (a) a change in the conversion price of their convertible notes equal to the lowest conversion price of the notes issued in the September financings ($1.896 per share) and (b) an increase in the number of shares purchasable pursuant to the warrant to reflect a full ratchet dilution formula with a decrease in the exercise price of the warrants to the exercise price of the warrants issued in the September financing ($1.50). Such amendment, as it pertains to the holders of convertible notes issued in the May and June 2003 bridge financings, was effective on November 25, 2003, coincident with the effective date of a one-for-six reverse stock split. SmartServ recorded a charge in the amount of $4,828,000 as “Other Financing Costs” for the fair value of the consideration granted to these note holders for such consent.

On November 11, 2003, SmartServ issued 18 Units in a financing transaction comprised of a $50,000 convertible note (“November Notes”) and a warrant (“November Warrant”) to purchase 16,667 shares of SmartServ’s common stock. The Units were sold to 20 investors for an aggregate of $900,000. Holders of the November Notes have the right to convert the November Notes into shares of common stock at a price equal to $2.10 per share. The maturity date of the November Notes was the earlier of December 19, 2003 or the completion of an equity placement of at least $3 million, at which time the November Notes would automatically convert into the equity placement. Holders of the November Warrants have the right to exercise the November Warrants into shares of common stock at a price equal to $1.50 per share. Finders’ compensation to Spencer Trask and Richard Berland consisted of (i) a cash fee of $90,000, or 10% of the aggregate purchase price of all of the Units; (ii) warrants to purchase 136,000 shares of common stock, or 20% of the shares of common stock underlying the securities in the Units sold, at exercise prices ranging from $1.50 to $1.90 per share and expiring 5 years from the date of grant; and (iii) 2,778 shares of unregistered common stock per Unit sold. In addition, Spencer Trask received a non-accountable expense allowance of $27,000, or 3% of the aggregate proceeds of all Units sold in the November transaction. All of the November Notes and the November Warrants have full ratchet anti-dilution protection. In December 2003, as an inducement to extend the maturity date of the November Notes to February 19, 2004, the Company offered the noteholders a warrant to purchase additional shares of common stock in an amount equal to 25% of the number of shares into which the notes purchased in the Unit are convertible. During February 2004, SmartServ completed the 2004 Private Placement of Units. Pursuant to their terms, the principal and accrued interest on SmartServ’s convertible debentures issued in November 2003, were automatically converted into these Units. Each Unit consisted of one share of Series A initially convertible into ten shares of common stock and one warrant for the purchase of ten shares of common stock. The purchase price per Unit was $15.00.

While the warrants, as described above, to purchase common stock issued during the years ended December 31, 2003 and 2004 (excluding warrants issued pursuant to the 2004 Private Placement) represent an additional source of capital, they expire between April 2006 and February 2009 and are not callable by the Company. Therefore, they cannot be relied upon by the Company as a definite source of capital. The warrant holders may not choose to exercise their warrants if the market price of the Company’s common stock does not exceed the exercise price of the warrant.

The warrants issued in the 2004 Private Placement, as described above, are callable on 30 days prior written notice in the event that the closing bid price of our common stock is at least 250% of their respective exercise prices for a period of 10 consecutive trading days

During the quarter ended June 30, 2004, the Company entered into a note payable to finance kiosk equipment in the amount of $70,520. The note bears interest at a rate of five percent per annum and has a two year term. As of December 31, 2004 the balance of the amount due on the note was $50,313.

As of December 31, 2004, all of the Company’s convertible notes were converted into shares of Series A and warrants to purchase common stock, as part of the 2004 Private Placement. As of December 31, 2003, the face amount of the Company’s debt obligations was $4,250,010 and the unamortized discount amounted to $909,580.

8.	Equity Transactions

In December 1998, the Company’s Board of Directors approved the terms of restricted stock purchase agreements for Sebastian E. Cassetta, former Chairman and Chief Executive Officer, and Mario F. Rossi, former Executive Vice President of Technology. In connection with Mr. Cassetta’s purchase of 103,040 shares of restricted stock, SmartServ received cash in the amount of $6,182 and a 5 year, non-recourse promissory note in the amount of $457,497. In connection with Mr. Rossi’s purchase of 34,347 shares of restricted stock, SmartServ received cash in the amount of $2,061 and a 5 year, non-recourse promissory note in the amount of $152,499. The notes were secured by the stock and bore interest at the rate of 7.50% per annum. The stock purchase agreements provided SmartServ with certain repurchase options and provided Messrs. Cassetta and Rossi with a put option in the event of the termination of their employment. Through December 31, 1999, the restricted stock purchase agreements were variable plan awards pursuant to APB No. 25 and accordingly, SmartServ was required to recognize compensation expense for the changes in the market value of its common stock. As a result thereof, the Company recorded a charge to compensation expense of $15,636,300, as well as a corresponding increase to additional paid-in capital during the year ended June 30, 2000. The restricted stock purchase agreements with Messrs. Cassetta and Rossi were amended to provide for certain recourse against them in the event of their default on their obligations to the Company. Effective January 1, 2000, the restricted stock awards were no longer variable plan awards pursuant to APB No. 25. The Company entered into a Separation Agreement with Sebastian E. Cassetta, our former Chairman and Chief Executive Officer, effective as of October 21, 2003 (the “Cassetta Separation Agreement”). The Cassetta Separation Agreement terminated Mr. Cassetta’s rights under his employment agreement, including without limitation, any rights to compensation and severance, in exchange for the consideration set forth therein, including the following: (i) a cash payment for unpaid base salary and accrued vacation of $18,990, payable on or before October 31, 2003, (ii) forgiveness over a 3 year period of certain loans in the original principal amount of $500,000 plus accrued interest, (iii) extension of the Put Right contained in Mr. Cassetta’s Restricted Stock Agreement dated December 28, 1998, allowing Mr. Cassetta 1 year instead of 60 days to either repay a promissory note in the original principal amount of $457,497 plus accrued interest, or return 94,706 restricted shares of our common stock in full satisfaction of such promissory note and accrued interest thereon. During the quarter ended September 30, 2004 all 94,706 shares of stock, which were pledged as collateral for the loan, were assigned and transferred to the Company and the outstanding debt and accrued interest of $569,670 in the aggregate was cancelled. In January 2004, Mr. Rossi assigned and transferred all 34,347 restricted shares of common stock to us and the outstanding debt and accrued interest of $199,504 in the aggregate was cancelled.

Duringthe year ended December 31, 2003, the Company issued 73,731 shares of common stock to investors upon the exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $376,000.

In February 2003, the Company issued an aggregate of 20,590 shares of common stock to 5 vendors in satisfaction of obligations for services rendered to the Company aggregating $164,000.

In May 2003, the Company entered into a Corporate Finance Consulting Agreement (“Consulting Agreement”) with Spencer Trask whereby Spencer Trask agreed to render services to the Company as its corporate finance consultant, financial advisor and investment banker. As compensation for such services, the Company has issued Spencer Trask 83,333 shares of its common stock. The value of such compensation has been recorded in the financial statements as prepaid compensation and was amortized over the one year term of the Consulting Agreement.

Also, during the year ended December 31, 2003, the Company issued 72,222 shares of common stock to Spencer Trask as fees related to the May, June, September and November 2003 bridge financing and 14,441 shares of common stock to two individuals as fees for assisting with such bridge financings.

Also during the year ended December 31, 2003, the Company issued 93,315 shares related to an anti-dilution adjustment with respect to a certain May 2000 equity financing

In January 2004, in connection with a settlement with a vendor, the Company issued three warrants to purchase 22,000 shares of common stock at $1.34 per share and expiring in January 2007. The warrant was valued at $22,569.

In February 2004, the Company completed the closing of a $10 million private offering of investment Units consisting of shares of Series A Convertible Preferred Stock and warrants to purchase common stock (“2004 Private Placement”). The private offering consisted of investment Units at the price of $15 per Unit. Each Unit consists of (i) one share of Series A convertible preferred stock, $.01 par value(“Series A”), each of which is initially convertible into 10 shares of common stock, and (ii) one warrant for the purchase of 10 shares of common stock. The Series A receives dividends at the rate of 8% per year payable quarterly in cash or, in the Company’s sole discretion, in registered shares of the Company’s common stock. The warrants have an exercise price of $2.82 per share and expire in February 2007. The Company also completed the closing of an additional $25,000 private offering of these Units to an accredited investor in March 2004, which Units have the same terms as described above other than the expiration date which will be March 2007. The Series A is entitled to a liquidation preference equal to the purchase price per Unit plus accrued and unpaid dividends. The Series A is not redeemable. Spencer Trask, the placement agent for the 2004 Private Placement, received compensation consisting of (i) a cash fee of $1,002,500, or 10% of the aggregate purchase price of all of the Units acquired for cash, (ii) a non-accountable expense allowance of $300,750, or 3% of the aggregate proceeds of all Units sold for cash in the transaction, and (iii) warrants to purchase a number of shares of common stock equal to 20% of the shares of common stock underlying the securities in the Units sold for cash, constituting in the aggregate warrants to purchase 1,336,666 shares of common stock at $1.50 per share and warrants to purchase 1,336,666 shares of common stock at $2.82 per share. During the quarter ended March 31, 2004, the Company converted notes payable and accrued interest amounting to $3,122,302 into the Units.

In February 2004 in connection with legal consulting services provided by Richard Kerschner and as part of his severance agreement, the Company entered into a consulting agreement for warrants to purchase 50,000 shares of common stock at $1.65 per share, and expiring in February 2009. These warrants were valued at $81,110.

In connection with consulting services provided by Steven Rosner and Brockington Securities, Inc., the Company entered into consulting agreements dated March 31, 2004 for warrants to purchase 300,000 and 100,000 shares of common stock, respectively, at $1.50 per share and expiring on March 31, 2007. The warrants were valued at $902,367 and $300,787 respectively. During 2004 $601,576 and $200,527 of the warrants vested, respectively.

During the quarter ended March 31, 2004, the Company issued 60,000 shares of common stock amounting to $196,800 and a cash payment of $45,000 to a vendor in settlement of the Company’s obligation to that vendor.

In March 2004, the Company completed the acquisition of all of the outstanding stock of nReach, Inc., based in Lakewood, Colorado, in exchange for 500,002 shares of the Company’s common stock amounting to $860,007, the assumption and payment of $100,000 of certain obligations of nReach’s stockholders and an earn out schedule that may require the Company’s payment of up to an additional 916,667 shares of common stock based on certain revenue targets.

In connection with settling a debt with a law firm, in April 2004 the Company granted a warrant to purchase 1,820 shares of common stock at $3.15 per share. The warrant expires in April of 2006. This warrant was valued at $3,730.

In connection with engaging a vendor to provide investor relation services, in May 2004 the Company entered into an agreement to grant a warrant to purchase 50,000 shares of common stock at $2.15 per share. If issued the warrant would expire in May of 2006. This warrant was valued at $107,657.

In connection with engaging a vendor to provide recruiting services in June 2004 the Company entered into an agreement to grant a warrant to purchase 5,000 shares of common stock at $3.10 per share. The warrant expires in May of 2006. This warrant was valued at $7,377.

During the quarter ended June 30, 2004, the Company issued 83,275 shares of common stock to Spencer Trask and Richard Berland as finders’ fees for the recent bridge financings and during the quarter ended September 30, 2004, the Company issued 9,445 shares of common stock to Spencer Trask as finder’s fees related to the 2003 bridge financings amounting to $85,483.

In connection with consulting services to be provided by Shai Stern and E. Alan Scheik III, the Company entered into consulting agreements dated June 2004 for warrants to purchase 25,000 shares and 10,000 shares of common stock at $1.50 and $2.50 per share, respectively, and expiring in May 2006. These warrants were valued at $45,080 and $15,782, respectively

In connection with Alpine Capital’s claim for a finder’s fee in connection with the April 2003 amendment related to a bridge financing, Alpine received a warrant in July 2004 to purchase 40,000 shares of common stock at $1.50 per share expiring July 8, 2009. This warrant was valued at $72,128.

During the quarter ended September 30, 2004, the Company issued 667,330 shares to TecCapital Ltd. pursuant to an antidilution provision of a May 2000 stock purchase agreement related to the recent financings.

On November 4, 2004, the Company engaged Jefferies & Company, Inc. to advise us on strategic growth opportunities, financing and capital resources and significant merger and acquisition candidates. In connection with that engagement and in partial payment for providing those services, the Company issued 125,000 shares of common stock valued at $267,500. The agreement calls for the issuance of up to an additional 325,000 shares of common stock upon the achievement of certain milestones and services that may occur in 2005.

In December 2004, in connection with engaging a vendor to provide public relation services, the Company issued three warrants to purchase 7,500, 16,822 and 7,500 shares of common stock at $2.40, $1.07 and $2.40 per share, respectively and expiring in June 2007, September 2007, and December 2007, respectively. These warrants were valued at $12,631, $12,320 and $12,621, respectively.

In December 2004, Global Capital Funding, LP exercised 130,000 warrants of its 257,333 warrants at $1.50 each and the Company issued 130,000 shares of common stock.

During the quarter ended December 31, 2004, three holders of Series A Convertible Preferred Stock converted them and the Company issued 142,093 shares of common stock.

At December 31, 2004, there were 3,649,042 shares reserved for issuance upon the exercise of options granted to employees and directors and 17,113,019 shares reserved for issuance upon the exercise of warrants to purchase common stock granted to investors in, and consultants to the Company. The range of exercise prices of the warrants to purchase common stock are as follows:

Exercise Price Range	Underlying Shares
$1.34 to $3.15	16,753,364
$5.10 to $9.00	352,966
Above $30.00	6,690
17,113,019

The Company’s inability to timely file its Form 10-KSB for its fiscal year ended December 31, 2002 and a failure to have its SB-2 Registration Statement declared effective by the SEC has affected the following registration rights held by some of its shareholders and warrant holders.

Obligations to Maintain Effective Registration Statements:

Vertical Ventures Investments, LLC holds a warrant to purchase up to 22,476 shares of common stock that is subject to registration rights. The Registration Statement covering the shares underlying this warrant is no longer effective. The Company had until May 14, 2003 to cause the Registration Statement to again become effective. The Company was unable to do so by May 14, 2003, so it accrued a fee of $8,250 for the first month of the deficiency and a fee of $16,500 for each month thereafter until the shares underlying the warrant are registered. The total amount accrued as December 31, 2004 was $202,125.

Accredited investors in the Company’s September 2002 Equity Placement hold up to an aggregate of 616,991 shares of common stock, and warrants to purchase up to an aggregate of 249,954 shares of common stock, all subject to registration rights requiring the Company to use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement covering the shares of common stock and the shares underlying the warrants. The Registration Statement is no longer effective.

Obligation to File a Registration Statement:

Global Capital Funding Group, L.P. held warrants to purchase up to 257,333 shares of common stock, and in December 2004, Global exercised 130,000 of the warrants and now holds 127,333 warrants. Global also held a convertible note convertible into 189,394 shares of common stock which was paid off in February 2004. The Company was required to file a Registration Statement covering all such shares by April 14, 2003. That filing was delayed and as a result the Company negotiated a cure of a penalty fee, equal to $25,000 for each month that the delay deficiency remained uncured, by paying off the convertible note in February 2004. The Company filed a Form SB-2 Registration Statement on May 13, 2004 that covered the common stock underlying the Global warrants which Registration Statement has not yet been declared effective by the SEC.

Pursuant to the terms of the 2004 Private Placement, the Company was required to file a Registration Statement with the SEC and have it declared effective no later than 120 days after April 30, 2004, or by August 29, 2004. The Registration Statement was filed on May 13, 2004 but it has not yet been declared effective by the SEC and as a result, the Company incurred liquidated damages in the form of a monthly cash requirement equal to 2% of the aggregate purchase price of the offering, or approximately $266,000 per month. Liquidated damages are due monthly until the event of default is cured. The Company proposed a settlement to limit the liquidated damages. In December 2004, in full settlement of the default, the Company established a pool of 1,000,000 warrants with an exercise price of $2.50 per share and a two year term. The pool of warrants was allocated among each participant based on the investor’s proportionate participation in the 2004 Private Placement. The Company recorded a financing expense of $1,782,125 as of December 31, 2004 related to the pool of warrants. As of March 1, 2005, 69% of the representative warrant ownership of the 1,000,000 warrants responded to the proposal and of that amount, 4% declined the proposal. The remaining 31% have not responded to the offer.

In 2004, pursuant to an agreement with a vendor to whom the Company issued in settlement 60,000 shares of common stock, the Company was obligated to file a Registration Statement and have it declared effective within the same time frames as required by the terms of the 2004 Private Placement. The Registration Statement was timely filed but it has not been declared effective by the SEC. As a result, the Company incurred late registration penalties of $2,000 per month, or $8,000 as of December 31, 2004. The late registration penalties are due monthly until the event of default is cured.

9.	Stock-based Compensation

In connection with the grant of certain stock options, warrants and other compensation arrangements, the Company has recorded charges to earnings that are noncash in nature. Certain of these stock option grants are subject to the variable plan requirements of APB No. 25 that require the Company to record compensation expense for changes in the fair value of its common stock.

As more fully described in Note 15 to the financial statements, stock-based compensation for the years ended December 31, 2004 and 2003, consisted of options issued with exercise prices below market value on the date of grant and the impact of changes in the market value of the Company’s common stock on the value of options to purchase common stock issued to employees and the amortization of deferred costs associated with the prior issuance of warrants to purchase common stock to various consultants.

In connection with entering into an Employment Agreement on March 12, 2004, the Company granted to Robert Pons, the Company’s President and Chief Executive Officer, an option to purchase 1,300,000 shares of common stock, which option has an exercise price of $1.50 per share and a term of 10 years. The option provides for 557,141 shares to vest immediately and the remaining 742,859 shares to vest in equal amounts as of the last day of each calendar quarter commencing March 31, 2004. The option will vest immediately upon a Change of Control (as defined in his option agreement) or in the event Mr. Pons is terminated Other Than for Cause or he terminates employment for Good Reason (as each is defined under the Employment Agreement).

In connection with entering into an Employment Agreement on March 12, 2004, the Company granted to Timothy Wenhold, the Company’s Executive Vice President and Chief Operating Officer, an option to purchase 700,000 shares of common stock, which option has an exercise price of $1.50 per share and a term of 10 years. The option provides for 300,000 shares to vest immediately and the remaining 400,000 shares to vest in equal amounts as of the last day of each calendar quarter commencing March 31, 2004. The option will vest immediately upon a Change of Control (as defined in his option agreement) or in the event Mr. Wenhold is terminated Other Than for Cause or he terminates employment for Good Reason (as each is defined under the Employment Agreement)

In April 2004, the Company granted to Len von Vital, Matthew Stecker and Daniel Wainfan, the Company’s Chief Financial Officer, Chief Technology Officer and Vice President of Marketing, respectively, an option for each to purchase 300,000, 150,000 and 100,000 shares of common stock, respectively, which options have exercise prices of $3.75, $1.50 and $3.25 per share, respectively, and a term of 10 years. The options vest in equal amounts over four years as of the last day of each calendar quarter commencing September 30, 2004. The options will vest immediately upon a Change of Control (as defined in their option agreements).

In August 2004, the Company granted options to purchase 60,000 shares of common stock to all three of its then non-employee directors pursuant to the Company’s non-employee director compensation plan, which options have an exercise price of $1.75 per share. In November 2004 each of these non-employee directors resigned and 35,000 shares vested for each director.

During the quarter ended December 31, 2004, the Company granted options to purchase 60,000 shares of common stock to all three non-employee directors pursuant to the Company’s non-employee director compensation plan which options have an exercise price of $1.67 per share and a term of 10 years. The options vest annually over three years commencing October 30, 2005. The options will vest immediately upon a Change of Control (as defined in their option agreements).

In December 2004, the Company granted to Messrs. Pons and Wenhold options to purchase 400,000 and 250,000 shares of common stock, respectively, which options have an exercise price of $2.07 per share and a term of 10 years. The options vest monthly over three years commencing December 31, 2004. The options will vest immediately upon a Change of Control (as defined in their option agreements).

In December 2004, the Company granted to Dan Wainfan, the Company’s Vice President of Marketing an option to purchase 100,000 shares of common stock, which option has an exercise price of $1.56 per share and a term of 10 years. The option vests quarterly over three years commencing March 31, 2005. The option will vest immediately upon a Change of Control (as defined in his option agreement).

The following table illustrates the amount of stock-based compensation (charges)/credits that would have been recorded in the categories of the statement of operations had stock-based compensation not been separately stated in the accompanying Consolidated Statements of Operations:

	Year Ended December 31
	2004	2003

Costs of services	$(800,625)	$	(81,604)
Sales and marketing	–		–
General and administrative	(1,225,712)		(292,965)
	$(2,026,337)		$(374,569)

10.	Loss Per Share

The following table sets forth the computation of basic and diluted loss per share:

	Year Ended December 31
Numerator	2004	2003
Net loss applicable to common shareholders	$(14,688,771)	$(17,537,775)

Denominator
Denominator for basic and diluted loss per share - weighted average shares	2,972,254	2,073,448
Basic and diluted loss per common share	$(4.94)	$(8.46)

Outstanding employee stock options and other warrants to purchase an aggregate of 20,762,061 and 4,447,416 shares of common stock at December 31, 2004 and 2003, respectively, and other convertible securities were not included in the computation of diluted earnings per share because the Company reported a loss for the year.

11.	Income Taxes

At December 31, 2004 and 2003, SmartServ has deferred tax assets as follows:

	December 31
	2004	2003

Net operating loss carryforwards	$38,700,000	$35,800,000

In accordance with SFAS No. 109, “Accounting for Income Taxes,” the Company has established a valuation allowance to fully reserve the future income tax benefit of these deferred tax assets due to uncertainty about their future realization. The valuation allowances were $38,700,000 and $35,800,000 at December 31, 2004 and 2003, respectively.

At December 31, 2004, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $98,000,000 which expire in the years 2009 through 2023. As a result of ownership changes, pursuant to Internal Revenue Code Section 382, the utilization of net operating losses may be limited.

12.	Leases

SmartServ leased office space for its Stamford, Connecticut headquarters under a noncancelable lease. The lease included escalation clauses for items such as real estate taxes, building operation and maintenance expenses, and electricity usage. In January 2004, the Company negotiated a settlement of that lease the terms of which included a cash payment of $175,000 (evidenced by a promissory note) payable over time through December 31, 2004 and a warrant to purchase 22,000 shares of SmartServ common stock at an exercise price equal to $1.34 per share. The warrant vested upon grant and expires on the three year anniversary of the grant date.

In September 2003, the Company relocated its headquarters and leases office space in Plymouth Meeting, Pennsylvania. The lease includes escalation clauses for items such as real estate taxes, building operation and maintenance expenses.

nReach occupied approximately 4,077 square feet in a leased facility located in Lakewood, Colorado. The lease expires on July 31, 2007. In November 2004, the Company entered into a lease to sublet that space. On January 7, 2005, the Company acquired KPCCD. KPCCD occupies approximately 1,500 square feet in a facility leased from the former owner of KPCCD located in Jackson Heights, New York. The lease expires on December 31, 2005.

Rent expense amounted to approximately $156,295 and $384,800 for the years ended December 31, 2004, and 2003, respectively.

Minimum future rental payments at December 31, 2004 are as follows:

Year Ending December 31

2005	$159,540
2006	128,655
2007	87,417
Sublease	(135,397)
$240,215

13.	Commitments and Contingencies

On or about June 4, 1999, Michael Fishman, SmartServ’s former Vice President of Sales, commenced an action against the Company and certain directors and officers, in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford (Michael Fishman v. SmartServ Online, Inc., et al.). On February 11, 2003, the Company received a favorable trial decision in this matter. This decision, entered after a trial in the Superior Court of Connecticut, found no liability by SmartServ or the individual defendants on any of Mr. Fishman’s claims. Mr. Fishman’s time to appeal has expired.

On or about February 29, 2000, Commonwealth Associates, L.P. (“Commonwealth”) filed a complaint against the Company in the Supreme Court of the State of New York, County of New York. The complaint alleged that in August of 1999, Commonwealth and SmartServ entered into an engagement letter that provided for a nonrefundable fee to Commonwealth of $15,000 payable in cash or common stock at SmartServ’s option. The complaint alleged that SmartServ elected to pay the fee in stock and, as a result, Commonwealth sought 2,222 shares of common stock or at least $1,770,000 together with interest and costs. In SmartServ’s defense, SmartServ denied that it elected to pay in stock. On March 4, 2003, SmartServ received a favorable decision in this matter after a trial held in the Supreme Court of the State of New York. The decision holds that, consistent with SmartServ’s defense, SmartServ is required to pay Commonwealth a retainer fee of only $13,439, plus interest and certain costs. Commonwealth’s time to appeal has not yet expired.

On or about March 22, 2004, Jenkens & Gilchrist Parker Chapin, LLP, SmartServ’s former legal counsel, filed a complaint against SmartServ in the Supreme Court of the State of New York, County of New York. The complaint sought payment of unpaid invoices for legal services in the amount of $599,244. In November 2004, this claim was settled in full for $300,000.

On or about August 17, 2004, Vertical Ventures Investments LLC filed a complaint against the Company in the Supreme Court of the State of New York, County of New York. The complaint sought payment of late registration penalties and attorneys fees in the total amount of $350,000. While the Company intends to vigorously defend such lawsuit, an unfavorable outcome would have a material adverse effect on the Company’s financial condition, results of operation and cash flows. (See Note 8 for additional information).

During 2003 and 2004 former employees of SmartServ filed complaints against the Company for unpaid wages arising from salary reductions implemented by the Company in 2002.  These claims, totaling $215,000, were pending before the Connecticut Department of Labor and the Connecticut Superior Court.  Management believes these claims have no merit and intends to defend the claims vigorously.

14.	Significant Relationships

During the years ended December 31, 2004 and 2003, substantially all of the Company’s revenues were earned through one customer.

The Company entered into a consulting arrangement with Spencer Trask in May 2003 providing that Spencer Trask would render corporate financial consulting, financial advisory, and investment banking services (“Trask Consulting Agreement”). Under the Trask Consulting Agreement, the Company agreed to pay consulting fees of $7,500 per month commencing July 1, 2003 thru May 31, 2004 and in 2003 the Company issued Spencer Trask 83,333 shares of common stock.  Spencer Trask is a beneficial owner of more than 5% of the Company’s common stock.

As part of the consulting arrangement, Spencer Trask acted as a finder and assisted the Company with sales of Units consisting of convertible debentures and warrants from May 2003 through November 2003 in the aggregate amount of $2,685,000.  The Company paid Spencer Trask a finder’s fee consisting of $349,050 in cash (including finder’s fees and non-accountable expenses), 152,223 shares of common stock and a warrant to purchase 749,146 shares of common stock at exercise prices ranging from $1.50 to $1.90 per share.  The Company also reimbursed Spencer Trask for $20,000 of legal expenses and $5,000 of out-of-pocket expenses.

Under the terms of the Trask Consulting Agreement, SmartServ is obligated to pay Spencer Trask a fee upon closing of the acquisition of nReach, based on 5% of the first two-million dollars of the aggregate consideration of such acquisition, 4% of the next two million dollars or portion thereof, 3% of the third $2,000,000 or portion thereof, and 2.5% of the balance of the consideration. For purposes of determining the aggregate consideration, the total value of liabilities assumed are included, and fees on any contingent payment shall be paid to Spencer Trask when such contingent payment is made. Spencer Trask has agreed to accept shares of the Company’s common stock in lieu of cash with respect to such fees.

Under the terms of the Trask Consulting Agreement, in the event that on or before May 31, 2004 or 18 months thereafter (under certain conditions), SmartServ sells, outside the ordinary course of business, its company or any of its assets, securities or business by means of a merger, consolidation, joint venture or exchange offer, or any transaction resulting in any change in control of SmartServ or its assets or business, or SmartServ purchases, outside the ordinary course of business, another company or any of its assets, securities or business by means of a merger, consolidation, joint venture or exchange offer, or SmartServ receives an investment (other than an investment pursuant to an agented offering, which will be subject to compensation pursuant to a separate arrangement with Spencer Trask), SmartServ will owe Spencer Trask a cash fee and in some instances, warrants.

15.	Employee Stock Option Plans

In April 1996, the Company’s Board of Directors approved the establishment of an Employee Stock Option Plan (“1996 Plan”) authorizing stock option grants to directors, key employees and consultants. The options are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or as nonqualified stock options. The 1996 Plan provided for the issuance of up to 41,667 of such options at not less than the fair value of the stock on the date of grant. The options are partially exercisable after one year from the date of grant and expire on the tenth anniversary of the date of grant. As of December 31, 2004, there were options to purchase 8,167 shares of common stock issued and outstanding and -0- options available for grant pursuant to the 1996 Plan.

In October 1999, the Board of Directors authorized the establishment of the 1999 Employee Stock Option Plan (“1999 Plan”). The 1999 Plan provided for the issuance of options to employees and directors for the purchase of a maximum of 66,667 shares of the Company’s common stock. The Board of Directors authorized the issuance of 66,667 of such options to both employees and directors at the fair value of the common stock on that date. As of December 31, 2004, there were options to purchase 17,000 shares of common stock issued and outstanding and -0- options available for grant pursuant to the 1999 Plan.

In May 2000, the Board of Directors authorized the establishment of the 2000 Employee Stock Option Plan (“2000 Plan”). In November 2000, the Board of Directors increased the number of shares available for issuance under the 2000 Plan by 100,000 to a maximum of 225,000. The 2000 Plan provides for the issuance of such options at not less than the fair value of the common stock on the date of grant. The Board of Directors has authorized the issuance of options to purchase 38,875 shares of common stock to employees and directors at exercise prices equal to the fair value on the dates of grant. The stockholders approved the repricing of options to purchase 132,875 shares of common stock with exercise prices ranging between $35.82 and $297.00 to $8.52 per share at the Annual Meeting of Stockholders on December 13, 2002. In connection therewith, the Company recorded a charge to earnings of approximately $42,600 in the year ended December 31, 2003 for the increase in the market value of the Company’s common stock between the date the repricing was authorized by the Board and the date it was approved by the stockholders. As of December 31, 2004, there were options to purchase 38,875 shares of common stock issued and outstanding and -0- options available for grant pursuant to the 2000 Plan.

In connection with the stockholders’ approval of the Company’s 2002 Stock Option Plan at the Annual Meeting of Stockholders on December 13, 2002, the Board of Directors amended all previously existing stock option plans by reducing the size of such plans to the number of options issued and outstanding at that date. Additionally, the Board of Directors amended such plans so that options that are terminated or forfeited may not be re-granted.

At the Annual Meeting of Stockholders on December 13, 2002, the stockholders approved the establishment of the Company’s 2002 Employee Stock Option Plan (“2002 Plan”). The 2002 Plan provides for the issuance of options to employees and directors for the purchase of a maximum of 250,000 shares of common stock at an exercise price not less than the fair value of the common stock on the date of grant. No options have been granted pursuant to the 2002 Plan.

In November 2004, the Board of Directors authorized the establishment of the 2004 Stock Option Plan (“2004 Plan”). The 2004 Plan provides for the issuance of options to employees and directors for the purchase of a maximum of 200,000 shares of common stock at an exercise price not less than the fair value of the common stock on the date of grant. No options have been granted pursuant to the 2004 Plan.

Information concerning stock options of the Company discussed above and in Note 9 is presented below.

	Options	Weighted Average Exercise Price
Balance at December 31, 2002	317,164	$9.54
Granted	–	–
Exercised	(958)	5.90
Cancelled	(129,909)	9.60
Balance at December 31, 2003	186,297	9.55
Granted	3,660,000	1.86
Exercised	–	–
Cancelled	(197,255)	5.44
Balance at December 31, 2004	3,649,042	$1.96

The following table summarizes information about employee stock options outstanding as of December 31, 2004.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number of Options	Average Exercise Price

$5.63 to $9.75	64,042	$7.76	5.6	64,042	$7.76
$1.50 to $3.75	3,585,000	$1.86	9.6	1,350,981	$1.64
	3,649,042			1,415,022

16.	Subsequent Events

On January 7, 2005, SmartServ acquired all of the issued and outstanding capital stock of KPCCD, Inc. (“KPCCD”) pursuant to a stock purchase agreement dated December 19, 2004. The Company issued 1,000,000 shares of its common stock, $.01 par value per share to the sellers as consideration for acquiring KPCCD. Following the closing of this acquisition, KPCCD is a wholly-owned subsidiary of the Company.

In connection with the closing of the transaction on January 7, 2005, KPCCD, the sellers and Prima Communications, Inc. (“Prima”), a company controlled by the sellers, entered into a Master Vendor Agreement (“Vendor Agreement”). Under the Vendor Agreement, Prima will sell to KPCCD at cost all of KPCCD’s requirements of international prepaid calling cards for up to one year after January 7, 2005. The Company has guaranteed the obligations of KPCCD under the Vendor Agreement. The Vendor Agreement can be terminated prior to its one year term under certain conditions.

KPCCD is a New York City-based distributor of international prepaid calling cards. The Company expects KPCCD to continue in the same line of business as a wholly-owned subsidiary of the Company.

On January 28, 2005, SmartServ entered into an agreement with TecCapital, Ltd.(“TEC”) pursuant to which TEC agreed to waive and release certain rights TEC has under a certain stock purchase agreement dated May 12, 2000. TEC provided these waivers and releases in consideration for the grant to TEC of 500,000 shares of the Company’s common stock. The Company believes that TEC is the beneficial owner of more than ten percent of the Company’s common stock. In the event that both the acquisition of Telco Group is not consummated and a registration statement covering all of TEC’s shares of common stock is not declared effective within 270 days after the date of the agreement, TEC may (in its sole discretion) return all of the shares to the Company within 330 days from the date of the agreement, and in such case the waivers and releases granted in the agreement would become void and TEC could pursue any claims against the Company as if such waivers and releases had never been granted.

SmartServ Online, Inc.
Consolidated Balance Sheets

	June 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$334,817	$1,792,856
Investments	100,349	99,697
Accounts receivable, net	3,464,339	92,496
Prepaid expenses	24,891	349,040
Total current assets	3,924,396	2,334,089
Property and equipment, net	58,264	73,500

Goodwill	1,743,819	–
Intangibles, net of accumulated amortization of $197,121 and $123,201 as of June 30, 2005 and December 31, 2004, respectively	837,768	911,688
Security deposits	18,787	18,237
Total Assets	$6,583,034	$3,337,514

See accompanying notes.

SmartServ Online, Inc.
Consolidated Balance Sheets

	June 30,	December 31,
	2005	2004
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,052,620	$446,528
Accrued liabilities	2,051,003	1,419,248
Current portion of note payable	32,956	36,898
Total current liabilities	6,136,579	1,902,674
Note payable	–	13,415

Commitments and Contingencies (Note 7)

Stockholders’ Equity
Convertible preferred stock - $0.01 par value
Authorized - 1,000,000 shares
Issued and outstanding - 789,932 and 862,282 shares, aggregate liquidation preference of $14,578,209 and $14,056,639 as of June 30, 2005 and December 31, 2004, respectively	7,899	8,623
Common stock - $.01 par value
Authorized - 40,000,000 shares
Issued - 6,276,942 shares and 3,978,445 shares ; outstanding - 6,147,889 shares and 3,849,392 shares as of June 30, 2005 and December 31, 2004, respectively	62,770	39,785
Additional paid-in capital	105,993,864	103,877,486
Unearned compensation	(1,137,323)	(1,363,663)
Accumulated deficit	(104,317,102)	(100,977,153)
	610,108	1,585,078
Treasury stock, 129,053 shares at cost	(163,653)	(163,653)
Total stockholders’ equity	446,455	1,421,425
Total Liabilities and Stockholders’ Equity	$6,583,034	$3,337,514

See accompanying notes.

SmartServ Online, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004

Revenues	$12,665,795	$114,004	$24,159,646	$187,715

Costs and expenses:
Direct costs of revenues	(12,892,081)	(674,729)	(24,378,776)	(981,595)
Sales and marketing expenses	(258,447)	(98,514)	(519,138)	(142,220)
General and administrative expenses	(347,615)	(704,185)	(2,378,144)	(1,365,134)
Stock-based compensation	(113,170)	893,034	(226,340)	(639,107)
Total costs and expenses	(13,611,313)	(584,394)	(27,502,398)	(3,128,056)

Loss from operations	(945,518)	(470,390)	(3,342,752)	(2,940,341)

Other income (expense):
Interest income	1,328	9,546	3,895	12,767
Interest expense and other financing costs	(483)	(154,948)	(1,092)	(2,092,029)
Legal settlement	–	–	–	(196,800)
	845	(145,402)	2,803	(2,276,062)

Net loss	$(944,673)	$(615,792)	$(3,339,949)	$(5,216,403)

Preferred stock dividend accrued	(1,207,403)	(1,102,254)	(2,401,538)	(2,016,094)
Net loss applicable to common shareholders	$(2,152,076)	$(1,718,046)	$(5,741,487)	$(7,232,497)
Basic and diluted loss per share	$(0.38)	$(0.60)	$(1.07)	$(2.72)
Weighted average shares outstanding - basic and diluted	5,734,936	2,870,230	5,348,734	2,658,889

See accompanying notes.

SmartServOnline, Inc.
Consolidated Statement of Changes in Stockholders’ Equity
Six Months Ended June 30, 2005
(Unaudited)

	Common Stock		Series A Convertible Preferred Stock		Additional Paid-in	Unearned	Treasury	Accumulated
	Shares	Par Value	Shares	Par Value	Capital	Compensation	Stock	Deficit
Balances at December 31, 2004	3,978,445	$39,785	862,282	$8,623	$103,877,486	$(1,363,663)	$(163,653)	$(100,977,153)
Issuance of common stock to acquire KPCCD, Inc.	1,000,000	10,000	–	–	1,707,143	–	–	–
Issuance of warrants as compensation for services	–	–	–	–	825,429	–	–	–
Issuance of warrants to vendor	–	–	–	–	12,637	–	–	–
Issuance of common stock pursuant to an antidilution provision of a May 2000 stock purchase agreement	500,000	5,000	–	–	(5,000)	–	–	–
Series A Preferred Stock and warrants	–	–	–	–	1,879,968	–	–	–
Conversion of Series A Preferred Stock	723,497	7,235	(72,350)	(724)	(6,511)	–	–	–
Accretion of Series A Preferred Stock	–	–	–	–	(1,879,968)	–	–	–
Dividends accrued on Series A Preferred Stock	–	–	–	–	(521,570)	–	–	–
Common stock issued per settlement with former officer	75,000	750	–	–	104,250	–	–	–
Amortization of unearned compensation	–	–	–	–	–	226,340	–	–
Net loss for the period	–	–	–	–	–	–	–	(3,339,949)
Balances at June 30, 2005	6,276,942	$62,770	789,932	$7,899	$105,993,864	$(1,137,323)	$(163,653)	$(104,317,102)

See accompanying notes.

SmartServ Online, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30
	2005	2004
OPERATING ACTIVITIES
Net loss	$(3,339,949)	$(5,216,403)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	95,878	--
Noncash compensation costs	105,000	761,280
Provision for doubtful accounts	40,000	--
Noncash consulting services	825,429	447,859
Noncash payments to vendors	12,637	223,099
Amortization of deferred compensation	226,340	639,107
Amortization of deferred financing costs	--	1,231,772
Changes in operating assets and liabilities
Accounts receivable	(3,411,843)	14,213
Accrued interest receivable	--	47,004
Prepaid expenses	324,149	4,512
Prepaid compensation	--	133,127
Accounts payable and accrued liabilities	3,716,277	(924,749)
Deferred revenues	--	(37,500)
Security deposit	(550)	(11,212)
Net cash used for operating activities	(1,406,632)	(2,687,891)

Investing Activities
Purchase of equipment	(6,722)	(91,193)
Purchase of KPCCD, Inc.	(26,676)	--
Purchase of nReach, Inc.	--	(100,000)
Purchase of investments	(652)	--
Net cash used for investing activities	(34,050)	(191,193)

Financing Activities
Proceeds from the issuance of series A convertible
preferred stock and warrants - net	--	8,591,275
Repayment of notes payable and accrued interest	--	(1,391,504)
Notes payable	(17,357)	66,925
Net cash (used for) provided by financing activities	(17,357)	7,266,696

(Decrease) increase in cash and cash equivalents	(1,458,039)	4,387,612
Cash and cash equivalents- beginning of period	1,792,856	139,178
Cash and cash equivalents - end of period	$334,817	$4,526,790

See accompanying notes.

SmartServ Online, Inc.
Notes to Unaudited Consolidated Financial Statements
June 30, 2005

1.	Nature of Business and Operations

SmartServ Online, Inc. (the “Company” or “SmartServ”) designs, develops and distributes software and services that enable the delivery to wireless devices of various content, with special emphasis on cell phones. The content which the Company provides includes premium content such as ringtones, images and games, and dynamic changing content such as horoscopes, lottery results and weather reports. Historically, the Company licensed its applications, content, and related services to wireless carriers and enterprises. The Company has revenue sharing license agreements with wireless carriers such as Verizon Wireless, AT&T Wireless, Nextel, and ALLTEL Wireless, that allow it to deliver its services and branded content to a wide base of consumer cell phone users. For enterprises, the Company has in the past offered solutions that deliver financial market data, proprietary internal documents and other useful information to mobile workers, although this no longer comprises a core part of the Company’s business or strategy.

The Company, headquartered in Plymouth Meeting, PA, is transitioning to become a Mobile Virtual Network Operator (MVNO) that plans to launch mobile phone service in the first quarter of 2006 with low cost, prepaid minute plans, discounted international long distance and the latest in mobile content such as ringtones, mobile games and images.

SmartServ has an agreement with Sprint to utilize Sprint’s Nationwide PCS Network for its prepaid mobile phone service. Under this agreement, Sprint wholesales wireless minutes from their network directly to SmartServ for resale to its UPHONIA™ customers. SmartServ benefits from this agreement by receiving access to Sprint’s enhanced nationwide network with turnkey reliability and performance. As an MVNO, SmartServ has the advantage of market access without the need to build the telecom infrastructure necessary to originate and terminate domestic wireless calls. Sprint benefits by gaining a distribution and marketing partner that is focused on market development in a niche that is secondary to Sprint (i.e., the immigrant, urban ethnic and youth markets to be targeted by the Company).

The Company is incorporated in the State of Delaware. The Company commenced operations in August 1993, and had its initial public offering in March, 1996. The Company did a one-for-six reverse stock split effective November 25, 2003. The par value of the Company’s common stock remained at $0.01 per share in accordance with Delaware corporation law. The reverse stock split also affected the conversion price and number of shares into which an outstanding convertible security is convertible or exercisable. Unless otherwise noted, descriptions of shareholdings and convertible securities reflect such one-for-six reverse stock split.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. However, substantial doubt about the Company’s ability to continue as a going concern have been raised because we have since our inception earned limited revenues and have incurred substantial recurring operating losses, including net losses of $3,339,949 for the six month period ended June 30, 2005 and $10,580,372 and $17,537,775 for the years ended December 31, 2004 and 2003, respectively. Additionally, we have an accumulated deficit of $104,317,102 at June 30, 2005.

In February 2004, the Company received $10 million in gross proceeds from its private placement of Units consisting of shares of Series A Convertible Preferred Stock and warrants to purchase common stock. The Company used the net proceeds of approximately $8,600,000 from this offering to repay outstanding obligations, including $1,391,500 that was used to repay Global Capital Funding Group, LP, completion of a strategic acquisition and for general working capital purposes. In particular, the Company used a significant portion of its working capital to settle its accounts payable.

On March 30, 2005, after reviewing the Company’s cash flow projections, the board of directors approved a plan designed to enable us to have sufficient working capital to support a reduced level of operations through March 2006. As of June 30, 2005 and March 31, 2005, the Company had $435,166 and $992,676 in cash and investments, respectively. Elements of the plan include: 1) attempting to maximize KPCCD’s international calling card profits since the acquisition of KPCCD on January 7, 2005 2) reducing the level of operating expenses by relocating our hosting facility from an off site location to an on-site location and 3) eliminating employee positions.

In April, 2005, the Company commenced implementing such plan and reduced our staff to a total of 10 people as of July 2005. The Company also completed the relocation of its hosting facility to its headquarters.

The Company has been pursuing additional financing, through some combination of borrowings or the sale of equity or debt securities during 2005.

On August 31, 2005, we executed agreements to obtain financing from CAMOFI Master, LDC, a Cayman Islands limited duration company (the “Lender”), consisting of a Senior Secured Convertible Note in the principal amount of $500,000 (the “Senior Note”) and a Revolving Convertible Note in the principal amount of $1,900,000 (the “Revolving Note”) which availability is based upon our eligible accounts receivable. Based on such availability, the Revolving Note may be increased to $2,500,000. The term of the financing is for 30 months from the closing date. The Senior Note and Revolving Note are senior in right of payment to any and all of our indebtedness and are secured by a first lien on all of our assets. The loan is guaranteed by our subsidiary, KPCCD, Inc. We issued the Lender five year warrants to purchase an aggregate of 3,000,000 shares of common stock at an exercise price of $.50 per share. Such warrants are exercisable on a cashless basis and are subject to full ratchet antidilution protection.

The Company believes that its cash resources are sufficient to fund operating losses and working capital requirements through the fourth quarter of 2005. As a result, the Company will need to raise additional financing, through some combination of borrowings or the sale of equity or debt securities during 2005. The Company is pursuing financing alternatives to fund the Company’s cash deficiency. The Company may not be able to raise sufficient additional debt, equity or other capital on acceptable terms, if at all. Failure to generate sufficient revenues , contain certain discretionary spending, achieve certain other business objectives or raise additional funds could have a material adverse affect on results of operations, cash flows and financial position, including the Company’s ability to continue as a going concern, and may require it to significantly reduce, reorganize, discontinue or shut down operations. The Company’s consolidated financial statements do not include any adjustments that might result from this uncertainty.

2.	Summary of Significant Accounting Policies

BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, the instructions of Form 10-QSB and Rule 310 of Regulation S-B of the Securities and Exchange Commission and, therefore, do not include all information and notes necessary for a presentation of results of operations, financial position and cash flows in conformity with accounting principles generally accepted in the United States of America. The balance sheet at December 31, 2004 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations have been made. Results of operations for the three and six months ended June 30, 2005 are not necessarily indicative of those expected for the year ending December 31, 2005.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. Significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue from the sale of its products and services in accordance with American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 97-2, “Software Revenue Recognition”, SOP 98-9, “Modification of SOP 97-2, Software Recognition, With Respect to Certain Transactions”, and the SEC Staff Accounting Bulletin No.104, “Revenue Recognition”. Specifically, there must be (1) evidence of an arrangement, (2) delivery of the Company’s products and services, (3) fixed and determinable fees and (4) probable collectibility of such fees. Revenues from multi-element revenue agreements are recognized based on vendor specific objective evidence of individual components or, if the elements in the arrangement cannot be separated, as has been the situation to date, recognized as one element ratably over the term of the agreement.

Prepaid International Calling Card Revenue

Prepaid international calling card revenue is derived from the sale of prepaid international calling cards to distributors. Revenue is recognized upon shipment or delivery of prepaid international calling cards to distributors on a non-recourse basis.

Subscription Revenue

Subscription revenue consists of fixed and variable charges for the usage of the Company’s products and services provided through its relationships with wireless telecommunications carriers and a financial services company. Such revenue is recognized as the services are provided on a monthly basis.

Development and Integration Revenue

Development and integration fees are charged for the development of private-labeled applications for customers that incorporate their proprietary data into SmartServ’s products and services. Such fees are recognized ratably over the term of the agreement.

Service Revenue

Service revenue is derived from consulting or by providing other professional services to customers. Revenue from the performance of such services is recognized when the services are performed. Losses, if any, from professional services contracts are recognized at the time such losses are identified. Maintenance and support fees paid in advance are nonrefundable and are recognized ratably over the term of the agreement, generally 12 months.

Hosting Services

Hosting service arrangements are based on a flat monthly fee or on the number of users and may include a one-time setup fee. The one-time setup fee is recognized over the term of the hosting arrangement, and the hosting services revenue is recognized monthly as earned on a fixed fee or a variable rate basis.

Deferred Revenues

Deferred revenues, resulting from customer prepayments, are recognized as services are provided throughout the term of the agreement with the respective customer.

Deferred Financing Costs

Deferred financing costs represent those costs incurred in connection with the issuance of the Company’s convertible notes. These costs were recorded at the fair value of the consideration (cash or securities) paid to the finders in such transactions and are amortized to operations as other financing costs over the terms of the respective notes.

Earnings Per Share

Basic earnings per share is computed based on the weighted average number of common shares outstanding; however, it does not include the unvested portion of restricted shares in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share”. Diluted earnings per share reflects the increase in the weighted average common shares outstanding that would result from the assumed exercise of outstanding stock options, warrants, or convertible securities calculated using the treasury stock method when dilutive.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments approximate fair value due to their terms and maturities. Financial instruments are held for other than trading purposes.

SUPPLEMENTAL CASH FLOW INFORMATION

The Company considers all highly liquid investments with a maturity date of three months or less when purchased to be cash equivalents. Therefore, certificates of deposit have been recorded as investments.

During the quarter ended March 31, 2004, the Company issued 60,000 shares of common stock amounting to $196,800 and a cash payment of $45,000 to a vendor in settlement of the Company’s obligation to that vendor. The issuance of shares of common stock is considered a non-cash transaction for the purposes of the Statement of Cash Flows.

In January 2004, in connection with a settlement with a vendor, the Company issued a warrant to purchase 22,000 shares of common stock at $1.34 per share and expiring in January 2007. The warrant was valued at $22,569. The issuance of warrants to purchase common stock is considered a non-cash transaction for the purposes of the Statement of Cash Flows.

During the quarter ended March 31, 2004, the Company converted notes payable and accrued interest amounting to $3,122,302 into Series A convertible preferred stock and warrants. This conversion is considered a non-cash transaction for the purposes of the Statement of Cash Flows.

On January 7, 2005, the Company acquired the business of KPCCD, Inc., a prepaid international calling card distributor. Cash paid for the business acquired is comprised of:

Fair value of assets acquired	$1,743,819
Liabilities assumed	–
Purchase price, net of cash received	1,743,819
Common stock issued for business acquired	(1,717,143)
Net cash paid for business acquired	$26,676

Concentration of Credit Risk

Financial instruments that potentially subject SmartServ to concentrations of credit risk consist of cash, investments and accounts receivable. The Company places its cash deposits, including investments in certificates of deposit, with high credit quality institutions. From time to time, a substantial amount of the Company’s cash may exceed federal depository insurance limits. However, the Company has not experienced any losses in this area and management believes its cash deposits are not subject to significant credit risk. At June 30, 2005 and December 31, 2004, accounts receivable consist principally of amounts due from prepaid international calling card distributors and from a major telecommunications carrier. The Company performs periodic credit evaluations of its customers and, if applicable, provides for credit losses in the financial statements. As of June 30, 2005 a reserve for doubtful accounts was provided in the amount of $40,000 related to a few distributors; as of December 31, 2004, the Company did not believe a reserve for doubtful accounts was necessary.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Equipment purchased under a capital lease is recorded at the present value of the future minimum lease payments at the date of acquisition. Depreciation is computed using the straight-line method over estimated useful lives of three to ten years.

On an ongoing basis, SmartServ reviews the future recoverability of its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. When such events or changes in circumstances do occur, an impairment loss is recognized if the undiscounted future cash flows expected to be generated by the asset are less than its carrying value.

STOCK BASED COMPENSATION

Employee Stock Option Plans

The Company maintains several stock option plans for employees and directors that generally provide for the granting of stock options for a fixed number of common shares with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for such grants in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Accordingly, compensation expense is recognized to the extent that the fair value of the stock exceeds the exercise price of the option at the measurement date.

SFAS No. 123 requires companies to recognize compensation expense based on the respective fair values of the options at the date of grant. Companies that choose not to adopt SFAS No. 123 may continue to apply the existing accounting rules contained in APB No. 25, but are required to disclose the pro forma effects on net income (loss) and earnings (loss) per share, as if the fair value based method of accounting had been applied.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. As such, the pro forma net (loss) and (loss) per share are not indicative of future years.

SmartServ’s pro forma information is as follows:

	Three Months Ended June 30			Six Months Ended June 30
	2005	2004		2005		2004

Net loss as reported	$(944,673)		$(615,792)	$$	( (3,339,949)	$(5,216,403)
Employee stock-based compcompensation included in net loss	113,170		(893,034)		226,340	639,107
Employee stock-based compcompensation pursuant to SFAS 123	(565,216)		(445,531)		(1,201,460)	(610,316)
Pro forma net loss	$(1,396,719)		$(1,954,357)		$(4,315,069)	$(5,187,612)
Basic and diluted loss per share	$(0.38)	$	$ (0.60)		$(1.07)	$(2.72)
Pro forma basic and diluted loss per s per share	$(0.24)		$(0.68)		$(0.81)	$(1.95)

The pro forma information regarding net income (loss) and income (loss) per share required by SFAS No. 123, has been determined as if SmartServ had accounted for its employee stock option plan under the fair value methods described in SFAS No. 123. The fair value of options granted by the Company was estimated at the date of grant using the Black-Scholes option pricing model.

Non-Employee Compensation

The Company has issued warrants to purchase common stock to non-employee consultants as compensation for services rendered or to be rendered to the Company. The warrants are recorded in accordance with the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and are valued in accordance with the Black-Scholes pricing methodology.

3.	Acquisition

On January 7, 2005 SmartServ Online, Inc. (the “Company”) acquired all of the issued and outstanding capital stock of KPCCD, Inc. (“KPCCD”) pursuant to a Stock Purchase Agreement by and among Nimesh Patel, Ashok Patel and Kala Patel (collectively, the “Sellers”) and the Company, dated December 19, 2004 (“Agreement”). Following the closing of this acquisition, KPCCD is a wholly-owned subsidiary of the Company.

The Company issued 1,000,000 shares of its common stock, $.01 par value per share, valued at $1,717,143 to the sellers as consideration for acquiring KPCCD. Founded in 1998, KPCCD distributes international prepaid calling cards through a network of hundreds of retail outlets along the East Coast. The acquisition of KPCCD expands the Company’s distribution network for the Company’s planned prepaid wireless products and services.

In connection with the closing of the transactions contemplated by the Agreement, on January 7, 2005 KPCCD, the Sellers and Prima Communications, Inc. (“Prima”), a company controlled by the Sellers, entered into a Master Vendor Agreement (“Vendor Agreement”). Under the Vendor Agreement, Prima sells to KPCCD at cost all of KPCCD’s requirements of international prepaid calling cards for up to one year after January 7, 2005.

While the Vendor Agreement has a one year term, it is subject to early termination upon the happening of certain enumerated events, including the following:

•	Automatic termination 30 days after the Company raises over $10 million in an equity financing (a “Significant Event”).

•
If a Significant Event does not occur within nine months from the date of the Vendor Agreement, upon 30 days written notice by Prima if Prima is not satisfied with the Company’s then current business plan.

•	Immediately if the employment of the sellers is terminated by KPCCD (other than voluntary termination by the employee).

•	Upon 5 days notice provided by KPCCD.

Upon any such termination, amounts outstanding at the time of the termination shall be paid to Prima and, under certain circumstances, KPCCD will be required to purchase from Prima all inventory that Prima is holding and has ordered for future sale. According to information provided by Prima management, inventory held and ordered by Prima for future purchase by KPCCD consisted of international prepaid calling cards amounting to approximately $1.2 million at June 30, 2005. Such inventory, in its entirety, has been purchased by KPCCD and sold to KPCCD’s customers through the date of this filing and that the balance at June 30 is representative of the approximate amount that may be held by Prima for future purchase.

The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon their fair values at the date of acquisition. The fair value of assets acquired was $1,743,819 resulting in a net purchase price of $1,743,819.

SmartServ’s pro forma information as if the KPCCD acquisition took place at the beginning of the periods presented is as follows:

	Three Months Ended June 30			Six Months Ended June 30
	2005	2004		2005		2004

Pro forma revenues	$12,665,792		$5,052,807	$$	( 24,159,646	$10,065,321
Pro forma net loss	(944,673)		(578,657)		(3,339,949)	(5,142,133)
Pro forma preferred stock dividend accrued	(1,207,403)		(1,102,254)		(2,401,538)	(2,016,094)
Pro forma net loss applicable to common shareholders	$(2,152,076)		$(1,680,911)		$(5,741,487)	$(7,158,227)

Pro forma basic and diluted lossper share	$(0.38)	$	$ (0.43)		$(1.07)	$(1.96)
Pro forma weighted average shares Outstanding - basic and diluted	5,734,936		$3,870,230		5,348,734	3,658,889

4.	Equity Transactions

In February 2004, the Company completed the closing of a $10 million private offering of investment Units consisting of shares of Series A and warrants to purchase common stock (“2004 Private Placement”). The private offering consisted of investment Units at the price of $15.00 per Unit. Each Unit consists of (i) one share of Series A, each of which is initially convertible into 10 shares of common stock, and (ii) one warrant for the purchase of 10 shares of common stock. The Series A receives dividends at the rate of 8% per year payable quarterly in cash or, in our sole discretion, in registered shares of our common stock. The Series A is entitled to a liquidation preference equal to the purchase price per Unit plus accrued and unpaid dividends. The Series A is not redeemable. The warrants have an exercise price of $2.82 per share and expire in February 2007. The Company is obligated to register the common stock upon conversion of the Series A and exercise of the warrants. Holders of the Series A have an optional right to convert to fully paid and non-assessable shares of common stock on a one-for-ten basis (subject to adjustment) at any time prior to the third anniversary date of the final closing date of February 27, 2004 (the “Mandatory Conversion Date”). The Series A will be automatically converted into common stock on a one-for-ten basis (subject to adjustment) upon the earliest of (i) the Mandatory Conversion Date; or (ii) if, after two years from the date of the final closing date of February 27, 2004, the common stock has a closing sale price of $4.00 or more for twenty (20) consecutive trading days. The Company also completed an additional $25,000 private offering of these Units to an accredited investor in March 2004, which Units have the same terms as described above other than the expiration date which will be March 2007. The Company used the net proceeds of approximately $8,600,000 from this offering for repayment of outstanding obligations and general working capital.

On January 7, 2005, the Company acquired KPCCD, Inc. by issuing 1,000,000 shares of its common stock valued at $1,717,143 in exchange for all of the outstanding shares of KPCCD, Inc.

On January 10, 2005, the Company granted to the Chairman of the Board of Directors, Paul J. Keeler, warrants to purchase 250,000 shares of the Common Stock at an exercise price of $2.10 per share, which was the closing stock price of the common stock on the date of grant. The warrants were valued at $424,372. The warrants have a 5 year term and are immediately exercisable and were issued to Mr. Keeler for serving as the Chairman of the Board. The warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In connection with consulting services provided by Steven Rosner and Brockington Securities, Inc., the Company entered into consulting agreements dated March 31, 2004 for warrants to purchase 300,000 and 100,000 shares of common stock, respectively, at $1.50 per share and expiring on March 31, 2007. The warrants were valued at $902,367 and $300,787 respectively. During the second quarter of 2005 $75,198 and $25,066 of the warrants vested, respectively.

On January 28, 2005, SmartServ entered into an agreement with TecCapital, Ltd. (“TEC”) pursuant to which TEC agreed to waive and release certain rights TEC has under a certain stock purchase agreement dated May 12, 2000. TEC provided these waivers and releases in consideration for the grant to TEC of 500,000 shares of the Company’s common stock. The Company believes that TEC is the beneficial owner of more than ten percent of the Company’s common stock. In the event that both the acquisition of Telco Group is not consummated and a registration statement covering all of TEC’s shares of common stock is not declared effective within 270 days after the date of the agreement, TEC may (in its sole discretion) return all of the shares to the Company within 330 days from the date of the agreement, and in such case the waivers and releases granted in the agreement would become void and TEC could pursue any claims against the Company as if such waivers and releases had never been granted.

The Company’s inability to timely file its Form 10-KSB for its fiscal year ended December 31, 2002 and a failure to have its SB-2 Registration Statement declared effective by the SEC has affected the following registration rights held by some of its shareholders and warrant holders.

Obligations to Maintain Effective Registration Statements:

Vertical Ventures Investments, LLC holds a warrant to purchase up to 22,476 shares of common stock that is subject to registration rights. The Registration Statement covering the shares underlying this warrant is no longer effective. The Company had until May 14, 2003 to cause the Registration Statement to again become effective. The Company was unable to do so by May 14, 2003, so it accrued a fee of $8,250 for the first month of the deficiency and a fee of $16,500 for each month thereafter until the shares underlying the warrant are registered. The total amount accrued as of June 30, 2005 was $202,125.

Accredited investors in the Company’s September 2002 Equity Placement hold up to an aggregate of 616,991 shares of common stock, and warrants to purchase up to an aggregate of 249,954 shares of common stock, all subject to registration rights requiring the Company to use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement covering the shares of common stock and the shares underlying the warrants. The Registration Statement is no longer effective.

Obligation to File a Registration Statement:

Pursuant to the terms of the 2004 Private Placement, the Company was required to file a Registration Statement with the SEC and have it declared effective no later than 120 days after April 30, 2004, or by August 29, 2004. The Registration Statement was filed on May 13, 2004 but it has not yet been declared effective by the SEC and as a result, the Company incurred liquidated damages in the form of a monthly cash requirement equal to 2% of the aggregate purchase price of the offering, or approximately $266,000 per month. Liquidated damages were due monthly until the event of default is cured. The Company proposed a settlement to limit the liquidated damages. In December 2004, in full settlement of the default, the Company established a pool of 1,000,000 warrants with an exercise price of $2.50 per share and a two year term. The pool of warrants was allocated among each participant based on the investor’s proportionate participation in the 2004 Private Placement. The Company recorded a financing expense of $1,782,125 as of December 31, 2004 related to the pool of warrants. As of June 30, 2005, 68% of the representative warrant ownership of the 1,000,000 warrants responded to the proposal and of that amount, 3% declined the proposal. The remaining 29% have not responded to the offer.

In 2004, pursuant to an agreement with a vendor to whom the Company issued in settlement 60,000 shares of common stock, the Company was obligated to file a Registration Statement and have it declared effective within the same time frame as required by the terms of the 2004 Private Placement. The Registration Statement was timely filed but it has not been declared effective by the SEC. As a result, the Company incurred late registration penalties of $2,000 per month, or $14,000 as of June 30, 2005. The late registration penalties are due monthly until the event of default is cured.

5. Stock-based Compensation

In connection with the grant of certain stock options, warrants and other compensation arrangements, the Company has recorded charges to earnings that are noncash in nature. Certain of these stock option grants are subject to the variable plan requirements of APB No. 25 that require the Company to record compensation expense for changes in the fair value of its common stock.

In connection with entering into an Employment Agreement with the Company on March 12, 2004, the Company granted to Robert Pons, the Company’s President and Chief Executive Officer, an option to purchase 1,300,000 shares of common stock, which option has an exercise price of $1.50 per share and a term of 10 years. The option provides for 557,141 shares to vest immediately and the remaining 742,859 shares to vest in equal amounts as of the last day of each calendar quarter commencing March 31, 2004. The option will vest immediately upon a Change of Control (as defined in his option agreement) or in the event Mr. Pons is terminated Other Than for Cause or he terminates employment for Good Reason (as each is defined under the Employment Agreement).

In connection with entering into an Employment Agreement with the Company on March 12, 2004, the Company granted to Tim Wenhold, the Company’s Executive Vice President and Chief Operating Officer, an option to purchase 700,000 shares of common stock, which option has an exercise price of $1.50 per share and a term of 10 years. The option provides for 300,000 shares to vest immediately and the remaining 400,000 shares to vest in equal amounts as of the last day of each calendar quarter commencing March 31, 2004. The option will vest immediately upon a Change of Control (as defined in his option agreement) or in the event Mr. Wenhold is terminated Other Than for Cause or he terminates employment for Good Reason (as each is defined under the Employment Agreement).

In December 2004, the Company granted to Messrs. Pons and Wenhold options to purchase 400,000 and 250,000 shares of common stock, respectively, which options have an exercise price of $2.07 per share and a term of 10 years. The options vest monthly over three years commencing December 31, 2004. The options will vest immediately upon a Change of Control (as defined in their option agreements).

In January 2005, the Company issued 8,000 incentive stock options to employees.

Stock-based compensation for the three months ended June 30, 2005 and 2004 and the six months ended June 30, 2005 and 2004 relate to the impact of options granted at less than fair market value on the measurement date. The following table illustrates the amount of stock-based compensation charges that would have been recorded in the categories of the statement of operations had stock-based compensation not been separately stated therein:

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Direct costs of revenues	$(36,563)	$305,250	$(73,126)	$(231,001)
General and administrative expenses	(76,607)	587,784	(153,214)	(408,106)
	$(113,170)	$893,034	$(226,340)	$(639,107)

6.	Net Loss Per Share

The following table sets forth the computation of basic and diluted loss per share:

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Numerator:
Net loss applicable to common shareholders	$(2,152,076)	$(1,718,046)	$(5,741,487)	$(7,232,497)

Denominator:
Weighted average shares - basic and diluted	5,734,936	2,870,230	5,348,734	2,658,889
Basic and diluted loss per common share	$(0.38)	$(0.60)	$(1.07)	$(2.72)

Outstanding employee stock options and other warrants to purchase an aggregate of 21,118,043 and 19,071,531 shares of common stock at June 30, 2005 and 2004, respectively, were not included in the computations of diluted earnings per share and neither were convertible preferred stock, convertible into 7,899,320 and 8,764,910 shares of common stock at June 30, 2005 and 2004, respectively, because the Company reported losses for the periods and therefore their inclusion would be antidilutive.

7.	Commitments and Contingencies.

On or about August 17, 2004, Vertical Ventures Investments LLC filed a complaint against the Company in the Supreme Court of the State of New York, County of New York. The complaint sought payment of late registration penalties and attorneys fees in the total amount of $350,000. While the Company intends to vigorously defend such lawsuit, an unfavorable outcome would have a material adverse effect on the Company’s financial condition, results of operation and cash flows.

During 2003 former employees of SmartServ filed complaints against the Company for unpaid wages arising from salary reductions implemented by the Company in 2002.  Claims, totaling $65,000, are pending before the Connecticut Department of Labor and the Connecticut Superior Court.  Management believes these claims have no merit and intends to defend the claims vigorously.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 24	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director’s fiduciary duty, except:

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

•	for any transaction from which a director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation provides for the elimination of the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL sets forth the extent to which a corporation may indemnify its directors, officers, employees and agents. More specifically, such law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person (i) acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and (ii) with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Additionally, Section 145 empowers the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the Court of Chancery or the court in which such action or suit was brought determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Indemnification under these circumstances (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper under the circumstance because the person has met the applicable standard of conduct. This determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.

A present or former director or officer of a corporation is entitled to be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense of any action, suit or proceeding or in defense of any claim, issue or matter therein to the extent that the director or officer is successful on the merits thereof. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, provided that the director or officer undertakes to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified.

Our By-laws provide that we shall indemnify members of the Board to the fullest extent permitted by the DGCL and may, if authorized by the Board, indemnify our officers, employees and agents and any and all persons whom we shall have the power to indemnify against any and all expenses, liabilities or other matters. We also maintain liability insurance for our officers and directors.

Item 25	Other Expenses of Issuance and Distribution.

The following is a list of the costs and expenses we expect to pay in connection with the registration and sale of the shares of common stock registered hereby. The selling stockholders are not paying for any of these expenses. All amounts are estimated except the Securities and Exchange Commission Registration Fee.

SEC Filing and Registration Fees	$
Legal Fees and Expenses	$
Cost of Printing	$
Accounting Fees and Expenses	$
Blue Sky Filing Fees	$
Miscellaneous Expenses	$
Total	$

Item 26	Recent Sales of Unregistered Securities.

At the time of issuance, each investor or recipient of unregistered securities was either an accredited investor or a sophisticated investor. Each investor had access to our most recent Form 10-KSB, all quarterly and periodic reports filed subsequent to such Form 10-KSB and our most recent proxy materials.

Between January 2000 and December 2002, an aggregate of 1,489 of our Prepaid Common Stock Purchase Warrants ("Prepaid Warrants") were converted into an aggregate of 156,234 shares of our common stock. No sales commissions were paid in connection with such conversions. The shares were issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (“Securities Act”).

In December 1999, we issued a warrant to purchase an aggregate of 1,667 shares of common stock at an exercise price of $15.00 per share to the Andrew Seybold Group LLC, a sophisticated investor. This warrant was issued as partial consideration for marketing consulting services provided to us. Thereafter, this warrant was transferred by Andrew Seybold LLC to Andrew Seybold and Barney Dewey, principals of Andrew Seybold LLC and sophisticated investors. No sales commissions were paid in connection with such transaction. These warrants were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act. In December 2001, we issued 833 shares to each of Messrs. Seybold and Dewey upon exercise of the warrants. Proceeds from the exercise of the warrants were $25,000.

In December 1999, we issued to Brauning Associates, a sophisticated investor, warrants to purchase an aggregate of 8,333 shares of common stock at an exercise price of $18.00 per share. Thereafter, these warrants were transferred by Brauning Associates to Michael Silva and Todd Peterson, principals of Brauning Associates and sophisticated investors. These warrants were issued as partial consideration for marketing consulting services provided to us. No sales commissions were paid in connection with such transaction. These warrants were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act. In August and September 2001, we issued an aggregate of 8,333 shares to Messrs. Silva and Peterson upon exercise of the warrants. Proceeds from the exercise of the warrants were $150,000.

In May 2000, we entered into a Business Alliance Agreement with Hewlett-Packard Company (“HP”), an accredited investor, whereby the companies agreed to jointly market their respective products and services and to work on the build-out of our domestic and international infrastructure. In furtherance of these objectives HP, an accredited investor, provided us with a line of credit of up to $20,000,000 for the acquisition of approved hardware, software and services. As of September 28, 2001, the expiration date of the facility, HP had advanced us $6,723,156 thereunder. The debt was evidenced by a secured note, bearing an interest rate of 11% per annum, with a three year maturity and was convertible into our common stock at $201.36 per share. In September 2002, we agreed to amend the terms of the promissory note to provide for, among other things, the issuance by us of a warrant for the purchase of 8,333 shares of common stock. In February 2003, we amended the terms of the amended promissory note to provide for the settlement of our outstanding obligation of $530,800, inclusive of interest of $30,800, in consideration of the payment by us of $225,000. The warrant has an exercise price of $6.996 and expires on September 9, 2005. No sales commissions were paid in connection with such transaction. The note and the warrant were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In April 2001, we issued a warrant to purchase an aggregate of 333 shares of common stock to Randy Granovetter, a sophisticated investor, as partial consideration for consulting services to be provided to us as a member of our Advisory Board. The warrant is exercisable after one year at an exercise price of $56.16 per share and expires on April 15, 2005. No sales commissions were paid in connection with such transaction. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

Between August and December 2001, we issued 9,607 shares of common stock to Bruno Guazzoni, an accredited investor, upon the exercise of warrants to purchase such shares. No sales commissions were paid in connection with such transactions. The shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Proceeds from the exercise of the warrants were $250,000.

In April 2002, we issued a warrant to purchase an aggregate of 833 shares of common stock to Pertti Johansson, a sophisticated investor, as partial consideration for consulting services to be provided to us. The warrant is exercisable at an exercise price of $32.28 per share, vests equally on the first and second anniversaries of issuance, and expires on April 29, 2005. In May 2002, we issued a warrant to purchase an aggregate of 333 shares of common stock to Mr. Johansson as partial consideration for consulting services to be provided to us as a member of our Advisory Board. The warrant is exercisable at an exercise price of $30.06 per share and expires on April 29, 2005. In February 2003, we issued 1,786 shares of common stock to Mr. Johansson in full satisfaction of a $15,903 obligation for services rendered to us. No sales commissions were paid in connection with such transactions. The shares and the warrant were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In April 2002, we issued a warrant to purchase an aggregate of 1,667 shares of common stock to Jeffrey Braile, a sophisticated investor, as partial consideration for consulting services to be provided to us. The warrant is exercisable at an exercise price of $30.06 per share and expires on April 29, 2005. No sales commissions were paid in connection with such transaction. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In June 2002, we issued Units consisting of 130,952 shares of common stock and warrants to purchase common stock to two accredited investors at a purchase price of $8.40 per Unit. Gross proceeds from the issuance of these units were $1,100,000. The investors received warrants, callable under certain conditions, for the purchase of an aggregate of 238,095 shares of common stock at an exercise price of $8.40 per share through the expiration date on June 5, 2007. The investors also received non-callable warrants for the purchase of an aggregate of 32,738 shares of common stock, subject to antidilution adjustments upon the occurrence of certain events, at an exercise price of $8.82 per share through June 5, 2007. In August 2002, pursuant to the terms of the callable warrants, we provided the investors with a notice, calling such warrants. In September 2002, the callable warrants expired unexercised. First Albany Securities Corporation, the placement agent, received a commission of $66,000 and reimbursement of direct expenses of $2,000 in connection with this transaction. In September 2002, we issued 28,309 shares of common stock upon the exercise, by Bonanza Master Fund, Ltd., an investor in the June 2002 financing, of noncallable warrants to purchase such shares at an exercise price, after antidilution adjustments, of $5.10 per share. Proceeds from the issuance were $144,375. In December 2002, we issued 5,833 shares of common stock to Vertical Ventures Investments, LLC, an investor in the June 2002 financing, upon the exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $31,850. No sales commissions were paid in connection with these transactions. The shares and the warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In September 2002, we authorized the issuance of a warrant to purchase 1,250 shares of common stock to Brian Meek, a sophisticated investor, as partial compensation in connection with his termination. The warrant is exercisable at an exercise price of $10.50 per share and expires on July 31, 2004. No sales commissions were paid in connection with such transaction. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In September 2002, we issued Units consisting of 647,368 shares of our common stock and warrants to purchase 323,685 shares of our common stock exercisable at $5.10 per share through September 8, 2007 to 22 accredited investors at a purchase price of $5.475 per Unit. Gross proceeds from this transaction amounted to $3,544,346. Steven B. Rosner, a consultant to us, received a finder's fee of $192,500, representing 7% of the aggregate purchase price of the shares purchased by investors introduced to us by Mr. Rosner, an unaccountable expense allowance of $25,000 in connection with such transaction and warrants to purchase 50,228 shares of our common stock at an exercise price of $5.10 per share. America First Associates Corp. received a finder's fee of $7,550, representing 8% of the aggregate purchase price of the shares purchased in the offering by investors introduced to us by America First Associates Corp. and warrants to purchase 862 shares of our common stock at an exercise price of $5.10 per share. Alpine Capital Partners, Inc. received a finder's fee of $49,000, representing 7% of the aggregate purchase price of the shares purchased in the offering by investors introduced to us by Alpine Capital Partners, Inc. and warrants to purchase 21,918 shares of our common stock at an exercise price of $5.10 per share. In January 2003, we issued 36,530 shares of common stock to Robert Gorman, an accredited investor in the September 2002 financing, upon the exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $186,301. No sales commissions were paid in connection with such transaction. In February 2003, we issued 5,883 shares of common stock to Frazier Investments, an accredited investor in the September 2002 financing, upon the exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $30,000. No sales commissions were paid in connection with such transaction. In March 2003, we issued 21,515 shares of common stock to Frazier Investments, an accredited investor in the September 2002 financing, upon the exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $109,726. No sales commissions were paid in connection with such transactions. In April 2003, we issued 9,804 shares of common stock to Joel Rotter, an accredited investor in the September 2002 financing, upon the exercise of warrants to purchase such shares. Proceeds from the exercise of these warrants were $50,000. No sales commissions were paid in connection with such transaction. These shares and warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In December 2002, we entered into a consulting agreement with Steven B. Rosner, an accredited investor. As consideration for such services, we granted Mr. Rosner a warrant to purchase 41,667 shares of common stock at an exercise price of $7.68 per share. In connection with amending this consulting agreement in March 2004, we granted Mr. Rosner a warrant to purchase 300,000 shares of common stock at an exercise price of $1.50 per share. No sales commissions were paid in connection with such transactions. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In February 2003, we issued a convertible note to Global Capital Funding Group, LP (“Global”), an accredited investor, in consideration for the receipt of $1 million. The note bore interest at the rate of 10% per annum and was secured by our assets, exclusive of our internally developed software products. The note was to mature on February 14, 2004, contained certain antidilution provisions, and could be converted into shares of our common stock at $6.60 per share. As additional consideration, we issued Global a warrant for the purchase of 33,333 shares of our common stock at an exercise price of $9.66 per share. The warrant contains certain antidilution provisions and expires on February 14, 2006. Alpine Capital Partners, Inc. received a finder’s fee of $70,000, representing 7% of the aggregate purchase price of the convertible note and warrants to purchase 15,167 shares of common stock at $9.66 per share expiring on February 14, 2006 in connection with this transaction. In April 2003, we borrowed an additional $250,000 from Global and amended the convertible note to include such amount. As additional consideration, we issued Global a warrant for the purchase of 3,333 shares of our common stock at an exercise price of $7.20 per share. In settlement of Alpine’s claim for a finder’s fee in connection with the April 2003 amendment, during July 2004 Alpine received a warrant to purchase 40,000 shares of common stock at $1.50 per share expiring July 8, 2009. In August 2003, we issued Global a warrant to purchase 16,677 shares of common stock at an exercise price of $2.40 per share as consideration for allowing us to complete the May and June 2003 bridge financings. The warrant contains certain antidilution provisions and expires on February 14, 2006. In February 2004, we repaid the convertible note and accrued interest. The note and the warrants were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

In February 2003, we issued 4,275 shares of common stock to G. S. Schwartz & Company, a sophisticated investor, in full satisfaction of a $33,854 obligation to G. S. Schwartz & Company for services rendered to us. No sales commissions were paid in connection with such transaction. The shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

In February 2003, we issued 10,417 shares of common stock to Vox, Inc., an accredited investor, in full satisfaction of an $82,500 obligation to Vox, Inc. for services rendered to us. No sales commissions were paid in connection with such transaction. The shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

In February 2003, we issued 2,096 shares of common stock to Creative Management Services dba MC2, an accredited investor, in full satisfaction of a $16,600 obligation to MC2 for services rendered to us. No sales commissions were paid in connection with such transaction. The shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

In February 2003, we issued 2,017 shares of common stock to NexVue Information Systems in satisfaction of a $15,953 obligation to NexVue Information Systems, a sophisticated investor, for services rendered to us. No sales commissions were paid in connection with such transaction. The shares were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

In May 2003, we entered into a consulting arrangement with Spencer Trask Ventures, Inc. (“Spencer Trask”) whereby Spencer Trask will render services to us as a corporate finance consultant, financial advisor and our investment banker. As partial compensation for such services, we issued 83,333 shares of common stock to Spencer Trask. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In May 2003, in consideration of $358,000, we issued 3.58 Units consisting of convertible notes and warrants to purchase common stock (“May Units”) to 8 accredited investors. Each May Unit consisted of a $100,000 convertible note and a warrant to purchase 33,333 shares our common stock. The convertible notes bore interest at 8% per annum, were convertible into our common stock at $4.464 (the average of the closing bid prices of our common stock for the 5 days prior to the closing of the transaction) per share and were to mature on the earlier of November 19, 2003 or the closing of an equity placement of not less than $3 million. The warrants are exercisable at $4.464 per share and expire on May 19, 2006. In June 2003, in consideration of $1,142,000, we issued 11.42 Units (“June Units”) to 20 accredited investors. Each June Unit also consisted of a $100,000 convertible note and a warrant to purchase 33,333 shares of our common stock. The convertible notes bore interest at 8% per annum, were convertible into our common stock at $4.764 (the average of the closing bid prices of the our common stock for the 5 days prior to the closing of the transaction) per share and were to mature on the earlier of November 19, 2003 or the closing of an equity placement of not less than $3 million. The warrants are exercisable at $4.764 per share and expire on June 13, 2006. During June 2003 in connection with our potential de-listing from the Nasdaq SmallCap Stock Market, we issued to each investor in the May and June 2003 transactions a Contingent Warrant to purchase 25,000 shares of common stock for each unit purchased, exercisable upon such de-listing (and if re-listing did not occur within 90 days thereafter) at an exercise price of $4.464 per share and expiring May 18, 2006. We were de-listed from the Nasdaq SmallCap Stock Market on June 26, 2003, and did not re-list within 90 days thereafter. Spencer Trask, Steven B. Rosner and Richard Berland, each an accredited investor, acted as finders for the May and June 2003 transactions. As consideration therefor, the finders received their proportionate share of (i) a cash fee of $150,000, or 10% of the aggregate purchase price of the Units sold; (ii) warrants to purchase 510,158 shares of our common stock at an exercise price of $1.50 per share; and (iii) 5,555 shares of unregistered common stock per Unit sold. These warrants provide for cashless exercise and expire 5 years from the date of grant. In addition, Spencer Trask received a non-accountable expense allowance of $45,000, or 3% of the aggregate proceeds of all Units sold in the May and June 2003 transactions. These convertible notes, shares and warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In August 2003, we entered into a consulting agreement with Robert Pons, an accredited investor, whereby Mr. Pons rendered consulting services related to our business activities, strategic planning, and market research and strategic due diligence on proposed business opportunities. This was prior to Mr. Pons becoming our Chief Executive Officer in January 2004. As partial compensation for such consulting services, we issued warrants to purchase 50,000 shares of common stock to Mr. Pons, which warrants expire in August 2008 and are convertible at the price of $2.04 per share. The warrants became exercisable in December 2003. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In August 2003, we entered into a consulting agreement with Timothy Wenhold, an accredited investor, whereby Mr. Wenhold rendered consulting services to us related to our business activities, including technology and operations. This was prior to Mr. Wenhold becoming our Chief Operating Officer in March 2004. As partial compensation for such services, we issued warrants to purchase 8,333 shares of common stock to Mr. Wenhold, which warrants expire in August 2008 and are convertible at the price of $2.04 per share. The warrants will become exercisable in August 2004. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

On September 16, 2003, we issued 7.4 Units in a financing transaction consisting of an offering of up to 12 Units comprised of a $50,000 convertible note and a warrant to purchase 16,667 shares of our common stock. On September 19, 2003, we issued the remaining 4.6 Units of the financing transaction (collectively the “September Transaction”). The Units were sold to accredited investors for an aggregate of $600,000. Holders of the notes had the right to convert the notes into shares of common stock at a price equal to $1.896 per share for the notes issued on September 16, 2003 and $1.920 per share for the notes issued on September 19, 2003. The convertible notes bore interest at 8% per annum, and the maturity date of the notes was the earlier of November 19, 2003 or the completion of an equity placement of at least $3 million, at which time the notes would automatically convert into the equity placement. Holders of the warrants have the right to exercise the warrants into shares of common stock at a price equal to $1.50 per share for a three year period following the date of grant. Finders’ compensation to Spencer Trask and Richard Berland, each an accredited investor, for the September Transaction consisted of (i) a cash fee of $60,000, or 10% of the aggregate purchase price of all of the Units; (ii) warrants to purchase 102,988 shares of common stock, or 20% of the shares of common stock underlying the securities in the Units sold, at exercise prices ranging from $1.50 to $1.90 per share and expiring 5 years from the date of grant; and (iii) 2,778 shares of unregistered common stock per Unit sold. In addition, Spencer Trask received a non-accountable expense allowance of $18,000, or 3% of the aggregate proceeds of all Units sold in the September Transaction. All of the notes and the warrants have full ratchet anti-dilution protection. These convertible notes, shares and warrants were issued in reliance upon the exemption from registration provided by Section 4 (2) of the Securities Act.

On November 11, 2003, we issued 18 Units in a financing transaction comprised of a $50,000 convertible note (“November Notes”) and a warrant (“November Warrant”) to purchase 16,667 shares of our common stock. The Units were sold to 20 accredited investors for an aggregate of $900,000. Holders of the November Notes had the right to convert the November Notes into shares of common stock at a price equal to $2.10 per share. The maturity date of the November Notes was the earlier of December 19, 2003 or the completion of an equity placement of at least $3 million, at which time the November Notes would automatically convert into, and on the same terms as, the equity placement. Holders of the November Warrants have the right to exercise the November Warrants into shares of common stock at a price equal to $1.50 per share for a three year period following the date of grant. Finders’ compensation to Spencer Trask and Richard Berland consisted of (i) a cash fee of $90,000, or 10% of the aggregate purchase price of all of the Units; (ii) warrants to purchase 136,000 shares of common stock, or 20% of the shares of common stock underlying the securities in the Units sold, at exercise prices ranging from $1.50 to $1.90 per share and expiring 5 years from the date of grant; and (iii) 2,778 shares of unregistered common stock per Unit sold. In addition, Spencer Trask received a non-accountable expense allowance of $27,000, or 3% of the aggregate proceeds of all Units sold in the November transaction. All of the November Notes and the November Warrants have full ratchet anti-dilution protection. In December 2003, as an inducement to extend the maturity date of the notes to February 19, 2004, we offered the noteholders a warrant to purchase additional shares of our common stock in an amount equal to 25% of the number of shares into which the notes purchased in the Unit are convertible. This resulted in the grant of warrants to purchase 107,155 additional shares of common stock in the aggregate. The November Notes, the November Warrants, the additional warrants issued in December 2003 to extend the term, and the warrants and common stock issued to the finders were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. Following the first closing of the private offering of investment Units in February 2004 (“2004 Private Placement”) which exceeded the $3,000,000 threshold, the November Notes (principal and accrued interest) were automatically converted into the Units issued in connection with the 2004 Private Placement. See below for details regarding the 2004 Private Placement.

In November 2003, as an inducement to extend the maturity date of the various convertible notes issued in May, June and September 2003 from November 19, 2003 to February 19, 2004, we offered these noteholders a warrant to purchase additional shares of common stock in an amount equal to 25% of the warrants purchased in the Unit initially acquired. This resulted in the grant of warrants to purchase 276,520 additional shares of common stock in the aggregate. These additional warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In connection with the sale of Units in the September 2003 bridge financing, we required the consent of Global, the holder of $1.25 million of our convertible notes issued in February and April 2003, and of 51% or more of the holders of our $1.5 million convertible notes issued in connection with the bridge financings in May and June 2003. As an inducement to obtain their consent, such holders received (a) a change in the conversion price of their notes equal to the lowest conversion price of the notes issued in the September financings ($1.896 per share) and (b) an increase in the number of shares purchasable pursuant to the warrant to reflect a full ratchet dilution formula with a decrease in the exercise price of the warrants to the exercise price of the warrants issued in the September financing ($1.50). Such amendment, as it pertains to the holders of convertible notes issued in the May and June 2003 bridge financings, was effective on November 25, 2003, coincident with the effective date of a one-for-six reverse stock split. These amendments to the existing warrants were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. In February 2004, the convertible notes issued in the May, June and September bridge financings were also automatically converted into the Units issued in connection with the 2004 Private Placement, as described in detail below.

In November, 2003, in connection with the sale of Units in the November 2003 bridge financing and the sale of Units in the 2004 Private Placement, we required the consent of Global. As an inducement to obtain its consent, we issued a warrant to purchase 16,667 shares of common stock at an exercise price of $2.40 per share. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In connection with settling a debt owed to our former landlord One Station Place Limited Partnership, in January 2004 we granted them an immediately exercisable warrant to purchase 22,000 shares of common stock at $1.34 per share. The warrant expires in January 2007. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In February 2004 in connection with legal consulting services provided by Richard Kerschner and as part of his severance agreement, we entered into a consulting agreement for warrants to purchase 50,000 shares of common stock at $1.65 per share. These warrants vested upon grant and expire in February 2009. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In connection with settling a lawsuit brought by Brauning Inc., Mike Silva and Todd Peterson, former consultants to us (collectively, the “Claimants”), we entered into a settlement agreement, dated February 27, 2004, under which we issued 60,000 shares of our common stock as partial consideration for settling the claim. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In February 2004, we completed the closing of a $10 million private offering of investment Units to approximately 190 accredited investors at the price of $15 per Unit (“2004 Private Placement”). Each Unit consists of (i) one share of Series A convertible preferred stock, $.01 par value, each of which is initially convertible into 10 shares of common stock, and (ii) one warrant for the purchase of 10 shares of common stock. The Series A receives dividends at the rate of 8% per year payable quarterly in cash or, in our sole discretion, in registered shares of our common stock. The Series A is entitled to a liquidation preference equal to the purchase price per Unit plus accrued and unpaid dividends. The Series A is not redeemable. The warrants have an exercise price of $2.82 per share, are immediately exercisable and expire in February 2007. We also completed the closing of an additional $25,000 private offering of these Units to an accredited investor in March 2004, which Units have the same terms as described above other than the expiration date which will be March 2007. These Units, shares of preferred stock and warrants were all issued in reliance upon the exemption from registration provided under the SEC’s Rule 506 adopted under the Securities Act.

The rights of the holders of common stock have been limited or qualified by the issuance of the Series A convertible preferred stock. In general, the Series A preferred stock ranks senior to our common stock and senior to any class or series of our capital stock hereafter created, in each case as to payment of dividends, distributions of assets upon liquidation, and our dissolution or winding up, whether voluntary or involuntary. For instance, each outstanding share of Series A preferred stock receives a liquidation preference equal to the aggregate purchase price at which the shares, along with accompanying warrants, were first issued and sold by us in the 2004 Private Placement, plus all accrued and unpaid dividends. Each holder of Series A preferred stock is further entitled to share pro rata in the distribution of any remaining assets with the common stockholders, such distribution to be based on the number of shares of our common stock that would be held if the Series A preferred stock were converted into shares of common stock. Each holder of the Series A preferred stock is also entitled to receive preferential cumulative dividends at the rate of 8% per year on the initial purchase price of the Series A preferred stock, payable quarterly. The holders of our Series A preferred stock are also entitled to notice of any stockholders' meeting and to vote with the common stockholders on all matters submitted to a vote of our stockholders. The Series A preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which the Series A preferred stock are then convertible. This resulted in an immediate dilution in voting rights of common stockholders. Additionally, the Series A preferred stock is entitled to vote separately on certain matters affecting the Series A preferred stock and as required by law. The Series A preferred stockholders have preemptive rights in general, subject to certain limited exceptions.

Spencer Trask, the placement agent for the 2004 Private Placement, received compensation consisting of (i) a cash fee of $1,002,500, or 10% of the aggregate purchase price of all of the Units acquired for cash, (ii) a non-accountable expense allowance of $300,750, or 3% of the aggregate proceeds of all Units sold for cash in the transaction, and (iii) warrants to purchase a number of shares of common stock equal to 20% of the shares of common stock underlying the securities in the Units sold for cash, constituting in the aggregate warrants to purchase 1,336,666 shares of common stock at $1.50 per share and warrants to purchase 1,336,666 shares of common stock at $2.82 per share. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In addition, the convertible notes issued in the May, June, September and November 2003 bridge financings were automatically converted into the Units issued in connection with the 2004 Private Placement. The conversion took place at the rate of $15 per Unit, which is the price at which the Units were sold in the 2004 Private Placement. This resulted in the conversion of the aggregate outstanding amount of debt owing from these convertible notes ($3,122,302 - representing principal and accrued interest) into 208,147 Units from the 2004 Private Placement, which in the aggregate consists of 208,147 shares of Series A convertible preferred stock and warrants to purchase 2,081,470 shares of common stock at an exercise price of $2.82 per share. These warrants are immediately exercisable and expire in February 2007. These Units, shares of preferred stock and warrants to the investors were issued in reliance upon the exemption from registration provided under the SEC’s Rule 506 adopted under the Securities Act.

In March 2004, we entered into a consulting agreement with Brockington Securities, Inc., whereby Brockington agreed to render consulting services to us. As compensation for such services, we issued a warrant to purchase 100,000 shares of common stock to Brockington, which warrant is convertible at the price of $1.50 per share. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

As partial consideration for our acquisition of nReach in March 2004, we issued 500,002 shares of our common stock to the 10 shareholders of nReach, each of whom was either sophisticated or an accredited investor, and may issue more shares if certain contingencies are met. Spencer Trask is owed a fee for this transaction based on the aggregate consideration paid, as described in more detail under “Certain Relationships and Related Transactions.” These shares of common stock were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In March 2004, we amended and restated the December 2002 consulting agreement between Steven B. Rosner and us by extending the term by one year until March 2005. In consideration for this new agreement, we granted Mr. Rosner a warrant to purchase 300,000 shares of common stock at an exercise price of $1.50 per share and Mr. Rosner waived $60,000 in consulting fees that we owed him under the December 2002 consulting agreement. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In connection with settling a debt with a law firm, in April 2004 we granted a warrant to purchase 1,820 shares of common stock at $3.15 per share. The warrant expires in April 2006. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

In connection with engaging a vendor to provide investor relation services, in May 2004 we entered into an agreement to grant a warrant to purchase 50,000 shares of common stock at $2.15 per share. The warrant expires in May of 2006. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

In connection with Alpine Capital's claim for a finder's fee in connection with the April 2003 amendment related to bridge financing, Alpine received a warrant in July to purchase 40,000 shares of common stock at $1.50 per share expiring July 8, 2009. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

In connection with payment to a vendor to provide recruiting services in June 2004 we entered into an agreement to grant a warrant to purchase 5,000 shares of common stock at $3.10 per share. The warrant expires in May of 2006. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

In connection with consulting services to be provided by Shai Stern, M. Ezzat Jalled and E. Alan Scheik III we entered into consulting agreements dated June 2004 for warrants to purchase 25,000, 100,000 and 10,000 shares of common stock at $1.50, $1.50 and $2.50 per share, respectively and expiring in May 2006. These warrants were issued in reliance upon the exemption from registration proved by Section 4(2) of the Securities Act of 1933, as amended. In December 2004 the warrant issued to M. Ezzat Jalled was cancelled since the required consulting services were never performed.

During the quarter ended September 30, 2004, the Company issued 9,445 shares of common stock to Spencer Trask as finders fees related to the recent bridge financings and 667,330 shares to TecCapital Ltd. pursuant to an antidilution provision of a May 2000 stock purchase agreement related to the recent financings. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act.

On January 7, 2005, we acquired all of the issued and outstanding stock of KPCCD, Inc. pursuant to a Stock Purchase Agreement (the “KPCCD Agreement”) by and among Nimesh Patel, Ashok Patel, Kala Patel and us, dated December 19, 2004 (the “KPCCD Agreement”). Pursuant to the terms of the KPCCD Agreement, we issued 333,333 shares, 333,333 shares and 333,334 shares of our common stock to Nimesh Patel, Ashok Patel and Kala Patel, respectively. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Act.

On January 28, 2005, SmartServ entered into an agreement with TecCapital, Ltd. (“TEC”) pursuant to which TEC agreed to waive and release certain rights TEC has under a certain stock purchase agreement dated May 12, 2000 TEC provided these waivers and releases in consideration for the grant to TEC of 500,000 shares of the Company’s common stock. The Company believes that TEC is the beneficial owner of more than ten percent of the Company’s common stock. In the event that both the acquisition of Telco Group is not consummated and a registration statement covering all of TEC’s shares of common stock is not declared effective within 270 days after the date of the agreement, TEC may (in its sole discretion ) return all of the shares to the Company within 330 days from the date of the agreement, and in such case the waivers and releases granted in the agreement would become void and TEC could pursue any claims against the Company as if such waivers and releases had never been granted. These shares were issued in reliance upon the exemption from registration provided by Section 4(2) of the Act.

In connection with paying a vendor for public relation services according to an agreement SmartServ granted an exercisable warrant in March 2005 to purchase 12,857 shares of common stock at $1.40 per share. The warrant expires in March 2008. This warrant was issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”).

In March 2005, the Company recorded the obligation to issue 75,000 shares of common stock valued at $1.40 per share related to a separation agreement with Thomas Haller, a former officer.

On August 31, 2005, we executed agreements to obtain financing from CAMOFI Master, LDC, a Cayman Islands limited duration company (the “Lender”), consisting of a Senior Secured Convertible Note in the principal amount of $500,000 (the “Senior Note”) and a Revolving Convertible Note in the principal amount of $1,900,000 (the “Revolving Note”) which availability is based upon our eligible accounts receivable. Based on such availability, the Revolving Note may be increased to $2,500,000. The Senior Note and Revolving Note are convertible into our common stock at $.50 per share. In connection with such financing, we issued the Lender five year warrants to purchase an aggregate of 3,000,000 shares of common stock at an exercise price of $.50 per share. Such warrants are exercisable on a cashless basis and are subject to full ratchet antidilution protection. The notes and warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Act.

In connection with the termination of employment Willliam Taylor and Mark Glaser with us, we entered into severance agreements and on September 1, 2005 issued warrants to each of them to purchase 125,000, shares of our common stock at $.90, per share, respectively. The warrants expire in September 2008. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

In connection with consulting services to be provided by Punk Ziegel & Company L.P., we entered into a consulting agreement and on September 1, 2005 issued warrants to purchase 42,000, shares of our common stock at $.90 per share. The warrants expire in September 2010. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended

In connection with consulting services to be provided by Frank Kisberg, we entered into a consulting agreement and on September 13, 2005 issued warrants to purchase 30,000, shares of our common stock at $.60 per share. The warrants expire in September 2008. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended

In connection with consulting services to provided by Richard Berman, we entered into a consulting agreement and on September 13, 2005 issued warrants to purchase 25,000, shares of our common stock at $.60 per share. The warrants expire expire in September 2008. These warrants were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended

Item 27	Exhibits.

Exhibit	Description

2.1	Reorganization and Stock Purchase Agreement dated as of January 29, 2004 by and among nReach, SmartServ and the shareholders of nReach set forth on Schedule A thereto 12
2.2	Stock Purchase Agreement, dated as of December 19, 2004 by and among Nimesh Patel, Ashok Patel and Kala Patel and SmartServ.20
2.3	Securities Purchase Agreement dated August 31, 2005 between SmartServ and CAMOFI Master LDC (“CAMOFI”)23.
3.1	Amended and Restated Certificate of Incorporation of SmartServ, as amended16
3.2	By-laws of SmartServ, as amended 8
4.1	Specimen Certificate of SmartServ’s Common Stock 8
4.2	Stock Purchase Agreement, dated May 12, 2000, between SmartServ and TecCapital, Ltd., The Abernathy Group and Conseco Equity Fund11
4.3	Convertible Note, dated February 14, 2003, between SmartServ and Global Capital Funding Group, LP 2
4.4	Security Agreement dated February 14, 2003, between SmartServ and Global Capital Funding Group, LP 2
4.5	Amendment No. 1 to the Convertible Note between SmartServ and Global Capital Funding Group, LP 15
4.6	Amendment No. 1 to the Security Agreement between SmartServ and Global Capital Funding Group, LP 15
4.7	Amendment No. 2 to the Convertible Note between SmartServ and Global Capital Funding Group, LP 15
4.8	Amendment No. 2 to the Security Agreement between SmartServ and Global Capital Funding Group, LP 15
4.9	Form of Warrant for the Investors in the September 2003 Placement (the “September Investors”) 13
4.10	Form of Registration Rights Agreement between SmartServ and the September Investors 13
4.11	Form of Warrant for the Investors in the November 2003 Placement (the “November Investors”) 13
4.12	Form of Registration Rights Agreement between SmartServ and the November Investors 13
4.13	Form of Warrant for the Investors in the May 2003 Placement (the “May Investors”) 14
4.14	Form of Registration Rights Agreement, dated May 19, 2003, between SmartServ and the May Investors 14
4.15	Form of Warrant for the Investors in the June 2003 Placement (the “June Investors”) 14
4.16	Form of Registration Rights Agreement, dated June 13, 2003, between SmartServ and the June Investors 14
4.17	Form of Letter Agreement Extending the Maturity Date of Convertible Debentures from November 19, 2003 to February 19, 2004, between SmartServ and each of the May, June and September Investors 16
4.18	Form of Letter Agreement Extending the Maturity Date of Convertible Debentures from December 19, 2003 to February 19, 2004, between SmartServ and the November Investors 16
4.19	Form of Warrant for the Investors in the 2004 Private Placement (the “2004 Private Placement Investors”)16
4.20	Form of Registration Rights Agreement, dated February 13, 2004, between SmartServ and the Investors in the 2004 Private Placement 16
4.21	Specimen Certificate of SmartServ’s Series A Convertible Preferred Stock 16
4.22	Form of Warrant for Spencer Trask issued pursuant to the 2004 Private Placement 16
4.23	Loan Agreement dated August 31, 2005 between SmartServ and CAMOFI23
4.24	Senior Secured Convertible Note dated August 31, 2005 of SmartServ to CAMOFI23
4.25	Revolving Credit Note dated August 31, 2005 of SmartServ to CAMOFI23
4.26	Common Stock Purchase Warrant dated August 31, 2005 of SmartServ issued to CAMOFI23
4.27	Registration Rights Agreement dated August 31, 2005 between SmartServ and CAMOFI23
4.28	Master Security Agreement dated August 31, 2005 by SmartServ in favor of CAMOFI23
4.29	Text of e-mail containing additional closing agreements between SmartServ and CAMOFI23
5.1	Legal Opinion of Stradley, Ronon, Stevens & Young, LLP+
10.1	Information Distribution License Agreement dated as of July 18, 1994 between SmartServ and S&P ComStock, Inc. 8

10.2	New York Stock Exchange, Inc. Agreement for Receipt and Use of Market Data dated as of August 11, 1994 between SmartServ and the New York Stock Exchange, Inc. 8
10.3	The Nasdaq Stock Market, Inc. Vendor Agreement for Level 1 Service and Last Sale Service dated as of September 12, 1994 between SmartServ and The Nasdaq Stock Exchange, Inc. (“Nasdaq”) 8
10.4	Amendment to Vendor Agreement for Level 1 Service and Last Sale Service dated as of October 11, 1994 between SmartServ and Nasdaq. 8
10.5	License Agreement between SmartServ and Salomon Smith Barney (Confidential treatment has been requested with respect to certain portions of this agreement) 4
10.6	1996 Stock Option Plan 10
10.7	1999 Stock Option Plan 11
10.8	2000 Stock Option Plan 6
10.9	2002 Stock Option Plan3
10.10	2004 Stock Option Plan21
10.11	Separation Agreement between SmartServ and Sebastian Cassetta, effective as of October 21, 200313
10.12	Form of Securities Purchase Agreement between SmartServ and the September Investors 13
10.13	Form of Convertible Debenture for the September Investors 13
10.14	Form of Securities Purchase Agreement between SmartServ and the November Investors 13
10.15	Form of Convertible Debenture for the November Investors 13
10.16	Form of Securities Purchase Agreement, dated May 19, 2003, between SmartServ and the May Investors 14
10.17	Form of Convertible Debenture for the May Investors 14
10.18	Form of Securities Purchase Agreement, dated June 13, 2003, between SmartServ and the June Investors 14
10.19	Form of Convertible Debenture for the June Investors 14
10.20	Consulting Agreement, dated May 15, 2003, between SmartServ and Spencer Trask Ventures, Inc.14
10.21	Employee Separation Agreement, dated February 2, 2004, between SmartServ and Richard Kerschner17
10.22	Severance Agreement, dated June 20, 2003, between SmartServ and Thomas Haller 14
10.23	Form of Amendment Agreement, dated June 13, 2003, to the May 19, 2003 Securities Purchase Agreement between SmartServ and the May Investors 14
10.24	Consulting Agreement between SmartServ and Robert Pons, dated August 4, 2003, as amended16
10.25	Consulting Agreement between SmartServ and Timothy G. Wenhold, dated August 1, 200316
10.26	Placement Agency Agreement, dated January 29, 2004, between SmartServ and Spencer Trask in connection with the 2004 Private Placement 16
10.27	Employment Agreement dated as of March 12, 2004 between SmartServ and Robert Pons17
10.28	Employment Agreement dated as of March 12, 2004 between SmartServ and Timothy G. Wenhold17
10.29	Option Agreement dated as of March 12, 2004 between SmartServ and Robert Pons17
10.30	Option Agreement dated as of March 12, 2004 between SmartServ and Timothy G. Wenhold17
10.31	Option Agreement dated as of April 9, 2004 between SmartServ and Len Von Vital19
10.32	Settlement Agreement dated as of February 27, 2004 by and among SmartServ and Michael Silva, Todd Peterson and Brauning Inc.17
10.33	Amended and Restated Consulting Agreement dated as of March 31, 2004 between SmartServ and Steven B. Rosner, as amended17
10.34	Consulting Agreement dated as of March 31, 2004 between SmartServ and Brockington Securities, Inc., as amended17
10.35	Employment Agreement dated as of February 28, 2004 between SmartServ and Michael Stemple17
10.36	Option Agreement dated as of April 15, 2004 between SmartServ and Matthew Stecker 19
10.37	Option Agreement dated as of April 26, 2004 between SmartServ and Daniel Wainfan 19
10.38	Warrant for Richard Kerschner dated as of February 2, 200417
10.39	Non-Employee Director Compensation Plan 19
10.40	Agreement dated as of June 1, 2004 between SmartServ and M. Ezzat Jalled18
10.41	Form of Warrant related to registration rights of the 2004 Private Placement Investors, May Investors, June Investors, September Investors and November Investors21
10.42	Form of Waiver Letter related to registration rights of the 2004 Private Placement Investors, May Investors, June Investors, September Investors and November Investors21
10.43	Option Agreement dated December 20, 2004 between SmartServ and Robert M. Pons21

10.44	Option Agreement dated December 20, 2004 between SmartServ and Timothy G. Wenhold21
10.45	Option Agreement dated October 27, 2004 between SmartServ and Daniel Wainfan21
10.46	Private Label PCS Service Agreement dated as of November 5, 2004 between Sprint Spectrum L.P. and SmartServ21
10.47	Letter Agreement dated December 2, 2004 between Jefferies & Company, Inc. and SmartServ21
10.48	Letter Agreement dated October 29, 2004 between L. Scott Perry and SmartServ21
10.49	Letter Agreement dated October 29, 2004 between Charles R. Wood and SmartServ21
10.50	Letter Agreement dated October 29, 2004 between Catherine Cassel Talmadge and SmartServ21
10.51	Consulting Agreement dated as of September 15, 2004 between SmartServ and Michael Stemple21
10.52	Master Vendor Agreement dated January 7, 2005 by and among KPCCD, Inc., Nimesh Patel, Ashok Patel, Kala Patel and Prima Communications, Inc. 22
10.53	Warrant dated January 10, 2005 issued to Paul J. Keeler 22
10.54	Letter Agreement dated January 28, 2005 between TecCapital, Ltd. and SmartServ. 22
10.55	Letter Agreement between Robert M. Pons and SmartServ, amending Employment Agreement dated March 12, 2004 22
10.56	Letter Agreement between Timothy G. Wenhold and SmartServ, amending Employment Agreement dated March 12, 2004 22
21.1	List of Subsidiaries+
23.1	Consent of Grant Thornton, LLP+
23.2	Consent of Carlin, Charron & Rosen, LLP +
24.1	Power of Attorney+

+	Filed herewith

1	Filed as an exhibit to our Form 8-K, dated November 13, 2003
2	Filed as an exhibit to our Form 8-K, dated March 3, 2003
3	Filed as an exhibit to our Proxy Statement for the 2002 Annual Meeting of Stockholders
4	Filed as an exhibit to Amendment No. 3 to our registration statement on Form S-3 (Registration No. 333-100193) on February 11, 2003
5	Filed as an exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2001
6	Filed as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000
7	Filed as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999
8	Filed as an exhibit to our Registration Statement on Form SB-2 (Registration No. 333-114)
9	Filed as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996
10	Filed as an exhibit to our Proxy Statement dated October 10, 1996
11	Filed as an exhibit to our Registration Statement on Form SB-2 (Registration No. 333-43258) on August 7, 2000
12	Filed as an exhibit to our Form 8-K, dated March 4, 2004
13	Filed as an exhibit to our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003
14	Filed as an exhibit to our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003
15	Filed as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002
16	Filed as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 on April 13, 2004
17	Filed as an exhibit to our Registration Statement on Form SB-2 (Registration No. 333-115462) on May 13, 2004.
18	Filed as an exhibit to Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 333-115462) on July 27, 2004.
19.	Filed as an exhibit to our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.
20.	Filed as an exhibit to our Form 8-K, dated January 13, 2005.
21.	Filed as an exhibit to our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 on April 15, 2005.
22.	Filed as an exhibit to our Form 10-QSB for the quarter ended March 31, 2005.
23.	Filed as an exhibit to our Form 8K, dated September 7, 2005.

Item 28	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(i)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(A) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(B) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C) include any additional or changed material information on the plan of distribution.

(ii)
For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(iii)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Plymouth Meeting, Commonwealth of Pennsylvania on September 30, 2005.

SMARTSERV ONLINE, INC.

By:	/s/ Robert M. Pons

Robert M. Pons Chief Executive Officer

Each person whose signature appears below constitutes and appoints Robert M. Pons and Len von Vital, jointly and severally, his attorneys-in-fact and agents, each with the power of substitution, to sign for him in any and all capacities any amendments (including any post-effective amendments) to this registration statement on Form SB-2, and to sign any registration statements for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and any post-effective amendments thereto, and to file any and all of the foregoing, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Robert M. Pons	Director and Chief Executive Officer	September 30, 2005
Robert M. Pons	(Principal Executive Officer)

/s/ Len von Vital	Chief Financial Officer	September 30, 2005
Len von Vital	(Principal Financial and Accounting Officer)

/s/ Paul J. Keeler	Chairman of the Board of Directors	September 30, 2005
Paul J. Keeler

/s/ John E. Goode	Director	September 30, 2005
John E. Goode

/s/ Paul L. Melchiorre	Director	September 30, 2005
Paul L. Melchiorre

/s/ Robert Hartnett	Director	September 30, 2005
Robert Harnett

List of Exhibits

Exhibit	Description
5.1	Legal Opinion of Stradley Ronon Stevens & Young, LLP
21.1	List of Subsidiaries
23.1	Consent of Grant Thornton LLP
23.2	Consent of Carlin, Charron & Rosen, LLP
23.3	Consent of Stradley Ronon Stevens & Young, LLP (contained in Exhibit 5.1 above)